EXHIBIT 2.1

EXECUTION COPY

SHARE TRANSFER AGREEMENT

BY AND AMONG

DOLBY LABORATORIES, INC.,

DOLBY SWEDEN HOLDING AB,

THE SELLERS SET FORTH ON SCHEDULE A,

CIMON INVESTMENT MANAGERS AB, AS SHAREHOLDER REPRESENTATIVE,

AND

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

Dated as of November 8, 2007

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(Cont’d)

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(Cont’d)

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(Cont’d)

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Article XI APPENDIX A		1

11.1	Defined Terms	1

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INDEX OF APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES

Appendix A	List of Defined Terms

EXHIBITS

Exhibit A	[reserved]
Exhibit B	Form of Director Resignation and Release Letter
Exhibit C	Form of Minority Holder Offer
Exhibit D	Forms of Legal Opinions of Counsel to the Company
Exhibit E	Form of Assignment Agreement

SCHEDULES

Schedule A	Schedule of Sellers
Schedule B	Schedule of Share Sellers and Allocation of Sellers’ Shares
Schedule C	Schedule of Warrant Sellers and Allocation of Seller Warrants
Schedule D	Schedule of Debenture Holders and Allocation of Company Convertible Debentures
Schedule E	Schedule of Key Employees
Schedule F	Schedule of Assignment Agreement Signer

Schedule 2.2(a)	Schedule of Per Seller Purchase Price
Schedule 2.2(b)	Schedule of Per Seller Warrant Purchase Price
Schedule 2.5	Schedule of Withholding Taxes
Schedule 6.10(a)	Schedule of Excluded Third Party Expenses
Schedule 6.10(b)	Statement of Expenses
Schedule 6.11	Allocation Certificate
Schedule 7.2(d)(i)	Schedule of Third Party Contract Consents
Schedule 7.2(d)(ii)	Schedule of Third Party Contract Terminations and Modifications
Schedule 7.2(d)(iii)	Schedule of Third Party Contract Notice Requirements
Schedule 7.2(e)	Schedule of Individuals to Sign Proprietary Rights Agreements
Schedule 7.2(t)	Confirmation of Payment Arrangements for Certain of Service Providers Related to Third Party Expenses
Schedule 7.4(a)(x)	Schedule of Agreements Incurring Obligations in Favor of Sellers
Schedule 8.2(a)(xii)	Schedule of Specified Contractual Liabilities
Schedule 8.3(d)(iv)	Schedule of Exclusions from Indemnification
Schedule 11.1(gg)	Schedule of Certain Customers
Schedule 11.1(bbbbb)	Schedule of Minority Holders
Schedule 11.1(nnnnnnn)	Schedule of Subsidiaries of the Company
Schedule 11.1(xxxxxx)	Schedule of Senior Managers

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SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (the “Agreement”) is made and entered into as of November 8, 2007 by and among Dolby Laboratories, Inc., a California corporation (“Parent”), Dolby Sweden Holding AB, a limited liability company organized under the laws of Sweden (“Purchaser”) and a wholly owned subsidiary of Parent, CIMON Investment Managers AB, as a representative of all shareholders of the Company (the “Shareholder Representative”), the Persons set forth on Schedule A hereto (each a “Seller” and collectively, the “Sellers”) and U.S. Bank National Association, as Escrow Agent hereunder (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

RECITALS

A. As of the execution date of this Agreement, Coding Technologies, AB, Reg. No. 556542-4222, a company duly incorporated and organized under the laws of Sweden, having its principal office at c/o Advokatfirman Vinge KB, Box 1703, 111 87, Stockholm, Sweden (the “Company”), has a share capital of SEK 1,179,462 divided into 11,794,620 outstanding shares (the “Shares”) and, on a fully diluted basis (including all shares of Company Capital Stock issuable upon exercise or conversion, as applicable, of the Company Warrants and the Company Convertible Debentures), SEK 1,435,104 divided into 14,351,040 shares (the “Fully Diluted Shares”).

B. The Sellers listed on Schedule B of this Agreement (the “Share Sellers”) own 11,379,899 Shares in the Company (the “Sellers’ Shares”), representing 96.5% of all registered shares in the Company. As of immediately prior to the Closing Date, Schedule B shall be deemed to be automatically updated, without any action by any of the parties, to include the names of (i) all Other Sellers who have exercised Seller Warrants or converted Company Convertible Debentures between the date of this Agreement and the Closing Date and (ii) all Minority Holders who, between the date of this Agreement and the Closing Date, become signatories to this Agreement in order to sell their Minority Shares (or have exercised Minority Warrants in order to sell the resulting shares).

C. The Company has issued warrants to subscribe for new shares (the “Company Warrants”) a portion of which (hereinafter referred to as the “Seller Warrants”) are held by the Sellers listed on, and in the amounts as set forth on, Schedule C of this Agreement (the “Warrant Sellers”). As of immediately prior to the Closing Date, Schedule C shall be deemed to be automatically updated, without any action by any of the parties, (i) to delete the names of all Warrant Sellers who have exercised Seller Warrants between the date of this Agreement and the Closing Date and (ii) to include the names of all Minority Holders who, between the date of this Agreement and the Closing Date, become signatories to this Agreement in order to sell their Minority Warrants. Together, the Sellers’ Shares and Seller Warrants represent 94.3% of the all Fully Diluted Shares.

D. The Company has issued Company Convertible Debentures that are convertible into new shares (such Company Convertible Debentures, together with the Seller Warrants, the “Other Securities”) to the Sellers listed on, and in the amounts as set forth on, Schedule D of this Agreement (the “Debenture Holders” and, collectively with the Warrant Sellers, the “Other

Sellers”). As of immediately prior to the Closing Date, Schedule D shall be automatically updated, without any action by any of the parties, to delete the names of all Debenture Holders who have converted Company Convertible Debentures between the date of this Agreement and the Closing Date.

E. Pursuant to the terms and conditions of this Agreement, between the date of this Agreement and the Closing Date, all Company Convertible Debentures shall be converted into, and a portion of the Seller Warrants may be exercised for, as applicable, new shares of the Company (which new shares shall also be deemed to be Sellers’ Shares for purposes of this Agreement and which Other Sellers shall be deemed to be Share Sellers upon such exercise and/or conversion, as applicable).

F. The Sellers listed on Schedule B, Schedule C and Schedule D, collectively, represent more than ninety percent (90%) of all Fully Diluted Shares.

G. The Share Sellers (including the Debenture Holders and any Warrant Sellers who elect to exercise Seller Warrants prior to Closing) wish to sell to Purchaser, and Purchaser wishes to purchase from such Share Sellers, 100% of the Sellers’ Shares (including those new shares issuable upon exercise and/or conversion of such Other Securities), and the Warrant Sellers who have elected not to exercise Seller Warrants prior to Closing wish to sell to Purchaser, and Purchaser wishes to purchase from such Warrant Sellers, 100% of the unexercised Seller Warrants, all in exchange for the consideration and on the terms and conditions otherwise set forth herein (the “Acquisition”).

H. As a condition and inducement to Purchaser to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the individuals identified on Schedule E (the “Key Employees”) have executed retention bonus, non-competition and/or non-solicitation agreements with the Company or the Company’s German subsidiary, as applicable, effective upon the Closing (the “Key Employee Agreements”).

I. As a condition and inducement to Purchaser to enter into this Agreement and incur the obligations set forth herein, prior to or concurrently with the execution and delivery of this Agreement, the individual identified on Schedule F has executed an Intellectual Property Assignment Agreement with the Company, in substantially the form attached as Exhibit E (the “Assignment Agreement”).

J. A portion of the consideration otherwise payable by Purchaser to the Sellers shall be placed in escrow by Purchaser as security for the indemnification obligations set forth in this Agreement.

K. The Sellers, on the one hand, and Parent and Purchaser, on the other hand, each desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, capitalized terms not otherwise defined herein have the meanings set forth in Appendix A.

1.2 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(i) Words and phrases defined or referred to in English law statutory provisions have the same meanings when used in this Agreement.

ARTICLE II

THE ACQUISITION

2.1 Purchase and Sale.

(a) Sale of the Sellers’ Shares.

(i) At the Closing and subject to and upon the terms and conditions of this Agreement, the Share Sellers will sell, transfer, convey and deliver to Purchaser and Purchaser will purchase and acquire from the Share Sellers, good and valid title to all of the Sellers’ Shares, free and clear of all Liens and with full title guarantee.

(ii) Each of the Share Sellers waives any rights of pre-emption that such Share Seller may have in relation to any of the Sellers’ Shares and undertakes to take all steps to ensure that any rights of pre-emption over any of the Sellers’ Shares are waived prior to Closing.

(b) Sale of the Seller Warrants.

(i) At the Closing and subject to and upon the terms and conditions of this Agreement, to the extent any Seller Warrants have not been exercised as of immediately prior to the Closing, the remaining Warrant Sellers will sell, transfer, convey and deliver to Purchaser and Purchaser will purchase and acquire from the remaining Warrant Sellers, good and valid title to all of the Seller Warrants, free and clear of all Liens and with full title guarantee.

(ii) Each of the Warrant Sellers waives any rights of pre-emption that such Warrant Seller may have in relation to any of the Seller Warrants and undertakes to take all steps to ensure that any rights of pre-emption over any of the Seller Warrants are waived prior to Closing.

2.2 Purchase Price.

(a) Purchase Price for the Sellers’ Shares. In consideration for the sale of the Sellers’ Shares pursuant to Section 2.1(a) hereof, upon the terms and subject to the conditions of this Agreement, Purchaser shall pay to the Share Sellers for each individual Share an amount determined as follows: (X) (i) the Adjusted Purchase Price plus (ii) the aggregate exercise price for any unexercised Seller Warrants purchased pursuant to Section 2.2(b) of this Agreement divided by (Y) the number of Fully Diluted Shares and shall be referred to herein, and reflected on the Allocation Certificate as, the “Per Seller Share Purchase Price,” which amount shall be set forth in Schedule 2.2(a) and in the Allocation Certificate.

(b) Purchase Price for the Seller Warrants. To the extent any Seller Warrants have not been exercised as of immediately prior to the Closing Date, in consideration for the sale of the remaining Seller Warrants pursuant to Section 2.1(b) hereof, upon the terms and subject to the conditions of this Agreement, Purchaser shall pay to the Warrant Sellers for each Seller Warrant the “Per Seller Warrant Purchase Price,” which amount shall be determined as follows: the product of (i) the number of new shares issuable upon exercise of such Seller Warrant multiplied by (ii) the difference of (X) the Per Seller Share Purchase Price minus (Y) the exercise price per share of such Seller Warrant. The Per Seller Warrant Purchase Price shall be set forth in Schedule 2.2(b) and in the Allocation Certificate.

2.3 The Closing. Upon the terms and subject to the conditions of this Agreement, the purchase of the Sellers’ Shares and the Seller Warrants and the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”), which shall take place as promptly as practicable after the execution and delivery of this Agreement and the documents and instruments as set forth herein, and following the satisfaction or waiver of the conditions set forth in Article VII hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, NY 10019 and/or at the offices of Advokatfirman Vinge KB, Smålandsgatan 20, SE-11187 Stockholm, Sweden in respect of the Closing Deliverables under Section 7.4 below. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken place simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries and actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.4 The Second Closing. In the event that any Minority Holders elect to sell (or exercise and sell in the case of Company Warrants) any Minority Shares and Warrants following the Closing Date, Purchaser shall, upon the terms and subject to the conditions of this Agreement, purchase the Shares and Company Warrants of such Minority Holders at a second closing (the “Second Closing”), which shall take place on the four (4) week anniversary of the Closing Date at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, NY 10019 and/or at the offices of Advokatfirman Vinge KB, Smålandsgatan 20, SE-11187 Stockholm, Sweden in respect of the Closing Deliverables under Section 7.4 below (it being understood that so long as there is at least one Company Warrant outstanding as of the Second Closing, Purchaser shall not be required to conduct the Second Closing unless there is at least one Share remaining outstanding). All documents delivered and actions taken at the Second Closing shall be deemed to have been delivered or taken place simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries and actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced. The date upon which the Second Closing actually occurs shall be referred to herein as the “Second Closing Date.” Without any further action on the part of the Sellers or Purchaser, automatically upon the Second Closing, Schedule B and Schedule C shall be deemed to be updated to include the names of all Minority Holders who become signatories to this Agreement between the Closing Date and the Second Closing Date in order to sell their Minority Shares or Minority Warrants, as applicable. Upon the Second Closing Date, each such selling Minority Holder will be deemed to be a “Seller” for all purposes of this Agreement and all representations and warranties set forth in Section 3.31 to Section 3.36 shall be true and correct as of the Second Closing Date and all other representations of the Sellers by such selling Minority Holder shall be true and correct as of the Closing Date. Any adjustments required to be made to the Tax Deposit Account, the Escrow Fund, the Working Capital Escrow Fund or the Shareholder Representative Distribution Account, as a

result of sales and purchases pursuant to the Second Closing, shall be reflected in a revised Allocation Certificate to be provided to Purchaser by the Shareholder Representative no later than two (2) Business Days prior to the Second Closing, and the Shareholder Representative shall make all corresponding adjustments to such accounts immediately following the Second Closing. The Shareholder Representative shall be authorized to make such distributions to the Sellers who sold Shares or Company Warrants in the Closing with respect to proceeds otherwise payable to the Minority Holders selling their Minority Shares or Minority Warrants in the Second Closing, to reflect the Sellers’ pro rata portion of the Escrow Amount and Working Capital Escrow Amount.

2.5 Withholding Taxes and Tax Deposit Account. Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Seller, including any holder of Seller Warrants, such amounts as may be required to be deducted or withheld under any provision of applicable federal, local or foreign tax law or under any applicable legal requirement, including, but not limited to, any amounts required to have been withheld by the Company or its Subsidiaries in connection with any Seller Warrants. At the Closing, Purchaser shall deposit into an account (the “Tax Deposit Account”) an amount of cash (deducted on an individualized basis from the portion of the Adjusted Purchase Price otherwise payable to the Employee Warrant Sellers) equal to the Tax Deposit Amount. Purchaser shall be deemed to have deposited into the Tax Deposit Account, on behalf of each Employee Warrant Seller such Employee Warrant Seller’s portion of the Tax Deposit Amount as set forth in the Allocation Certificate. To the extent any such amounts are so deducted, withheld or deposited, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid and Purchaser shall cause the Company to remit such withheld funds to the appropriate taxing authority. Schedule 2.5 sets forth all amounts to be withheld from any consideration payable pursuant to this Agreement to any holder of Seller Warrants.

2.6 Purchase Price Adjustment and Post-Closing Procedures.

(a) Adjusted Purchase Price by Company. At least five (5) calendar days prior to the Closing Date, the Sellers shall cause the Company to deliver to Purchaser (A) an unaudited consolidated balance sheet of the Company estimated as of the Closing Date (the “Company Closing Balance Sheet”), (B) a statement (the “Company Closing Working Capital Statement”) of the Working Capital of the Company estimated as of the Closing Date (“Company Closing Working Capital”), which shall include a variance analysis that summarizes and explains the changes reflected in the Company Closing Balance Sheet from the Current Balance Sheet for each balance sheet line item, and (C) the Company’s calculation of the Net Cash, the Preliminary Company Working Capital Adjustment Amount, the Estimated Adjustment Amount and the Adjusted Purchase Price based upon the foregoing statements prepared by the Company. The Sellers shall cause the Company Closing Balance Sheet, the Company Closing Working Capital Statement and the calculations based thereon to be certified by the Chief Executive Officer and the Chief Financial Officer of the Company as having been prepared in accordance with the principles set forth below. The Sellers shall cause the Company Closing Balance Sheet (x) to be prepared in accordance with GAAP (except that the Company Closing Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financials and the Current Balance Sheet, and (y) to fairly and accurately present the Sellers’ good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date. The Sellers shall cause the Company Closing Working Capital Statement (x) except as set forth in the definition of “Working Capital,” to be prepared in accordance with GAAP applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financials, the Current Balance Sheet and the Company Closing Balance Sheet, including without limitation, that all expenses have been recorded in accordance with GAAP and all revenue has been recorded in a manner consistent with the Year-End Financials and the Interim Financials, and (y) to fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Company Closing Working Capital. Purchaser shall have four (4) calendar days to review the Company’s Closing Balance Sheet, Company’s Closing Working Capital Statement and the attached calculations based thereon, after which, unless reasonably objected by Purchaser, for purposes of this Section 2.6, the Company Closing Balance Sheet and Company Working Capital Statement shall be binding on the Parties hereto, subject to the terms of Section 2.6(b).

(b) Post-Closing Purchase Price Correction By Purchaser. Purchaser shall, within sixty (60) calendar days following the Closing Date (the “Correction Period”), prepare (or cause to be prepared) and delivered to the Shareholder Representative (A) an unaudited consolidated balance sheet of the Company as of the Closing Date (“Purchaser Closing Balance Sheet”), (B) a statement (“Purchaser Closing Working Capital Statement”) of Working Capital as of the Closing, which shall include a variance analysis that summarizes and explains the changes reflected in the Purchaser Closing Balance Sheet from the Current Balance Sheet for each balance sheet line item, and (C) Purchaser’s calculation of the “Adjusted Purchase Price” based upon the foregoing statements prepared by Purchaser and taking into account any changes in the amount of “Net Cash” at Closing, as calculated by Purchaser, the Purchaser Working Capital Adjustment Amount and the Purchaser Closing Adjustment Amount (the “Corrected Purchase Price”) (together with the Corrected Purchase Price, the Purchaser Closing Balance Sheet and the Purchaser Closing Working Capital Statement, referred to as “Purchase Price Adjustment Deliverables”). The Purchaser Closing Balance Sheet (x) shall be prepared in accordance with GAAP (except that the Purchaser Closing Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the same accounting policies and procedures used to prepare the Financials, and (y) shall fairly and accurately present Purchaser’s good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date. The Purchaser Closing Working Capital Statement (x) except as set forth in the definition of “Working Capital,” shall be prepared in accordance with GAAP applied consistently with respect to the same accounting policies and procedures used to prepare the Financials, including without limitation, that all expenses have been recorded in accordance with GAAP, and all revenue has been recorded in a manner consistent with the Year-End Financials and (y) shall fairly and accurately present Purchaser’s good faith best estimate (based on reasonable assumptions) of the Company’s Working Capital at Closing.

(c) Final Closing Purchase Price Correction Procedures.

(i) Review Period. Within fifteen (15) Business Days following the Shareholder Representative’s receipt of the Purchaser’s Purchase Price Adjustment Deliverables (the “Review Period”), the Shareholder Representative shall notify Purchaser in writing if the Shareholder Representative disagrees with any matters set forth within the Purchase Price Adjustment Deliverables (the “Notice of Dispute”). The Notice of Dispute shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Shareholder Representative’s determination of any disputed amounts. If no Notice of Dispute is received by Purchaser within the Review Period, then (1) the Shareholder Representative shall be deemed to have irrevocably consented and agreed, for and on behalf of the Closing Date Company Sellers to each item and amount set forth in the Purchase Price Adjustment Deliverables and (2) the Purchase Price Adjustment Deliverables shall become final and binding upon the parties in accordance with Section 2.6(c)(iii).

(ii) Consultation Period. During the fifteen (15) Business Days immediately following the delivery of a Notice of Dispute (the “Consultation Period”), the Shareholder Representative and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Dispute, and any resolution in writing by the Shareholder Representative and Purchaser as to any matter specified in the Notice of Dispute shall be final, binding and conclusive in accordance with Section 2.6(c)(iii).

(iii) Third Party Review. If, at the end of the Consultation Period, Purchaser and the Shareholder Representative have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Dispute, then the parties shall submit all matters that remain in dispute with respect to the Notice of Dispute (along with a copy of the Purchaser Closing Balance Sheet and Purchaser Closing Working Capital Statement, marked to indicate those line items that are not in dispute) to a nationally recognized accounting firm that is mutually agreeable (such agreement not to be unreasonably withheld or delayed) to both Parties (the “Independent Accounting Firm”), which accounting firm shall not have provided accounting services to any of Parent, Purchaser or the Company during the three-year period immediately prior to its selection. In the event Purchaser and the Shareholder Representative are unable to reach agreement on the identity of the Independent Accounting Firm, Purchaser shall select and Purchaser and the Shareholder Representative shall engage one of the “big four” accounting firms that has not provided audit services to either Parent, Purchaser or the Company within two years of the date of this Agreement. The Independent Accounting Firm shall resolve only the matters specified in the Notice of Dispute upon which the Shareholder Representative and Purchaser have been unable to agree (including all items on the Purchaser Closing Balance Sheet and Purchaser Closing Working Capital Statement that are affected by the resolution of such disputed matters). The Independent Accounting Firm, as soon as practicable after appointment, shall consult with the Shareholder Representative and Purchaser. Each of the Parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm and each such Party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such Party with respect to any such disputed item or amount, which shall be considered by such Independent Accounting Firm as it deems appropriate. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts as to which there is a dispute between Purchaser and the Shareholder Representative, and (3) be instructed to reach its conclusions regarding any such dispute within fifteen (15) Business Days after its appointment and provide a written explanation of its decision, including its conclusions as to the appropriate amount of each of the disputed matters in the Purchaser Closing Balance Sheet and Purchaser Closing Working Capital Statement as to which the Shareholder Representative and Purchaser disagree as set out in the Notice of Dispute, and such decision shall be binding on the parties to this Agreement in the absence of manifest error. With respect to each disputed matter, such determination, if not in accordance with the position of either Purchaser or the Shareholder Representative shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Shareholder Representative in the Notice of Dispute or Purchaser in the Purchaser Closing Balance Sheet and Purchaser Closing Working Capital Statement with respect to such disputed matters. All expenses relating to the engagement of the Independent Accounting Firm (the “Independent Accounting Firm Expenses”) shall be shared equally by Purchaser and the Shareholder Representative on behalf of the Sellers, it being understood and agreed that except as otherwise set forth in this Agreement, any such expenses shall be borne by the Sellers directly and shall not be deducted from the Escrow Amount or any funds of Purchaser or the Company. The Independent Accounting Firm shall determine all disputed item(s) and amount(s) and its decision in respect thereof shall be final and binding upon Purchaser and the Shareholder Representative and a copy of the final determination of the Independent Accounting Firm shall be delivered to the Escrow Agent. The closing balance sheet that is final and binding on the Parties, as determined either through deemed acceptance pursuant to Section 2.6(c)(i), the agreement of the Parties pursuant to Section 2.6(c)(ii), or as determined by the Independent Accounting Firm pursuant to this Section 2.6(c)(iii), is referred to as the “Final Closing Balance Sheet”. The amount of Working Capital at Closing shall be referred to as the “Final Closing Working Capital”; the amount of Net Cash at Closing shall be referred to as the “Final Closing Net Cash”; and the adjustment amount at Closing shall be referred to as the “Final Closing Adjustment Amount.”

(d) Actual Purchase Price Adjustments and Special Escrow Fund.

(i) Closing Purchase Price Negative Adjustment. In the event that the Estimated Adjustment Amount as determined by the Company pursuant to Section 2.6(a) is negative, then the Base Purchase Price on the Closing Date shall be reduced by the full amount of the absolute value of the Estimated Adjustment Amount (whether positive or negative, the adjusted Base Purchase Price shall be referred to as the “Company Adjusted Base Purchase Price”).

(ii) Closing Purchase Price Positive Adjustment; Creation of Special Escrow Fund. In the event that the Estimated Adjustment Amount as determined pursuant to Section 2.6(a) is positive, then on the Closing Date, Parent or Purchaser shall deposit or cause to be deposited an amount in cash equal to the Estimated Adjustment Amount with the Escrow Agent, such deposit (together with interest and other income thereon) to constitute the working capital escrow fund (the “Working Capital Escrow Fund”); provided, however, that if the Estimated Adjustment Amount exceeds the greater of (X) two million dollars ($2,000,000) and (Y) twenty-five percent (25%) of the Preliminary Company Working Capital Adjustment Amount, then the amount of such excess (the “Threshold Adjustment Amount”) shall be added to the Base Purchase Price on the Closing Date and such sum shall be deemed to be the “Company Adjusted Base Purchase Price” (such amount to be deposited in a separate escrow being referred to as the “Working Capital Escrow Amount”).

(iii) Purchase Price Adjustment Payments.

(A) If the Base Purchase Price is reduced pursuant to the adjustments set forth in Section 2.6(d)(i), then:

a) if the Final Closing Adjustment Amount is less than Estimated Adjustment Amount, then on the third Business Day following the determination of the Final Closing Adjustment Amount, Purchaser and the Shareholder Representative shall deliver to the Escrow Agent a joint instruction instructing the Escrow Agent to release to Purchaser a portion of the Escrow Fund equal to the full amount by which the Estimated Adjustment Amount exceeds the Final Closing Adjustment Amount (such amount, the “Correction Amount”) (for the avoidance of doubt, in such event Purchaser need not comply with the provisions of Section 8.5 of this Agreement governing indemnification procedures and the Correction Amount shall not be subject to the Basket set forth in Section 8.3 hereof); and

b) if the Final Closing Adjustment Amount is greater than Estimated Adjustment Amount, then on the Business Day following the determination of the Final Closing Adjustment Amount, then Parent or Purchaser shall deliver to the Shareholder Representative Distribution Account an aggregate amount in cash equal to the full amount by which the Final Closing Adjustment Amount exceeds the Estimated Adjustment Amount for distribution to the Sellers in accordance with Section 2.2.

(B) If the Base Purchase Price is not reduced pursuant to the adjustments set forth in Section 2.6(d)(i), then:

a) if the Final Closing Adjustment Amount equals the Estimated Adjustment Amount, then on the Business Day following the determination of the Final Closing Adjustment Amount, Purchaser and the Shareholder Representative shall deliver to the Escrow Agent a joint instruction instructing the Escrow Agent to release the full Working Capital Escrow Fund to the Shareholder Representative Distribution Account for distribution to the Sellers in accordance with Section 2.2; and

b) if the Final Closing Adjustment Amount is greater than Estimated Adjustment Amount, then on the Business Day following the determination of the Final Closing Adjustment Amount:

i) Purchaser and the Shareholder Representative shall deliver to the Escrow Agent a joint instruction instructing the Escrow Agent to release the full Working Capital Escrow Fund to the Shareholder Representative to pay from the Shareholder Representative Distribution Account to the Sellers in accordance with Section 2.2; and

ii) Parent or Purchaser shall deliver to the Shareholder Representative Distribution Account an aggregate amount in cash equal to the amount by which (x) the Final Closing Adjustment Amount (less the Threshold Adjustment Amount) exceeds (y) the Working Capital Escrow Fund for distribution to the Sellers in accordance with Section 2.2; and

c) if the Final Closing Adjustment Amount is less than Estimated Adjustment Amount, then on the Business Day following the determination of the Final Closing Adjustment Amount, Purchaser and the Shareholder Representative shall deliver to the Escrow Agent a joint instruction instructing the Escrow Agent to release:

i) to Purchaser or Parent (as Parent shall direct) that portion of the Working Capital Escrow Fund equal to the full amount by which the Estimated Adjustment Amount exceeds the Final Closing Adjustment Amount; and

ii) in the event the Working Capital Escrow Fund is less than the full amount by which the Estimated Adjustment Amount exceeds the Final Closing Adjustment Amount, to Purchaser or Parent (as Parent shall direct) a portion of the Escrow Fund equal to the amount by which such excess exceeds the Working Capital Escrow Fund; and

iii) the amount, if any, by which the Working Capital Escrow Fund exceeds the full amount by which the Estimated Adjustment Amount exceeds the Final Closing Adjustment Amount to the Shareholder Representative to pay from the Shareholder Representative Distribution Account to the Sellers in accordance with Section 2.2.

(e) Purchase Price Adjustment with respect to Pre-Closing Taxes. At least five (5) calendar days prior to the Closing Date, the Sellers shall cause the Company to deliver to Purchaser a statement (the “Company Tax Statement”) setting forth the Company’s good faith best estimate of the amount of unpaid Pre-Closing Taxes (the “Estimated Pre-Closing Taxes”). The Company Tax Statement shall be prepared based on reasonable assumptions and in a manner consistent with the past practices of the Company and its Subsidiaries in preparing their Tax Returns, and shall be certified as having been so prepared by the Chief Executive Officer and the Chief Financial Officer of the Company. The Base Purchase Price deliverable by Purchaser at Closing shall be reduced on a dollar-for-dollar basis by the Estimated Pre-Closing Taxes. During the Correction Period, Purchaser may, and in the event there is a difference between the Preliminary Working Capital Adjustment Amount and the Final Closing Working Capital Adjustment Amount, Purchaser shall, prepare (or cause to be prepared), and delivered to the Shareholder Representative a statement (the “Purchaser Tax Statement”) setting forth Purchaser’s good faith best estimate (based on reasonable assumptions and in a manner consistent with the Company’s past practices, except as otherwise required by applicable law) of the unpaid Pre-Closing Taxes taking into account the tax impact of the difference in revenue that may be reflected in the difference between the Preliminary Working Capital Adjustment Amount and the Final Closing Working Capital

Adjustment Amount; provided, however, that the Purchaser Tax Statement shall not be determinative of whether or not the Company has liability to a Governmental Entity for any Pre-Closing Taxes. Any differences between the Company Tax Statement and the Purchaser Tax Statement shall be resolved in accordance with the procedures set forth in Section 2.6(c) above, and the amount of unpaid Pre-Closing Taxes as so determined shall be referred to as the “Adjusted Pre-Closing Taxes.” If the Adjusted Pre-Closing Taxes exceed the Estimated Pre-Closing Taxes, such excess may be offset against any payment by Parent, Purchaser or the Escrow Agent for the benefit of the Sellers pursuant to Section 2.6(d)(iii), and any excess remaining thereafter shall be released to Parent from the Working Capital Escrow Fund or the Escrow Fund. If the Estimated Pre-Closing Taxes exceed the Adjusted Pre-Closing Taxes, such excess shall be placed in the Escrow Fund, and shall be governed by the terms of Section 8.7 of this Agreement.

2.7 Escrow Deposits & Payment Procedures.

(a) Escrow Deposits. At the Closing, Purchaser shall deposit with the Escrow Agent an amount of cash equal to the Escrow Amount, which shall be deducted from the Adjusted Purchase Price otherwise payable. Purchaser shall be deemed to have deposited with the Escrow Agent, on behalf of each Seller such Seller’s pro rata portion of the Escrow Amount, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up), as set forth in the Allocation Certificate.

(b) Closing Payments. At the Closing, Purchaser shall pay, or cause to be paid, to the Shareholder Representative Distribution Account, aggregate cash equal to (1) the Adjusted Purchase Price minus (2) the sum of (w) the Escrow Amount plus (x) the Working Capital Escrow Amount plus (y) the Tax Deposit Amount plus (z) the Minority Holders Amount, allocated as follows:

(i) for each Share Seller, the Per Seller Share Purchase Price less such Share Seller’s pro rata portion of the Escrow Amount (as calculated and set forth in the Allocation Certificate); and

(ii) for each Warrant Seller, if any, the Per Seller Warrant Purchase Price less (X) such Warrant Seller’s pro rata portion of the Escrow Amount less (Y) such Warrant Seller’s individual portion of the Tax Deposit Amount, if applicable (as calculated and set forth in the Allocation Certificate).

2.8 Additional Adjustments to Purchase Price. The per share amounts of the Adjusted Purchase Price payable to holders of Company Capital Stock, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Closing.

2.9 Company Convertible Debenture Holder Obligations. The Company Convertible Debentures, having the right to convert into 600,000 new shares of Company Capital Stock, shall be converted by the holder of such Company Convertible Debentures immediately prior or as soon as practicable after the execution of this Agreement by (i) the holder of the Company Convertible Debentures submitting written requests to the Company for the conversion of the Company Convertible Debentures, (ii) the Company via its bank (Sw: Emissionsinsitut) instructing VPC to create interim shares, if applicable, as well as new shares, and (iii) the Company giving instructions to the Commissioner for Corporate Affairs (Sw: Kommissionären för aktiebolagsärenden AB) for the filing of the application documents with the Swedish Companies Registration Office before Closing. The holder of such Company Convertible Debentures shall use all commercially reasonable efforts to procure that the conversion of the Company Convertible Debentures is properly filed for registration by the Swedish Companies Registration Office, that interim shares are created in the VPC system, if applicable, that the new shares are created by VPC in the VPC system and registered on the VPC account or custody account of the holder of such Company Convertible Debentures, as soon as possible after signing of this Agreement and no later than the date that is immediately prior to the Closing.

2.10 Warrant Exercises. As soon as practicable after the execution of this Agreement each holder of a Seller Warrant may exercise such Seller Warrant by submitting a written request to the Company for the exercise of such Seller Warrant and subscribing for the new shares by signing a subscription list that the Sellers shall cause the Company to prepare. Immediately after such actions are taken by a holder of a Seller Warrant, the Sellers shall cause (i) the Board of Directors of the Company to formally decide on the allocation of the new shares based on the subscriptions made, (ii) the Company, via its bank (Sw: Emissionsinstitut), to give instructions to VPC to create interim shares, if applicable, as well as new shares, and (iii) the Company to give instructions to the Commissioner for Corporate Affairs (Sw: Kommissionären för aktiebolagsärenden AB) for the filing of the application documents with the Swedish Companies Registration Office before Closing. The Exercise Price of the Seller Warrant will be paid to the Company on or before the Closing by the holders of the Seller Warrant and the Company shall make all withholdings and tax payments required with respect thereto pursuant to Section 2.5. Each of the holders of such exercised Seller Warrants and the Sellers shall use all commercially reasonable efforts to procure that the exercise of the Seller Warrants is properly filed for registration by the Swedish Companies Registration Office and that interim shares are created in the VPC system, if applicable, that the new shares are created by VPC in the VPC system and registered on the VPC account or custody account of the holder of such Seller Warrants, as soon as possible after signing of this Agreement and no later than the date that is immediately prior to the Closing.

2.11 SHA Sellers. Certain Sellers (the “SHA Sellers”) are party, either as original signatories or through accession, to a shareholders’ agreement executed July 12, 2006 (the “SHA”). The SHA provides for various rights and obligations between the SHA Sellers regarding their Shares, convertible notes, and other equity interests in the company, including, inter alia, preemption, “drag-along,” “tag-along” and redemption rights. The SHA Sellers hereby waive and relinquish all such rights they may have under the SHA, provided, however, that this waiver and relinquishment shall be null and void ab initio in the event that this Agreement is terminated in accordance with its terms. Under such circumstances, the SHA shall be treated by the SHA Sellers as if it had remained in effect with no such waiver.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to Purchaser and Parent, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers, it being understood that such exceptions shall qualify only the specific section, subsection, paragraph and subparagraph referenced and any other section, subsection, paragraph or subparagraph where it is reasonably clear upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed that the disclosure applies to such other section, subsection, paragraph or subparagraph) supplied by the Sellers to Purchaser and Parent (the “Sellers’ Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Closing, as though made at the Closing, as set forth in this Article III; provided that the representations and warranties set forth in Section 3.31 through Section 3.36 are made severally and not jointly by each of the Sellers (and, with respect to the Sellers who sell their Shares and Company Warrants at the Second Closing, such representations and warranties as are set forth in Section 3.31 through Section 3.36 shall be made as of such Second Closing):

3.1 Organization of the Company; Authority.

(a) The Company is duly incorporated and validly existing under the laws of Sweden. The Company has full corporate power and all necessary licenses, permits and authorizations to carry on its business as now conducted and to own, lease and operate the assets and properties necessary in connection therewith. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of its articles of association, as amended to date (the “Articles of Association”) and in full force and effect on the date hereof, to Purchaser. The Company Shareholders have not approved or proposed any amendment to the Articles of Association at a shareholders’ meeting or otherwise.

(b) Section 3.1(b) of the Sellers’ Disclosure Schedule lists the directors and Senior Managers of the Company and its Subsidiaries as of the date hereof. None of such directors and Senior Managers have any rights to indemnification from the Company or any of its Subsidiaries. There are no other Employees of the Company with similar or greater levels of responsibility or duties within the Company or any of its Subsidiaries to those individuals designated as Senior Managers or who have policy making authority. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 3.1(c) of the Sellers’ Disclosure Schedule lists every state or foreign jurisdiction in which the Company or any of its Subsidiaries has employees or facilities or otherwise currently conducts any material portion of its business.

(d) Each of the Company and its Subsidiaries has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and operate the assets held or used by it and carry out its activities in the manner in which its assets are currently owned, leased and used by it; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

3.2 Company Capital Structure.

(a) The authorized share capital of the Company is SEK 1,179,462, divided into 11,794,620 ordinary shares, of which all 11,794,620 shares are issued and outstanding as of the date of this Agreement. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a)(i) of the Sellers’ Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of Shares outstanding as of immediately prior to the Closing (assuming the exercise of all Company Warrants and the conversion of all Company Convertible Debentures) will be as set forth in Section 3.2(a)(i) of the Sellers’ Disclosure Schedule. The Shares are, as of October 25, 2007, held of record by the Persons with the domicile or business addresses and in the amounts set forth in the attached extract from the VPC register, attached hereto as Section 3.2(a)(ii) of the Sellers’ Disclosure Schedule, which further sets forth for each such Person the number of shares held. For the purposes of this Section 3.2(a), the term “of record” shall mean the persons set forth in the VPC register as of October 25, 2007, and for the avoidance of doubt, exclusively as of such date and not as of any other date. The Company has issued Company Warrants to the Persons, and in the amounts, as set forth in Section 3.2(a)(iii) of the Sellers’ Disclosure Schedule, which further sets forth for each such Person the number of Company Warrants so issued and the applicable exercise prices and expiration dates, and whether such Company Warrant has been exercised. The Company has delivered to Parent and Purchaser a true, correct and complete copy of the form of the Company Warrant in the form attached to Section 3.2(a)(iv) of the Sellers’ Disclosure Schedule and each issued and outstanding Company Warrant is identical in form (other than number of shares and exercise prices) as the form of Company Warrant so delivered. To the Knowledge of the Sellers, Section 3.2(a)(iii) of the Sellers’ Disclosure Schedule sets forth information regarding the beneficial owners of the Company Warrants as of the Closing, including the identity of such beneficial owners and the number of Company Warrants owned by such owners. Each Company Warrant had, on the date of grant, an exercise price of no less than the fair market value of the shares of Company Capital Stock subject to such Company Warrant. The Company has issued Company Convertible Debentures to the Persons, and in the amounts, as set forth in Section 3.2(a)(v) of the Sellers’ Disclosure Schedule, which further sets forth for each such Person the principal amount for each such Company Convertible Debenture, interest accrued through the date of this Agreement, if any, and the number of new shares of the Company issuable in respect of each such Company Convertible Debenture. The Company has delivered true, correct and complete copies of each issued and outstanding Company Convertible Debenture to Parent and Purchaser. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Association, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock and all of the Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Shareholder) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Shareholder) in accordance with any right of first refusal or similar right or limitation known to the Company, or properly waived or complied with. No shares of Company Capital Stock or Company Warrants were issued to any individual that is a resident or citizen of the United States or any entity with a principal place of business or primary business address in the United States. All Company Warrants are fully vested and exercisable and not subject to any rights of repurchase or forfeiture. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

(c) There are no outstanding loans to the board members, the managing director or any Senior Manager or shareholder of the Company or to any board member, managing director or officer of any of the Company’s Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. Except as set forth on Section 3.2(a)(iii) and Section 3.2(a)(v) of the Sellers’ Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company, or any of its Subsidiaries, is a party or by which the Company, or any of its Subsidiaries, is bound obligating the Company or any of its Subsidiaries, as the case may be, to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company, or any of its Subsidiaries. Except as contemplated hereby, to the Knowledge of the Sellers, there are no voting trusts (other than the SHA), proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Sellers’ Disclosure Schedule lists each entity (including, in the case of partnerships, associations an joint ventures, the identity of the co-parties to such entities) in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity, including but not limited to the Company’s Subsidiaries set forth on Schedule 11.1(nnnnnnn).

(b) One hundred percent (100%) of the share capital of each of the Company’s Subsidiaries is solely owned, of record (where applicable) and beneficially, by the Company. The Company’s German Subsidiary is a German limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany. The Sellers have delivered a true and correct copy of the Company’s German Subsidiary’s articles of association, as amended to date and in full force and effect on the date hereof, to Purchaser. All current matters and circumstances which have occurred prior to the date hereof which are required to be registered with the commercial registers of the Company’s German Subsidiary under German law are shown in the excerpt from the commercial registers of the Company’s German Subsidiary which is attached hereto as Schedule 3.3(b). The share capital of the Company’s German Subsidiary is divided into one share in the nominal amount of EUR 24,500 and one share in the nominal amount of EUR 500. Such shares in the Company’s German Subsidiary have been validly issued, are fully (vollständig und werthaltig) paid, either in cash or in kind, and have not been (openly or concealed) repaid, are non-assessable (i.e., there are no obligations pursuant to statutory laws or shareholder resolutions or otherwise to make further contributions (in cash or in kind)) and free from any Liens. There are no pre-emptive rights, rights of first refusals, option rights or any other rights of third parties to acquire any of the shares in the Company’s German Subsidiary. The shares in the Company’s German Subsidiary are, further, not subject to (i) trust agreement, silent partnership, sub-participation agreements, voting agreements or similar agreement or (ii) sale, contribution, or other contractual arrangement creating an obligation to transfer or encumber or otherwise create any Lien or right in respect of shares in the Company’s German Subsidiary. There are no option rights, pre-emption rights, subscription rights, conversion rights or similar rights with regard to future shares in the Company’s German Subsidiary, except for any such rights arising pursuant to the applicable statutory provisions. No insolvency proceedings have been applied for or commenced in relation to the Company’s German Subsidiary nor have any enforcement proceedings been applied for or commenced with respect to any assets of the Company’s German Subsidiary. No circumstances exist which would justify an application for, or the commencement of any insolvency proceedings in relation to the Company’s German Subsidiary; in particular, the Company’s German Subsidiary is neither over-indebted or illiquid nor is illiquidity impending.

(c) Except as otherwise provided in Section 3.3(a) of the Sellers’ Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any entity.

(d) Neither the Company nor any of its Subsidiaries has agreed, nor are any of them obligated, to make any future investment in or capital contribution to any Person or entity.

(e) Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) with respect to the entity set forth on Section 3.3(e) of the Sellers’ Disclosure Schedule.

3.4 No Conflict. The execution and delivery of this Agreement and any Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Articles of Association, as amended, (b) any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 3.4 of the Sellers’ Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company and its Subsidiaries under such Contracts from and after the Closing. Immediately following the Closing, the Company and its Subsidiaries will be permitted to exercise all of their respective rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or one of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.5 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other international, federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company or its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company or materially adversely affect the ability of the Parties hereto to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing and (c) any required notifications under the HSR Act and any material foreign antitrust laws, as applicable.

3.6 Company Financial Statements. Section 3.6 of the Sellers’ Disclosure Schedule sets forth (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006, and the related consolidated statements of income, cash flow and shareholders’ equity for the 12-month period then ended (the “Year-End Financials”), (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2007 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the six months then ended (the “Interim Financials”), (iii) a schedule of Company Indebtedness and (iv) a statement of comprehensive income for the six month period ended June 30, 2007 and the twelve month period ended December 31, 2006 (together with the Interim Financials, the Year-End Financials and the schedule of Company Indebtedness, collectively referred as the “Financials,” with all such Financials certified as true and accurate by the Company’s Chief Financial Officer). The Financials are true and fair in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, including without limitation, that all expenses have been recorded in accordance with GAAP and all revenue has been recorded in a manner consistent with past practices (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials give a true and fair view of the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Financials have been prepared in accordance with all applicable legislation and all current accounting standards applicable to Sweden. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet” and shall include an itemized statement of the Company’s Working Capital as of the Balance Sheet Date Neither the Company nor any of the Subsidiaries have filed (or have had filed against it) any petition for its winding-up, is not insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and has not made any assignment in favor of its creditors, nor has any petition for receivership or any administration order been presented in respect of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has initiated any proceedings with respect to a compromise or arrangement with its creditors or for its dissolution, liquidation or reorganization or the winding-up or cessation of its business. No receiver or administrative receiver or liquidator has been appointed in respect of the Company or any of the Subsidiaries or any of its material assets.

3.7 Internal Controls. The Company has established, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (b) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company or its Subsidiaries, as applicable, and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries. Neither the Company (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (a) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (b) any fraud, whether or not material, that involves the Company management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries or (c) any claim or allegation regarding any of the foregoing.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the Ordinary Course of Business since the Balance Sheet Date and prior to the date hereof or (c) has arisen in the Ordinary Course of Business since the date hereof and does not arise from a violation of Article V hereof, or (d) is otherwise disclosed on Section 3.8 of the Sellers’ Disclosure Schedule.

3.9 No Changes. Since the date of the Year-End Financials, there has not been, occurred or arisen any:

(a) transaction by the Company or its Subsidiaries except in the Ordinary Course of Business;

(b) modifications, amendments or changes to the Articles of Association or the charter of any of its Subsidiaries;

(c) expenditure, transaction or commitment exceeding $100,000 individually;

(d) payment, discharge, waiver or satisfaction, in any amount in excess of $100,000 in any one case of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or its Subsidiaries), other than payments, discharges or satisfactions in the Ordinary Course of Business of liabilities reflected or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or its Subsidiaries (whether or not covered by insurance);

(f) employment dispute, including (i) any claims made by Employees which individually or in the aggregate are reasonably expected to be material to the Company or any of its Subsidiaries; (ii) claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge, unfair or wrongful dismissal, unlawful discrimination, breach of contract or any other unlawful employment or labor practice or action with respect to the Company or its Subsidiaries (whether or not such allegedly unlawful practice or action is actually unlawful under the laws of Sweden or any other jurisdiction); or (iii) any facts or matters, to the Knowledge of the Sellers, likely to give rise to a claim within the meaning of this Section 3.9(f);

(g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or its Subsidiaries other than as required by GAAP or applicable law;

(h) adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) through the date of this Agreement, revaluation by the Company or its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property, and whether openly or concealed) in respect of any Company Capital Stock or capital stock of any of the Company’s Subsidiaries, or any split, combination or reclassification in respect of any shares of Company Capital Stock or capital stock of the Company’s Subsidiaries, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or shares of the Company’s Subsidiaries, or any direct or indirect repurchase, redemption, or other acquisition by the Company or any of the Company’s Subsidiaries of any shares of Company Capital Stock or capital stock of the Company’s Subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(k) except as required by Contracts in effect as of the date hereof that have been disclosed to Purchaser, (i) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company or its Subsidiaries to any of its respective Senior Managers, directors, employees or consultants, or (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or its Subsidiaries of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its respective Senior Managers, directors, Employees or consultants; provided in all cases that the actions contemplated by clauses (i) and (ii) are consistent with the terms required by such Contracts;

(l) termination of any Contract that would have been a Material Contract if such Contract had been in effect as of the date of this Agreement;

(m) sale, lease or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties;

(n) loan by the Company or any of its Subsidiaries to any Person (except for advances to employees for travel and business expenses in the Ordinary Course of Business), or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(o) incurring by the Company or any of its Subsidiaries of any indebtedness (including Company Indebtedness), amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses and trade payables incurred in the Ordinary Course of Business;

(p) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the Company or any of its Subsidiaries;

(q) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Sellers, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets, or any reasonable basis for any of the foregoing;

(r) written or (to the Knowledge of the Sellers) oral notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property;

(s) issuance, grant, delivery, sale or purchase of, or proposal, Contract or agreement to issue, grant, deliver, sell or purchase, by the Company, of (i) any shares of Company Capital Stock or capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or capital stock of any of its Subsidiaries, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock or shares of capital stock of any of its Subsidiaries upon the exercise of Company Warrants or any of the foregoing that is described in Section 3.2 of the Sellers’ Disclosure Schedule;

(t) (i) sale, lease, license (other than licenses to customers in the Ordinary Course of Business and as otherwise permitted under this Agreement) or transfer of any Company Intellectual Property or execution, or, in any material respect, any modification or amendment, of any agreement with any Person with respect to Company Intellectual Property, or (ii) purchase or license of any material Intellectual Property of a third party other than Shrink-Wrap Code or execution, or, in any material respect, any modification or amendment, of any agreement with respect to the material Intellectual Property of a third party other than Shrink-Wrap Code, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) material change outside the Ordinary Course of Business in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(u) entering into any material agreement or modification to any Contract pursuant to which any other party thereto is or was granted marketing, distribution, development, delivery, manufacturing or similar rights with respect to any Company Products or Company Intellectual Property;

(v) Company Material Adverse Effect;

(w) purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Properties or other real property by the Company or any of its Subsidiaries;

(x) acquisition by the Company or any of its Subsidiaries of, or agreement by the Company or any of its Subsidiaries to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

(y) grant by the Company or any of its Subsidiaries of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Sellers’ Disclosure Schedule;

(z) adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement with Senior Managers or in excess of $100,000 per annum in salary, excluding annual salary increases in the Ordinary Course of Business in the case of non-Senior Managers;

(aa) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any of its Subsidiaries;

(bb) any action to accelerate the vesting schedule of any Company Options;

(cc) hiring, promotion, demotion or termination or other change to the employment status or title of any Senior Managers, except as may be permitted under this Agreement;

(dd) alteration of any interest of the Company in any of its Subsidiaries or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(ee) cancellation, amendment or renewal of any insurance policy of the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(ff) issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company or any of its Subsidiaries in excess of $25,000 individually or $100,000 in the aggregate; or

(gg) agreement by the Company, any of its Subsidiaries, or any Senior Manager, consultant, or employee on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (ff) of this Section 3.9 (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.10 Accounts Receivable.

(a) The Company has made available to Purchaser a list of all accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company and any of its Subsidiaries (which receivables are recorded in accordance with GAAP consistently applied). No person has any Lien on any accounts receivable of the Company or its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or its Subsidiaries.

3.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax”, “Taxation,” or, collectively, “Taxes” shall mean (i) any and all taxes, assessments and other charges, duties, impositions, installments and liabilities imposed by or on behalf of any Governmental Entity, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) (a “Consolidated Group”) for any period.

(b) Tax Returns and Audits.

(i) The Company and its Subsidiaries have (a) prepared and timely filed all required returns, estimates, amendments, information statements, elections, forms, transfer pricing studies and reports, and any attachments, appendices or addenda thereto (“Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations, and such Returns have been prepared and completed in accordance with applicable law, (b) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns and (c) all Tax records required to be maintained by the Company or any of its Subsidiaries have been properly maintained and are up to date.

(ii) The Company and its Subsidiaries have paid or withheld with respect to their Employees and other third parties and any related Person, all income Taxes, social security charges and similar fees and other Taxes required to be paid or withheld, and have timely paid any such withheld Taxes over to the appropriate authorities.

(iii) There is no Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the Knowledge of the Sellers, no audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes as of June 30, 2007, which have not been accrued or reserved on the Current Balance Sheet (for the avoidance of doubt the Current Balance Sheet should for the purposes of this clause include all Taxes for which the Company or its Subsidiaries would have been liable had their financial year ended on June 30, 2007), whether asserted or unasserted, contingent or otherwise and neither the Company nor any of its Subsidiaries will be liable for any additional Taxes pertaining to the period before December 31, 2006. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the Ordinary Course of Business.

(vi) The Company has made available to Purchaser or its legal counsel copies of all Returns for the Company and its Subsidiaries filed for all periods since its 2000 fiscal year.

(vii) There are (and immediately following the Closing there will be as a result of the transactions contemplated by this Agreement) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii) Neither the Company nor any of its Subsidiaries (a) is or has ever been a member of a Consolidated Group for income Tax purposes (other than a group the common parent of which was the Company), (b) is currently a party to any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) as a result of being or ceasing to be included in a Consolidated Group as a transferee or successor, by contract or agreement, by operation of law or otherwise, except for liabilities for certain Taxes of certain employees in connection with their employment by the Company or its Subsidiaries or liabilities for property, sales and use, occupancy or similar taxes under commercial agreements arising in the Ordinary Course of Business and (d) has ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix) The tax basis of the Company and its Subsidiaries in their assets for purposes of determining future amortization and depreciation is accurately reflected or derivable from the books and records of the Company and its Subsidiaries.

(x) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Sellers, informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(xi) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xii) Neither the Company nor any of its Subsidiaries has been subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment in that jurisdiction. No claim has ever been made by any Governmental Entity that the Company or its Subsidiaries is or may be subject to taxation in a jurisdiction where the Company and its Subsidiaries do not file Returns.

(xiii) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting prior to the Closing Date, (b) closing agreement with any Tax Authority executed prior to the Closing Date, (c) installment sale or open transaction disposition prior to the Closing Date or (d) prepaid amount received prior to the Closing Date.

(xiv) The Company has provided to Purchaser all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”) with respect to the Company or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xv) The Company has in its possession for the purpose of claiming any foreign Tax credits official foreign receipts for any Taxes paid by it or any of its Subsidiaries to any foreign Tax authorities.

(xvi) All transactions and agreements entered into by the Company with any of its Subsidiaries or any of the Sellers and all transactions and agreements entered into by any of the Subsidiaries with the Company, any other Subsidiary or any of the Sellers have been made on terms and conditions which do not in any way deviate from what would have been agreed between independent parties (i.e., on an arm’s length basis).

(xvii) All losses for Tax purposes incurred by the Company or any of its Subsidiaries are operating losses and as of the Closing Date are available to be carried forward and set off against income in succeeding periods without limitation except for any such limitation imposed directly as a result of the transactions contemplated by this Agreement, or changes in applicable laws after the date of this Agreement.

3.12 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.13 Properties.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns or has previously owned any real property.

(b) Leasehold Properties.

(i) Section 3.13(b) of the Sellers’ Disclosure Schedule sets forth a list of all Properties that are leased or otherwise occupied by the Company or any of its Subsidiaries other than any freehold properties (referred to in this Section 3.13 as (“Leased Properties”), identifying the date of the agreement by which such Properties are occupied (each a “Property Lease”), the location, parties, base rent, term and any options to extend relating thereto, together with such details applicable to any superior titles. The Company and its Subsidiaries have paid their respective rents in full and up to date and has observed and performed the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which the Leased Properties are held and the last demands for rent (or receipts if issued) were unqualified and all such leases are valid and in full force in accordance with their respective terms.

(ii) All licenses, consents and approvals required from the lessors and any superior lessors under the Property Leases and from their respective mortgagees (if any) have been obtained and the covenants on the part of the lessee contained in such licenses, consents and approvals have been duly performed and observed.

(iii) There are no notices, negotiations or proceedings pending in relation to rent reviews nor is any rent liable at the date hereof to be reviewed and time is not of the essence in respect of any steps to be taken in the conduct of rent reviews.

(iv) There is no obligation to reinstate any of the Leased Properties by removing or dismantling any alteration made to the same by the Company, any of its Subsidiaries or any predecessor in title to the Company.

(v) There is no outstanding, unobserved or unperformed obligation necessary to comply with any notice or other requirement given by the lessor under any Property Leases.

(vi) There are no circumstances which would entitle any such lessor to exercise any powers of entry or take possession or which would otherwise restrict the continued possession and enjoyment of the Leased Properties. To the Knowledge of the Sellers, there are no indications that any creditor of the lessor of the business premises of the Company’s German Subsidiary in Nürnberg, Germany, intends to enforce its rights against such lessor by selling such business premises (or parts thereof) in a public auction.

(vii) There are no laws, statutes, regulations or orders now in existence and the Company has not received notice of any laws, statutes, regulations or orders that are under active consideration by any Governmental Entity that could require the tenant of any Leased Properties to make any expenditure in excess of $50,000 to modify or improve such of the Leased Properties to bring it into compliance therewith. Neither the Company nor any Subsidiary shall be required to expend more than $50,000 in the aggregate under all Property Leases to restore such Properties at the end of the term of the applicable lease to the condition required under such lease (assuming the conditions existing in such Leased Properties as of the date hereof and as of the Closing).

3.14 Intellectual Property.

(a) Section 3.14(a) of the Sellers’ Disclosure Schedule contains a complete and accurate list (by name and latest version number) of: (A) all products, Software or service offerings with an individual total sales volume larger than $100,000 that have been sold, distributed, made commercially available, provided or otherwise disposed of by or for the Company or any of its Subsidiaries since January 1, 2003 (collectively, “Company Products”); and (B) all products, Software or service offerings which the Company or any of its Subsidiaries, as of the date hereof, plans to sell, distribute, make commercially available, provide or otherwise dispose of in the next twelve (12) months, including any products or service offerings under development Patent licenses granted by the Company or any of its Subsidiaries are not considered Company Products.

(b) Section 3.14(b) of the Sellers’ Disclosure Schedule lists for each item of Company Intellectual Property which constitutes Registered Intellectual Property solely or jointly owned by, filed in the name of, or applied for, by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”); (i) an identification (e.g., application or issuance number and title) of such item and the jurisdiction in which each has been filed or applied for, (ii) the prosecution status of such item (e.g., application filed or issued), (iii) any proceedings or actions before any court, tribunal (including the European Patent Office (“EPO”) and the United Stated Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto (other than regular proceeding associated with the prosecution of a Patent), (iv) the names of any other person having an ownership interest in, or ownership rights with respect to such item; and (v) the co-owners of such item (if applicable). Each item of Company Registered Intellectual Property is currently in compliance with all applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the extent issued, is subsisting, valid and enforceable. Neither the Company nor any of its Subsidiaries has taken or failed to take any action (including failure to disclose any information) that would limit the validity, scope or enforceability of any Patents that are Company Registered Intellectual Property. All necessary documents and certificates currently due for filing as of the date hereof in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign respective jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Company and its Subsidiaries are not currently claiming “small entity status” in the application for or registration of any Registered Intellectual Property with the PTO.

(c) No Company Intellectual Property or Company Product is subject to any court, administrative or other legal proceeding or outstanding decree, order, judgment or settlement agreement or stipulation in such proceeding that restricts in any manner the use, transfer, provision, sale or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

(d) In each case in which the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any material Technology or material Intellectual Property Right from any Person (other than Employees or consultants whose agreements are disclosed in accordance with Section 3.14(g) below), such transfer has been executed by way of a valid and enforceable assignment in favor of the Company or one of its Subsidiaries sufficient to irrevocably transfer all rights in such Technology and Intellectual Property Rights, and all such Contracts are listed in Section 3.14(d) of the Sellers’ Disclosure Schedule. In accordance with applicable laws and regulations, the Company or one of its Subsidiaries has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or one of its Subsidiaries with the PTO or other relevant Governmental Entity.

(e) Each item of Company Intellectual Property is free and clear of any Liens except for Permitted Liens (for the avoidance of doubt, a non-exclusive license grant as such shall not constitute a Lien). All Company Intellectual Property is, as of the date hereof, and, as of Effective Time will be, owned (solely or together with the third parties identified in Section 3.14(b) of the Sellers’ Disclosure Schedule) by, or exclusively licensed to the Company or its Subsidiaries and be fully transferable, alienable or licensable without restriction and without payment of any kind to any third party or any current or former Employee or shareholder of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of, or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person. No Person who has licensed any Technology or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights in, or a license to, improvements or modifications made by the Company or any of its Subsidiaries in or to such Technology or Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has allowed any material Intellectual Property Right that is or was Company Intellectual Property to lapse or enter the public domain.

(g) Section 3.14(g) of the Sellers’ Disclosure Schedule sets forth either (A) the material Intellectual Property developed by third party contractors (other than Employees) for the Company or one of its Subsidiaries, or (B) the Contract pursuant to which such Intellectual Property was developed; and to the extent legally possible under the laws of the relevant jurisdiction, all such Intellectual Property has been transferred to, and is owned by, the Company or its Subsidiaries. All other Intellectual Property developed by or for the Company or any of its Subsidiaries was created or developed by Employees of the Company or of one of its Subsidiaries acting within the scope of their employment, and has either (A) to the maximum extent legally possible under the laws of the relevant jurisdiction been assigned by such Employee to the Company or its Subsidiaries or, (B) by operation of law or otherwise is owned by the Company or its Subsidiaries. Each current or former Employee of the Company or any of its Subsidiaries has signed the Company’s standard form of Employee Proprietary Information Agreement substantially in the form attached to Section 3.14(g) of the Sellers’ Disclosure Schedule, and such agreement includes enforceable terms pursuant to which all Technology and Intellectual Property Rights developed by such Employees within the scope of their employment or other duties to the Company or any of its Subsidiaries are assigned or confirmed to have been assigned to the Company or one of its Subsidiaries to the maximum extent permitted by applicable law. Without limiting the forgoing, with respect to any Intellectual Property created or developed by Employees of the Company or of one of its Subsidiaries in Germany or Sweden, each of the Company and the relevant Subsidiary has satisfied all relevant laws and regulations with respect to employee Intellectual Property, including those under the Swedish Act on Employment Inventions (lag 1949:345) (om rätten till arbetstagares uppfinningar) (the “Swedish Act”) and/or under the German Act of Employment Inventions (Arbeitnehmererfindungsgesetz) (the “German Act”), as the case may be, and made all necessary payments to Employees to fully vest all such Intellectual Property Rights in the Company or its Subsidiaries, as the case may be, to the maximum extent permitted by applicable law. Section 3.14(g) of the Sellers’ Disclosure Schedule

lists all material inventions created by an Employee of the Company or any of its Subsidiaries that is subject to either the Swedish Act or the German Act. Each of the Company’s and the Company’s German Subsidiary’s Employees has granted the Company or such Subsidiary the unlimited, irrevocable and exclusive right of use in respect of all Copyrights acquired or authored by such Employee in connection with his or her employment. The Company and its relevant Subsidiaries have at all times, as applicable, (i) exercised its rights under the Swedish Act on Employment Inventions (lag 1949:345) (om rätten till arbetstagares uppfinningar) and/or the German Act on Employment Inventions (Arbeitnehmererfindungsgesetz) or similar provision, if any, contained in the service or employment agreements of its Employees and (ii) duly fulfilled its obligations under such German Act and Swedish Act, and contractual provisions, as applicable.

(h) Section 3.14(h) of the Sellers’ Disclosure Schedule identifies, for each Company Product, all material Technology and Intellectual Property Rights, other than Company Intellectual Property or essential patents with respect to a standard practiced by such Company Product, that are embodied in, incorporated into, practiced by, combined with or distributed in conjunction with such Company Product, and for each such item of Technology or Intellectual Property Rights, the In-License pursuant to which the Company receives rights to such Technology or Intellectual Property Rights.

(i) The operation of the business of the Company (including the design, development, use, import, licensing, marketing, manufacture, sale or distribution of Company Products or Company Intellectual Property), has not, does not and will not when conducted in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice from any Person claiming that the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Right of any Person, violates any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or the Sellers have Knowledge of any basis therefor).

(j) Section 3.14(j) of the Sellers’ Disclosure Schedule lists all Contracts in effect as of the signing date of this Agreement to which the Company or any of its Subsidiaries is a party that grants the Company or any of its Subsidiaries a license, ownership rights, an option to, or other rights in or to any Technology or Intellectual Property Rights owned of a third Person or under which the Company or any of its Subsidiaries receives material Intellectual Property-related services related to Software or other Technology (collectively, “In-Licenses”), other than (A) Contracts pursuant to which the Company or any of its Subsidiaries has received a license to commercially available Software or other Technology for a one-time payment of less than $100,000 or a royalty of less than $100,000 per year and which Software or other Technology is not incorporated into a Company Product, and (B) Contracts pursuant to which the Company or any of its Subsidiaries has received a license to a third party’s Intellectual Property Rights for less than $100,000 and where such Intellectual Property Rights are not being sublicensed or re-licensed by the Company or any of its Subsidiaries to third parties. Section 3.14(j) of the Sellers’ Disclosure Schedule lists all

Contracts in effect as of the signing date of this Agreement, to which the Company or any of its Subsidiaries is a party under which the Company or any of its Subsidiaries grants any third Person a license or other rights in or to any Technology or Intellectual Property Rights or provides any Intellectual Property-related service to any third Person (collectively, “Out-Licenses”; together with the In-Licenses, the “IP Licenses”) other than non-exclusive licenses to customers for Company Products or Company Intellectual Property pursuant to a Standard Form Agreement. Neither the Company nor any of its Subsidiaries is in breach of, nor has the Company or any of its Subsidiaries failed to perform under, any IP License and, to the Knowledge of the Sellers, no other party to any such IP License Agreement is in breach thereof or has failed to perform thereunder. All IP Licenses will survive the Closing in full force and effect without the need for approval by any Person. Without limiting the foregoing, to the extent that any Intellectual Property Rights or Technology licensed to the Company or any of its Subsidiaries by a third Person is used in, or necessary to, the conduct of the business of the Company or any of its Subsidiaries following the Closing in substantially the same manner as such business was conducted prior to the Closing, the Company or its Subsidiaries, as the case may be shall continue to have, without the payment of any additional consideration, all such rights and licenses to such Technology and Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not violate nor result in the breach, modification, termination or suspension of any IP License.

(k) For the purposes of clarity, IP Licenses do not include the Contracts set forth on Section 3.14(k)(i) of the Sellers’ Disclosure Schedule relating to the entity set forth on Section 3.3(e) of the Sellers’ Disclosure Schedule. The Intellectual Property set forth on Section 3.14(k)(ii) of the Sellers’ Disclosure Schedule is all of the material Intellectual Property in which both (A) the Company or any of its Subsidiaries and (B) the entity set forth on Section 3.3(e) of the Sellers’ Disclosure Schedule hold any ownership interest or other rights.

(l) Section 3.14(l) of the Sellers’ Disclosure Schedule lists all Contracts between the Company and/ or any of its Subsidiaries and any other Person wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other Person of the Intellectual Property Rights of any third party on terms that are materially different to those set forth in the Company’s Standard Form Agreement.

(m) There are no Contracts (including any IP License) between the Company or any of its Subsidiaries and any other Person with respect to any Technology or Intellectual Property Rights, including under any IP License, under which there is any material dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(n) Neither the Company nor any Subsidiary of the Company has made a claim, or initiated any action against, or given any written or explicit oral notice to, any third Person, alleging that such third Person is infringing or misappropriating any Company Intellectual Property.

(o) The Sellers, the Company and each of its Subsidiaries has taken all steps that are reasonably required to protect the confidential information and trade secrets of the Company or its Subsidiaries and their rights therein and to protect the confidential information and trade secrets provided by any other Person to the Company or any of its Subsidiaries.

(p) Neither this Agreement nor the transactions contemplated by this Agreement, will, as result of any Contract to which the Company or any of its Subsidiaries is a party, cause (i) the Company or any of its Subsidiaries, Purchaser or any Purchaser Subsidiary to grant any third Person any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Purchaser or any Purchaser Subsidiary (other than Company), (ii) the Company or any of its Subsidiaries, Purchaser, or any Purchaser Subsidiary to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses that they did not have prior to the Closing, or (iii) the Company or any of its Subsidiaries, Purchaser or any Purchaser Subsidiary to be obligated to pay any royalties or other amounts to any third Person in excess of those payable by any of them, prior to the Closing.

(q) Section 3.14(q) of the Sellers’ Disclosure Schedule lists all Standards Bodies in which Company or any of its Subsidiaries has participated or is participating, or is, or has been, a member. “Standards Body” means any formal or informal organization, body or group which is engaged in or which has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights will be licensed or established any rules binding for members under which patents essential to the practice of such standard must be licensed. Except with respect to the Standards Bodies and other entities listed in Section 3.14(q) of the Sellers’ Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation or duty, or is bound by any Contract, to license any Company Intellectual Property under “FRAND,” “RAND” or “RANDZ” terms.

(r) Section 3.14(r) of the Sellers’ Disclosure Schedule lists all Open Source incorporated in any Company Product or other Technology distributed by the Company. No Company Product or other Technology distributed by the Company is subject as a whole to the terms of any Open Source License.

(s) All products sold, licensed, leased or delivered by the Company or any of its Subsidiaries to customers and all services provided by or through the Company or any of its Subsidiaries to customers on or prior to the Closing conform in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations made by the Company or any of its Subsidiaries to their respective customers. Neither the Company nor any of its Subsidiaries has pending liability (and, to the Knowledge of the Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any liability relating to the foregoing contracts) for replacement, repair or redelivery thereof or other damages in connection therewith in excess of any reserves therefore reflected on the Company Financial Statements. Copies of all current and prior standard form agreements (Ger: Allgemeine Geschäftsbedingungen) for the sale of Company

Products (collectively, “Standard Form Agreements”), are attached to Section 3.14(s) of the Sellers’ Disclosure Schedule, and neither the Company nor any of its Subsidiaries is in material breach of, nor has the Company nor any of its Subsidiaries failed to perform under, such agreements.

(t) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for Company Capital Stock) was used in the development of any Company Intellectual Property in any manner which would limit the ability of the Company to exploit such Company Intellectual Property or which would give any other Person any rights to such Company Intellectual Property or require further payment by Company or any of its Subsidiaries to any other Person.

(u) No Company Intellectual Property or Technology of the Company is held, or is required to be held, in escrow for the benefit of any third Person.

(v) Neither the Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties other than Employees and customers, suppliers and equity holders of the Company, each in their capacities as such. The Company and its Subsidiaries have complied with all applicable laws (including all laws of the U.S. and the E.U.) and its internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or any of its Subsidiaries and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company, its Subsidiaries or by third parties having authorized access to the records of the Company or its Subsidiaries. The execution, delivery and performance of this Agreement complies with all applicable laws (including all laws of the U.S. and E.U.) relating to privacy and with the Company’s and its Subsidiaries’ privacy policies. Copies of all current and prior privacy policies of the Company and its Subsidiaries, including the privacy policies included in the Company’s Internet website, are attached to Section 3.14(v) of the Sellers’ Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws (including all laws of the U.S. and E.U.), and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws (including all laws of the U.S. and E.U.) in any material respects.

3.15 Material Contracts.

(a) Section 3.15(a) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Sellers’ Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or otherwise bound, being referred to herein, along with the IP Licenses and any other Contract required to be listed under Section 3.14, as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) any employment, contractor or consulting agreement, Contract with an employee or individual consultant, contractor, or salesperson, any agreement, Contract or commitment to grant any bonus, severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, Contract, or commitment with a firm or other organization, excluding any non-Senior Manager agreements with annual salary amounts of less than $100,000 entered into in the Ordinary Course of Business under the terms and conditions of the Company’s standard form of employment agreement, the form of which has been delivered to Parent and Purchaser;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any Property Lease and any lease of personal property having annual rental payments in excess of $50,000 individually;

(v) any agreement of indemnification of third parties or guaranty of obligations of third parties (other than indemnification provisions set forth in the Company’s Standard Form Agreements where the indemnification obligation or guarantee is limited to the amount received by Company under such Contact);

(vi) any Contract or commitment relating to capital expenditures for tangible assets and involving future payments in excess of $100,000 individually;

(vii) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or Contract for the purchase of materials involving in excess of $100,000 individually;

(x) any Contracts that contain “most favored nation” or other preferred pricing provisions;

(xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xii) any Contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or its Subsidiaries;

(xiv) any nondisclosure, confidentiality or similar agreement, other than those entered into with employees or contractors, or any actual or prospective customer or vendor in the Ordinary Course of Business;

(xv) with regard to the Company’s German Subsidiary, any domination agreement (Beherrschungsvertrag), profit and loss pooling agreement (Gewinnabführungsvertrag) or other enterprise agreement within the meaning of Sec. 291 et sq. German Stock Corporation Act (Unternehmensvertrag i.S.v. §§ 291 ff AktG), joint venture or other co-operation agreement, cash-pooling agreements, silent partnership agreement (stille Beteiligung) or any agreement under which a third party is entitled to the profits (or parts thereof) of the Company’s German Subsidiary; or

(xvi) any other Contract or commitment that involves revenue or expenses in excess of $200,000, throughout the life of the Contract up to and including September 30, 2007, individually and is not cancelable without penalty within 30 days.

(b) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or any of its Subsidiaries, enforceable against each of the Parties thereto in accordance with its terms, except as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Sellers, any other party thereto. The Company and its Subsidiaries are in compliance with and have not materially breached, violated or defaulted under, or received written (including, without limitation, email) or explicit oral notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the Knowledge of the Sellers is any party obligated to the Company or its Subsidiaries pursuant to any such Material Contract subject to any breach, violation or default thereunder, nor do the Sellers or the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party. True and complete copies of each Material Contract (whether or not disclosed in the Sellers’ Disclosure Schedule) have been delivered or made available to Purchaser.

(c) The Company and its Subsidiaries have fulfilled all material obligations required to have been performed by the Company and its Subsidiaries prior to the date hereof pursuant to each Material Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is bound, and to the Knowledge of the Sellers or the Company, without giving effect to the Acquisition, the Company or its Subsidiaries will fulfill, when due, all of its obligations under such Material Contracts that remain to be performed after the date hereof.

(d) There are no, and neither the Sellers nor the Company has any Knowledge of any threatened, material disputes or disagreements with respect to any Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject, other than routine collection matters in the Ordinary Course of Business not involving any substantive dispute.

(e) No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company or its Subsidiaries to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the business of the Company or its Subsidiaries or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for paid-up obligations relating solely to end-user operating systems and application Software and commercial Software used in connection with the Company’s infrastructure and workstations.

(f) Neither the Company nor any of its Subsidiaries have granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or to provide the services or proposed services of the business of the Company or any of its Subsidiaries.

(g) Each Material Contract is in written form and has been provided to Purchaser in its entirety.

(h) Excluding the Company Convertible Debentures, all outstanding Company Indebtedness may be prepaid without penalty.

3.16 Interested Party Transactions. No Senior Manager or director, and to the Knowledge of the Sellers, no Company Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, Technology or Intellectual Property Rights that the Company or any of its Subsidiaries furnishes or sells, or (b) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party, except for any employment agreement or other agreement or any confidentiality and invention assignment agreement in favor of the Company that has been provided to Purchaser; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.16. To the Knowledge of the Sellers and the Company, there are no Contracts or commitments with regard to contribution or indemnification between or among any of the Company Shareholders.

3.17 Governmental Authorization. Each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (b) which is required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest

(collectively, “Company Authorizations”) has been issued or granted to the Company or its Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

3.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Sellers, threatened, against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) or any of their respective Senior Managers or directors, nor to the Knowledge of the Sellers, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Sellers, threatened, against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) or any of their respective Senior Managers or directors by or before any Governmental Entity, nor to the Knowledge of the Sellers is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted. To the Knowledge of the Sellers, there is no action, suit, claim or proceeding of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to applicable law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Closing, nor are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.19 Minute Books. The minutes of the Company and its Subsidiaries made available to Purchaser contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Company Shareholders and its Subsidiaries’ shareholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation. At the Closing, the minute books and minutes of the Company and its Subsidiaries will be in the possession of the Company or its Subsidiaries, as the case may be.

3.20 Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance which would reasonably be expected to result in material liability to the Company or its Subsidiaries with respect to Hazardous Materials or pursuant to Environmental Laws. Neither the Company nor any of its Subsidiaries has any material liability or obligation pursuant to Environmental Laws. Neither the Company, nor any of its Subsidiaries has retained or assumed by contract or operation of law any material liability or obligation of any other Person under any Environmental Law.

3.21 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Purchaser incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. The Company has not entered into any arrangement for the payment of any Third Party Expenses, other than on a time and materials basis. Except for Third Party Expenses from the services providers listed on Schedule 7.2(t), which service providers have agreed to not seek payments from the Company, Purchaser or Parent (or any of such entities’ affiliates) for any Third Party Expenses owing to such service providers, all other Third Party Expenses have been previously paid.

3.22 Employee Benefit Plans and Compensation.

(a) Schedule. Except for those items set forth on Section 3.22(a)(ii) and Section 3.22(h) of the Sellers’ Disclosure Schedule, Section 3.22(a)(i) of the Sellers’ Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement. Section 3.22(a)(ii) of the Sellers’ Disclosure Schedule sets forth a table setting forth the redacted name, position/title, date of hire, start of service/employment, fixed monthly gross salary, any promised increases in fixed monthly gross salary or in any other forms of remuneration (other than warrants issued to such employees), and any other form of remuneration of, and any special protection against dismissal enjoyed by each employee of the Company or any of its Subsidiaries as of the date hereof. Company Warrants issued to Employees are set forth in Section 3.22(a)(iii) to the Sellers’ Disclosure Schedule. To the Knowledge of the Sellers, no Employee listed on Section 3.22(a)(ii) of the Sellers’ Disclosure Schedule has verbally or in writing expressed the intention to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement. The Company and its Subsidiaries are under no liability to establish, maintain or contribute to any Company Employee Plan in respect of any Employee in Sweden and Germany, and there are no circumstances in which the Company or any of its Subsidiaries could have any liability (whether or not legally enforceable) to contribute to any Company Employee Plan in respect of any Employee in Sweden and Germany.

(b) Independent Contractor Schedule. Section 3.22(b) of the Sellers’ Disclosure Schedule contains an accurate and complete list of all Independent Contractors and Persons that have a consulting or advisory relationship with the Company or its Subsidiaries, including initial date of engagement, any renewals of such engagement and the rate of compensation for such engagement.

(c) Documents. The Company has provided to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, if any (ii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, and (iii) details of any discretionary practices which may have led any person to reasonably expect additional benefits and details of any discretionary increases to pensions in payment or deferment granted in the three years prior to the date of this Agreement.

(d) Employee Plan Compliance. The Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in default or violation of, and the Sellers have no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established, maintained and administered in accordance with its terms and conditions and in compliance with all applicable laws, statutes, orders, rules and regulations. Furthermore, no Company Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. There are no actions, suits or claims pending or, to the Knowledge of the Sellers, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan (including, for the avoidance of doubt, against the trustees or managers of an International Employee Plan) or against the assets of any Company Employee Plan. Each Company Employee Plan relating solely to Employees in the U.S. can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser, the Company or any of its Subsidiaries (other than ordinary administration expenses). Unless prohibited and/or restricted by mandatory law, including court established legal practice, no condition exists that would prevent the Company, Purchaser or Parent from terminating or amending any Employee Plan at any time for any reason without liability to the Company or its Subsidiaries (other than ordinary administration expenses or routine claims for benefits). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Sellers, threatened by any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any of its Subsidiaries is subject to any penalty in relation to Tax with respect to any Company Employee Plan under any applicable law. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. No U.S. Subsidiary of the Company has ever maintained, established, sponsored, participated in, or contributed to, any U.S. Company Employee Plan which is subject to Title IV of ERISA or Section 412 of the Code. Except under the applicable statutory pension insurance, no pension or retirement scheme or similar commitment or arrangement with any director or Employee of the Company or its Subsidiaries exists or has been promised by the Company or its Subsidiaries.

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any contractual liability to provide post-termination benefits of any kind, (it being understood that payment of accrued paid time off or vacation upon termination of employment shall not constitute a post-employment obligation for purposes of this subsection (f)) to any person for any reason, except as may be required by applicable mandatory law, and neither the Company nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with employee benefits, except to the extent required by mandatory law and as set out in Company Employee Plans applicable to the Employees of the Company and its Subsidiaries.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any obligation being incurred by the Company or any of its Subsidiaries to any Employee or Independent Contractor, nor in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee or Independent Contractor, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(h) Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” under U.S. law or any compensation or severance payment based on a contractual right. There is no agreement, plan, arrangement or other Contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid, or for any other taxes payable by any Employee, including any tax or employee national insurance payable in Sweden or Germany.

(i) Employment Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable foreign and local laws, rules and regulations and the Company’s and its Subsidiaries’ own policies, plans or practices respecting employment, employment practices, terms and conditions of employment, worker classification, employee safety and health and wages and hours and employment pension programs and plans, and in each case, with respect to employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, except with respect to amounts that may need to be withheld in connection with the exercise of the Company Warrants, which have not occurred as of the date of this Agreement, but for which proper withholding and reporting will occur upon such exercise, provided, for the avoidance of doubt, that such exercise is made prior to the Effective Time, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business including routine payments and contributions provided by mandatory law, in particular social insurance law). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Sellers, threatened in writing against the Company, its Subsidiaries or any of their respective employees relating to any employee or Employee Agreement. There are no pending or, to the Knowledge of the Sellers, threatened claims or actions against the Company, any of its Subsidiaries or any trustee of the Company or any of its Subsidiaries under any worker’s compensation policy or other contract, policy, procedure, or staff handbook, including any claim for unfair dismissal, unlawful discrimination, breach of contract or redundancy pay. Except with respect to any liabilities by virtue of law, Section 3.22(i) of the Sellers’ Disclosure Schedule lists all contractual liabilities of the Company to any Employee or Independent Contractor that have resulted from the termination by the Company or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the Knowledge of the Sellers, neither the Company nor any of its Subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(j) Labor. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Sellers, threatened, or reasonably anticipated. Neither the Sellers nor the Company has been informed, verbally or in writing, by any labor union or employee of any activities or proceedings of any labor union to establish a works council or of any other significant activities or proceedings to organize any employees. No works council has ever been established with the Company’s German Subsidiary since its foundation. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Sellers, threatened in writing relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of applicable law. Neither the Company nor any of its Subsidiaries is presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement, workforce agreement, union recognition agreement or other union contract with respect to employees, and no collective bargaining agreement, workforce agreement, union recognition agreement nor other union contract is being negotiated by the Company or any of its Subsidiaries. With respect to U.S. Employees only, within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(k) No Interference or Conflict. To the Knowledge of the Sellers, no Company Shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the business of the Company or any of its Subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any of its Subsidiaries as presently conducted nor any activity of such Senior Managers, directors, employees or consultants in connection with the carrying on of the business of the Company or any of its Subsidiaries as presently conducted will, to the Knowledge of the Sellers, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or agreement under which any of such Senior Managers, directors, employees, or consultants is now bound.

(l) Former Employees and Former Independent Contractors. There are no liabilities with respect to any former employees or former Independent Contractors of the Company or any of its Subsidiaries with respect to any Company Employee Plan.

3.23 Insurance. Section 3.23 of the Sellers’ Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, Senior Managers and directors of the Company and its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past five years and remain in full force and effect. Neither the Sellers nor the Company has any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. None of the Company or any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.24 Compliance with Laws. The Company and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any material notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to the Company, its Subsidiaries or their respective assets or properties.

3.25 Export Control Laws. The Company and its Subsidiaries have at all times conducted its export transactions in accordance with all applicable import/export and re-export controls in countries in which the Company or any of its Subsidiaries conduct business or to whose laws any of them are subject. Without limiting the foregoing:

(a) The Company’s and its Subsidiaries’ business as previously and currently conducted, does not require the Company or any of its Subsidiaries to obtain any export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity in connection with the export and re-export or licensing of products, services, software and technologies including any Company Products or Company Intellectual Property (“Export Approvals”);

(b) There are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims; and

(c) Neither the Company nor any of its Subsidiaries engage or have agreed to engage, in any boycott activities with respect to any country.

3.26 Anti-Bribery Law Compliance. Neither the Company nor any of its Subsidiaries (including any of their respective Senior Managers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of any applicable anti-bribery laws or regulations in countries in which the Company or any of its Subsidiaries conducts business, used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, made, offered or authorized any payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly.

3.27 Substantial Customers and Suppliers.

(a) Section 3.27(a) of the Sellers’ Disclosure Schedule lists customers or licensees of the Company and its Subsidiaries the agreements with whom have individually resulted in revenues or bookings of more than two (2) percent of total customer revenues or bookings in such periods (X) for the twelve (12) month period ended December 31, 2006 and (Y) for the six (6) month period ended June 30, 2007.

(b) Section 3.27(b) of the Sellers’ Disclosure Schedule lists the 10 largest suppliers (including third parties that have licensed Intellectual Property Rights to the Company or any of its Subsidiaries) of the Company and its Subsidiaries on the basis of cost of goods, licenses or services purchased (X) for the twelve (12) month period ended December 31, 2006 and (Y) for the six (6) month period ended June 30, 2007.

(c) As of the date of this Agreement, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or any of its Subsidiaries, (ii) threatened in writing to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Sellers, been threatened with bankruptcy or insolvency.

3.28 Banks and Brokerage Accounts. Section 3.28 of the Sellers’ Disclosure Schedule sets forth (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company and any of its Subsidiaries have an account or a safe deposit box or maintain a banking, custodial, trading or other similar relationship; (ii) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective Senior Managers, employees, agents or other similar representatives of the Company and any of its Subsidiaries having signatory power with respect thereto; and (iii) a list of each investment asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

3.29 Complete Copies of Materials. The Sellers have caused the Company to deliver true and complete copies of each Contract and each other document listed on the Sellers’ Disclosure Schedule.

3.30 Representations Complete. None of the representations or warranties made by the Sellers (as modified by the Sellers’ Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Sellers pursuant to this Agreement contains, or will contain as of the Closing, any untrue statement of a material fact, or omits or will omit as of the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

3.31 Ownership.

(a) Such Share Seller is the lawful and beneficial owner, and either through ownership of shares held of record by a nominee bank acting on behalf of such Share Seller or directly of record, of all of the Sellers’ Shares as set forth opposite such Share Seller’s name on Schedule B hereto, free and clear of all Liens.

(b) Such Warrant Seller holds such Seller Warrants exercisable into the number of new shares as is set forth opposite such Warrant Seller’s name on Schedule C hereto, which Company Warrants are beneficially owned by such Warrant Seller, free and clear of all Liens.

(c) Such Debenture Holder holds the Company Convertible Debentures that are convertible into the number of new shares as is set forth opposite the Debenture Holder’s name on Schedule D hereto, which Company Convertible Debentures are beneficially owned by such Debenture Holder, free and clear of all Liens.

(d) The delivery to Purchaser of such Sellers’ Shares or Other Securities, as applicable, pursuant to this Agreement will transfer to Purchaser good and valid title to all such Sellers’ Shares or Other Securities, free and clear of all Liens.

(e) As a result of the Acquisition, each Seller represents with respect to its own Sellers’ Shares, Seller Warrants and/or Company Convertible Debentures, as applicable, that Purchaser will be the sole record and beneficial holder of all of such Seller’s (i) issued and outstanding Sellers’ Shares as set forth on Schedule B, (ii) issued and outstanding Seller Warrants as set forth on Schedule C, (iii) issued and outstanding Company Convertible Debentures as set forth on Schedule D, and (iv) other rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

3.32 Authority. If such Seller is not an individual, such Seller has all requisite corporate power and authority, and if such Seller is an individual, such Seller has full legal capacity, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and any Related Agreements to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms.

3.33 Insolvency. Such Seller has not filed (or has had filed against it) any petition for its winding-up, is not insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and has not made any assignment in favor of its creditors, nor has any petition for receivership or any administration order been presented in respect of such Seller. Such Seller has not initiated any proceedings with respect to a compromise or arrangement with such Seller’s creditors or for such Seller’s dissolution, liquidation or reorganization or the winding-up or cessation of its business. No receiver or administrative receiver or liquidator has been appointed in respect of such Seller or any of its material assets.

3.34 No Conflict. The execution and delivery by such Seller of this Agreement and any Related Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (a) any provision of the charter or bylaws (or similar organizational documents) of such Seller, if such Seller is not an individual, (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or the Sellers’ Shares or Other Securities held by such Seller, or (c) any Contract to which such Seller is a party or by which the Sellers’ Shares or Other Securities held by such Seller is bound or affected, in any such case which would reasonably be expected to have an adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement and the other documents to be executed and delivered as contemplated hereby.

3.35 Absence of Claims by the Sellers. Such Seller does not have any claim against the Company or any of its Subsidiaries whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law, other than accrued payroll and benefits claims with respect to Sellers who are also Employees.

3.36 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of such Seller, threatened, against such Seller, arising out of or relating to (a) such Seller’s beneficial ownership of Company Capital Stock or rights to acquire Company Capital Stock, (b) such Seller’s capacity as a Company Shareholder or owner of rights to acquire Company Capital Stock, (c) the transactions contemplated by this Agreement, (d) any contribution of assets (tangible and intangible) by such Seller (or any of its affiliates) to the Company (or any of its affiliates), or (e) any other agreement between such Seller (or any of its affiliates) and the Company (or any of its affiliates), nor to the Knowledge of such Seller, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of such Seller, threatened, against such Seller arising out of or relating to the matters noted in clauses (a) through (e) of the preceding sentence by or before any Governmental Entity, nor to the Knowledge of such Seller, is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the Knowledge of such Seller, threatened, against such Seller with respect to which such Seller has a contractual right or a right pursuant to applicable law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Closing, nor are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the Sellers that, on the date hereof and as of the Closing, as though made at the Closing, as follows:

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Sweden.

4.2 Authority. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Purchaser of this Agreement and any Related Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement and any Related Agreements to which Parent and Purchaser is a party have been duly executed and delivered by Parent and Purchaser and constitute the valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their terms.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent and Purchaser is a party or the consummation of the transactions contemplated hereby and thereby, except for any required notifications under the HSR Act and any material foreign antitrust laws, as applicable, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the Parties hereto to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

4.4 Capital Resources. At the Closing, Purchaser will have sufficient cash resources to pay all amounts required to be paid by Purchaser pursuant to this Agreement.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Affirmative Conduct of Business of the Company.

(a) The Sellers shall cause the Company and its Subsidiaries to (i) conduct the business of the Company and its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, including performing existing Contracts, (ii) pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Purchaser’s review and consent to the filing of any Return, which consent shall not be unreasonably withheld, as set forth in Section 5.2(e) below), (iii) pay or perform other obligations when due, (iv) subject to clause (v), preserve intact the present business organizations of the Company and its Subsidiaries, (v) use commercially reasonable efforts to keep available the services of the present Senior Managers and Employees of the Company and its Subsidiaries, (vi) manage Working Capital in substantially the same manner, including paying obligations and collecting receivables as they become due and (vii) use commercially reasonable efforts to preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Closing.

(b) The Sellers shall, or the Sellers shall cause the Company, as applicable, to promptly, upon becoming aware of the following, notify Purchaser of (i) any event or occurrence or emergency not in the Ordinary Course of Business of the Company or its Subsidiaries, (ii) any material event involving the Company or its Subsidiaries, or (iii) any event or action that has changed or could reasonably be expected to materially decrease the value of the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing.

5.2 Restrictions on Conduct of Business of the Company. The Sellers shall cause the Company and its Subsidiaries not to, without the prior written consent of Purchaser in accordance with Section 5.3 hereof:

(a) cause or permit any modifications, amendments or changes to the Articles of Association or the charter documents of any of the Company or any of its Subsidiaries;

(b) undertake any expenditure, transaction or commitment exceeding $100,000 individually;

(c) pay, discharge, waive or satisfy, in an amount in excess of $100,000 in any one case, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Purchaser for review a reasonable time prior to filing, and Purchaser has approved such Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than as may be required by GAAP;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property, and whether openly or concealed) in respect of any Company Capital Stock or of the capital stock of any of the Company’s Subsidiaries, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, new shares) except in accordance with the agreements evidencing Company Options;

(h) adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, enter into any employment contract other than in the Ordinary Course of Business with new non-Senior Managers at salaries no greater than $100,000 per annum, increase or otherwise change the salary, wage rates, or other compensation (including equity based compensation) payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any such person, except payments made pursuant to policies, commitments or written agreements existing on the date hereof and disclosed in Section 5.2(h) of the Sellers’ Disclosure Schedule and except for salary increases and the payment of standard sales commissions and standard bonuses to employees in the Ordinary Course of Business;

(i) enter into or amend any Contract with respect to Intellectual Property other than a Permitted Agreement;

(j) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company or any of its Subsidiaries in excess of $100,000 individually;

(k) except for advances to employees for travel and business expenses made in the Ordinary Course of Business, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(l) incur any indebtedness for borrowed money (including any Company Indebtedness) (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the Ordinary Course of Business), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(m) waive or release any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of their respective businesses, properties or assets;

(o) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of new shares pursuant to (i) the exercise of outstanding Company Warrants or (ii) the conversion of outstanding Company Convertible Debentures;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreements for Properties;

(r) enter into a Contract that would have been a Material Contract if entered into as of the date of this Agreement, other than Permitted Agreements;

(s) terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Sellers’ Disclosure Schedule, provided however, that the Company or its Subsidiaries may amend or modify any such Contracts set forth or described in the Sellers’ Disclosure Schedule to the extent such amendment or modification is made in the Ordinary Course of Business and is not material;

(t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

(u) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(v) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding Company Options;

(w)(i) treat any Employees in any unlawful manner, including breaching any Employee’s contract of employment, or unlawfully discriminating against any Employee, or (ii) hire or terminate any Senior Managers or senior technology Employees;

(x) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(y) cancel, and except as specifically permitted under this Agreement, amend or renew, any insurance policy of the Company or any of its Subsidiaries; or

(z) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(y) hereof, or any other action that would (i) prevent the Sellers, or cause the Sellers not to perform, their covenants or agreements hereunder or (ii) cause or result in any of the Sellers’ representations and warranties contained herein being untrue or incorrect.

5.3 Procedures for Requesting Purchaser Consent. If the Company or any of its Subsidiaries desires to take an action that would be prohibited pursuant to Section 5.2 hereof without the written consent of Purchaser, prior to taking such action, the Sellers shall cause the Company to request such written consent by sending an e-mail or facsimile to the following individuals, and may not take such action until such consent in writing has been received from one of the following individuals (it being understood that Purchaser shall promptly evaluate and respond to any such requests; provided, however, that the failure on the part of the Purchaser to promptly evaluate and respond shall under no circumstances constitute consent to such action):

Martin Jaffe

c/o Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

Telephone: (415) 645-5000

Facsimile: (415) 645-4000

E-mail address: maj@dolby.com

or

Mark Anderson, Steve Vernon and/or John Couling

c/o Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

Telephone: (415) 645-5000

Facsimile: (415) 645-4000

E-mail address: msa@dolby.com, steve.vernon@dolby.com and/or john.couling@dolby.com

5.4 No Solicitation.

(a) The Sellers shall not, and shall cause the Company, its Subsidiaries and their respective directors, Senior Managers or other Employees, shareholders, agents or representatives not to, directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital

Stock or assets of the Company, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise.

(b) Each of the Sellers shall, and the Sellers shall cause the Company, to immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Purchaser) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.4(a) hereof.

(c) In the event that (i) the Company or a Seller shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.4(a) hereof, or any request for disclosure or access as referenced in clause (ii) of Section 5.4(a) hereof, or (ii) the Company shall become aware of the receipt by any Company Shareholder or any of the Company’s directors, Senior Managers or other Employees, agents or representatives of any offer, proposal, or request, of the type referenced in clause (i), (iii), or (iv) of Section 5.4(a) hereof, or any request for disclosure or access as referenced in clause (ii) of Section 5.4(a) hereof, the Seller shall, and shall cause the Company to, (A) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (B) promptly, and in any event within 24 hours thereof, notify Purchaser thereof, including information as to the identity of the offeror or the party making any such offer, proposal, or request and the material terms of such offer, proposal or request, as the case may be.

(d) The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties hereto that Purchaser shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity.

(e) In the event this Agreement is terminated in accordance with its terms, the provisions of this Section 5.4 shall no longer apply.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. The Sellers shall cause the Company and its Subsidiaries to afford Purchaser and its accountants, counsel and other representatives reasonable access to (a) all of the properties, books, Contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property and Company Products, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Purchaser may reasonably request, and (c) the executive Senior Managers of the Company and any additional Employees of the Company or its Subsidiaries as reasonably requested by Purchaser. The Sellers shall cause the Company and its Subsidiaries to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.1 shall (x) limit or otherwise affect any remedies available to the Party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Sellers’ Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. For the avoidance of doubt, the right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Sellers or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

6.2 Notification of Certain Matters. The Sellers shall (and the Sellers shall cause the Company to) give prompt notice to Purchaser of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Sellers contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of the Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not (x) limit or otherwise affect any remedies available to the Party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Sellers’ Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant; provided, further, that no failure to notify Purchaser of any inaccuracy or breach of any representation or warranty of the Sellers shall permit Purchaser to seek any remedy pursuant to this Section 6.2 in lieu of or in addition to any remedy otherwise available for an inaccuracy or breach under Article III unless such failure to notify Purchaser was otherwise an intentional breach of this Section 6.2.

6.3 Confidentiality. Each of the Parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof or pursuant to any notice provided under Section 6.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement.

6.4 Public Disclosure. Purchaser shall provide a draft of the initial press release announcing the transaction to the Shareholder Representative for review and comment. The Sellers shall not, and shall cause the Company and its Subsidiaries not to, issue any public statement or communication regarding the transactions contemplated hereby, except as required by applicable law.

6.5 Commercially Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto shall use their respective commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other Parties hereto to consummate the Acquisition, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the Parties hereto the benefits contemplated by this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Section 6.5, Purchaser shall not be required to agree in connection with a demand by any Governmental Entity or third party to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Purchaser, its Subsidiaries or affiliates or of the Company, (ii) the imposition of any limitation on the ability of Purchaser, its Subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Purchaser, the businesses of the Company, or (iii) the imposition of any impediment on Purchaser, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require Purchaser to litigate with any Governmental Entity.

6.6 Regulatory Approvals.

(a) To the extent applicable, as soon as may be reasonably practicable following the execution and delivery of this Agreement by the Parties hereto, Purchaser and the Sellers shall, and the Sellers shall cause the Company and its Subsidiaries to, make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Acquisition and the transactions contemplated hereby. Each of Purchaser and the Sellers shall, and the Sellers shall cause the Company and its Subsidiaries to, cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with applicable law.

(b) Purchaser and the Sellers shall, and the Sellers shall cause the Company and its Subsidiaries to, use their respective commercially reasonable best efforts to promptly (i) supply the others with any information that reasonably may be required in order to effectuate the filings contemplated by Section 6.6(a) hereof, and (ii) supply any additional or other information that reasonably may be required or requested by the competition or merger control authorities of any Governmental Entity and that the Parties may reasonably deem appropriate. Except where prohibited by applicable law, the Sellers shall, and the Sellers shall cause the Company and its Subsidiaries to, consult with Purchaser prior to taking a position with respect to any such filing, request or submission of additional or other information, shall permit Purchaser to review and discuss in advance, and consider in good faith, the views of Purchaser in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Purchaser in preparing and providing such information and promptly provide Purchaser (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company and its Subsidiaries with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Where applicable, Purchaser shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.6.

(c) Each Party hereto shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law, and (iii) any inquiry or communication from the competition or merger control authorities of any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), each Party will promptly inform the other Parties hereto of such occurrence, and the Sellers shall, and the Sellers shall cause the Company to, cooperate with Purchaser in filing with the applicable Governmental Entity such amendment or supplement.

6.7 Contract Consents, Amendments and Terminations.

(a) The Sellers shall, and the Sellers shall cause the Company and its Subsidiaries to, (i) use commercially reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Acquisition or for any such Contracts to remain in full force and effect, all of which are required to be listed on a Sellers’ Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company or its Subsidiaries, as applicable, under such Contracts from and after the Closing and (ii) provide all notices required under any Contract in connection with the Acquisition. Such consents, waivers and approvals shall be in a form reasonably acceptable to Purchaser. In the event that the other parties to any such Contract, including a lessor or licensor of any Properties, conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Sellers shall cause the Company or its Subsidiaries, as applicable, to make all payments required to obtain such consent, modification, waiver or approval and shall reflect such payment or consideration on the Company Closing Balance Sheet. In the event the Acquisition does not close for any reason, Purchaser shall not have any liability to the Company, its Subsidiaries, the Company Shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company or its Subsidiaries seeking to obtain such consents, modifications, waivers and approvals.

(b) The Sellers shall cause the Company and its Subsidiaries to use commercially reasonable best efforts to terminate each of the agreements listed on Schedule 7.2(d)(ii) hereof (the “Terminated Agreements”) and modify each of the agreements listed on Schedule 7.2(d)(ii) hereof (the “Modified Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing. Upon the Closing, the Sellers shall have caused the Company and its Subsidiaries to have paid all amounts owed under the Terminated Agreements and the Modified Agreements (as a result of the termination of the Terminated Agreements, the modification of the Modified Agreements, or otherwise), and the Sellers shall have caused the Company and its Subsidiaries not to incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Sellers shall cause the Company and its Subsidiaries to make any payments required to terminate the Terminated Agreements or to modify the Modified Agreements, and the Sellers shall indemnify, defend, protect and hold harmless Purchaser from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company or its Subsidiaries as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the Acquisition does not close for any reason, Purchaser shall not have any liability to the Company, its Subsidiaries, the Company Shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company or its Subsidiaries seeking to obtain such terminations or modifications.

6.8 Pre-Closing Employee Matters.

(a) [reserved].

(b) The Company shall, prior to the Closing, obtain from each director of the Company and its Subsidiaries an executed resignation and release letter substantially in the form attached hereto as Exhibit B specifying their resignation as directors (the “Director Resignation and Release Letter”), effective as of the Closing.

6.9 Post-Closing Employee Matters. [reserved].

6.10 Expenses.

(a) Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective Party incurring such fees and expenses, except for the obligations set forth on Schedule 6.10(a) of this Agreement.

(b) The Sellers shall cause the Company to prepare and deliver to Purchaser at least five (5) calendar days prior to the Closing Date, a statement of Estimated Third Party Expenses, in a form reasonably acceptable to Purchaser, which shall be certified by an authorized officer of the Company and by the Shareholder Representative on behalf of the Sellers as true and correct as of the Closing Date and which shall set forth in reasonable detail all Third Party Expenses incurred by the Sellers or the Company for which the Company or any of its Subsidiaries may incur liability, as of the Closing Date, or anticipated to be incurred or payable by the Sellers or the Company for which the Company or any of its Subsidiaries may incur liability, after the Closing Date (the “Statement of Expenses” as set forth in Schedule 6.10(b) (which statement shall reflect a deduction for payment of the obligations set forth on Schedule 6.10(a))). Purchaser may recover any Third Party Expenses that are not reflected on the Statement of Expenses (“Excess Third Party Expenses”) out of the Escrow Fund pursuant to Article VIII hereof. No Third Party Expenses shall be incurred by the Sellers on behalf of the Company or its Subsidiaries after the Closing Date without the express prior written consent of Purchaser. All Third Party Expenses shall have been paid prior to the Closing.

(c) Immediately upon the Closing, the Shareholder Representative shall deliver by wire transfer the aggregate amount of Third Party Expenses set forth in Schedule 6.10(b) and the amounts set forth on Schedule 6.10(a) to the Company’s bank account.

6.11 Allocation Certificate. The Sellers shall cause the Company to deliver to Purchaser at least five (5) calendar days prior to the Closing Date the Allocation Certificate substantially in the form attached hereto as Schedule 6.11 which shall be certified as complete and correct by an authorized officer of the Company and the Shareholder Representative on behalf of the Sellers as of the Closing Date. In the event of a Second Closing, the Shareholder Representative shall deliver to Purchaser at least two (2) Business Days prior to the Second Closing Date an updated Allocation Certificate, which shall be certified as complete and correct by the Shareholder Representative on behalf of the Sellers as of the Second Closing Date.

6.12 Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Acquisition and the transactions contemplated hereby.

6.13 Minority Holders.

(a) Prior to Closing. Prior to the Closing, each of the Sellers shall use its commercially reasonable efforts to cause the Minority Holders to agree to sell their Minority Shares and Warrants on the same terms as those agreed with the Share Sellers under this Agreement and to become parties to this Agreement. In the event that any of the Minority Holders so agree, the Sellers shall cause the Company to update Schedule A, Schedule B and the Allocation Certificate, as soon as practicable prior to Closing. Notwithstanding the foregoing, if there are any Minority Warrants outstanding as of immediately prior to the Closing, then the Sellers shall (and shall cause the Company to use its commercially reasonable best efforts to) have at least one (1) Minority Share outstanding at the Closing.

(b) Post-Closing. Promptly after the Closing, Purchaser shall offer to acquire any remaining Minority Shares and Warrants from the remaining Minority Holders and shall send to each Minority Holder an offer with the wording set out in Exhibit C. The Sellers shall use their best efforts to ensure that all Minority Holders participate in the Second Closing and become parties to the Agreement. In the event any Minority Holders elect to sell any Minority Shares and Warrants after the Closing but prior to the four (4) week anniversary of the Closing, Purchaser shall purchase such Minority Shares and Warrants in the Second Closing in accordance with the terms and conditions of this Agreement (it being understood that so long as there is at least one Company Warrant outstanding as of the Second Closing, Purchaser shall not be required to conduct the Second Closing unless there is at least one Share remaining outstanding).

6.14 Specified GAAP Financials. As soon as practicable following the date of this Agreement, but in any event at least two (2) Business Days prior to the Closing, the Sellers shall cause the Company to prepare and deliver to Purchaser the Company’s audited balance sheets, statements of income, statement of comprehensive income and statements of cash flows, prepared in accordance with GAAP, for the year ended December 31, 2006 and auditor reviewed financial statements for the six month periods ended June 30, 2006 and June 30, 2007, and the twelve-month period ended June 30, 2007 (which twelve-month period financials shall include only a balance sheet and income statement, but shall include pro-forma financial statements with a reconciliation to U.S. generally accepted auditing principles (collectively, the “Specified GAAP Financials”). Additionally, the Sellers shall cause the Company to contact its auditors and require that such auditors agree to provide its consent for Parent to use in connection with including the Specified GAAP Financials with its SEC filings. Additionally, the Sellers shall cause the Company to require its auditors to utilize U.S. generally accepted accounting standards (“GAAS”) when preparing the Specified GAAP Financials.

6.15 Obligations of Purchaser. Parent agrees to guarantee the performance by Purchaser of Purchaser’s obligations under this Agreement.

6.16 Discharge of Directors’ Liability. Purchaser undertakes to cause those directors who retire in connection with this transaction to be granted discharge from liability (excluding acts or omissions constituting gross negligence, wilful misconduct or bad faith) for their administration until the Closing Date (or the earlier date of their retirement) at the next annual shareholders’ meeting of the respective company, however, only provided that the auditors of the Company and each of its respective Subsidiaries shall not recommend against such discharge. For the avoidance of doubt, the grant of discharge in accordance with this Section 6.16 will not in any way release the Sellers from their warranties, covenants and liabilities under this Agreement.

6.17 Indemnification Insurance. The Sellers shall cause the Company to purchase a six-year “tail” prepaid policy (including individual riders) under the Company’s existing directors’ insurance policy in respect of acts or omissions occurring prior to the Closing Date covering each such individual currently covered by the Company’s directors’ liability insurance policy in effect as of the date hereof, on terms, and in amounts and with the scope of coverage comparable to those applicable to such policy.

6.18 Updates to Certain Schedules. Pursuant to Recital B and Recital C of this Agreement, the Sellers shall cause the Company to provide updated copies of Schedule B and Schedule C, as applicable, to Parent and Purchaser promptly after each event causing an automatic update. Following the Closing, the Shareholder Representative shall provide updated copies of Schedule B and Schedule C, as applicable, to Parent and Purchaser no later than two (2) Business Days prior to the Second Closing, if any.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Sellers, on the one hand, and Purchaser, on the other hand, to consummate the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

(b) Regulatory Approvals/HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the Acquisition in connection with the transactions contemplated hereby, if any, shall have been obtained, or any applicable waiting period shall have expired and there shall not have been any action by a Governmental Entity taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, that would constitute an Action of Divestiture.

(c) Other Governmental Approval. Approvals that are required from any Governmental Entity shall have been timely obtained.

7.2 Conditions to the Obligations of Purchaser. Subject to the provisions of Article IX, the obligations of Purchaser to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser (provided that the obligations of Purchaser to consummate the purchase of the Shares and the Company Warrants to be sold at the Second Closing shall be subject to the satisfaction at or prior to the Second Closing of the conditions set forth in clause (s) below (which clause (s) shall only pertain to the Second Closing):

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers in this Agreement (other than the representations and warranties of the Sellers as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Sellers shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event or condition of any kind or character that has had or would be reasonably expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) Litigation. There shall be (i) no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser, the Company or any of its Subsidiaries, their respective properties or any of their respective Senior Managers, directors or subsidiaries or (ii) no action, suit, claim, order, investigation, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser, the Company or any of its Subsidiaries, their respective properties or any of their respective Senior Managers, directors or subsidiaries by any Governmental Entity arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement or seeking or threatening an Action of Divestiture or otherwise seeking any of the results set forth in Section 6.5(b) hereof.

(d) Third Party Contracts.

(i) The Sellers shall have caused the Company to have delivered to Purchaser all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(d)(i) hereto.

(ii) The Sellers shall have caused the Company to have procured the termination and/or modification of each of those Contracts set forth on Schedule 7.2(d)(ii) hereto.

(iii) The Sellers shall have caused the Company to have procured the dispatch of the notices set forth on Schedule 7.2(d)(iii) hereto.

(e) Proprietary Information and Inventions Assignment Agreement. Each of the individuals set forth in Schedule 7.2(e) shall have entered into and executed a proprietary rights agreement, in a form reasonably acceptable to Parent.

(f) Company Closing Balance Sheet. Purchaser shall have received the Company Closing Balance Sheet.

(g) Company Closing Working Capital Statement. Purchaser shall have received the Company Closing Working Capital Statement.

(h) Statement of Expenses. Purchaser shall have received the Statement of Expenses.

(i) Allocation Certificate. Purchaser shall have received the Allocation Certificate.

(j) Conversion of Company Convertible Debenture. The Company Convertible Debenture shall have been converted into shares of Company Capital Stock.

(k) Key Employee Agreements. On the date hereof, the Key Employees each have executed Key Employee Agreements, and each such Key Employee Agreement shall be in full force and effect as of the Closing, and Purchaser shall have received an executed copy of each such document.

(l) Assignment Agreements. On the date hereof, the individuals set forth on Schedule F each have executed a Assignment Agreement with the Company, and each such Assignment Agreement shall be in full force and effect as of the Closing and Purchaser shall have received an executed copy of each such document.

(m) Legal Opinions. Purchaser shall have received legal opinions from the legal counsels to the Company, as requested by Purchaser, in substantially the forms attached hereto as Exhibit D.

(n) Certificate of Company Officer. Purchaser shall have received a certificate from the Company’s Chief Executive Officer and the Shareholder Representative on behalf of the Sellers (the “Company Officer’s Closing Certificate”), validly executed and to the effect that, as of the Closing:

(i) the representations and warranties of the Sellers in this Agreement (other than the representations and warranties of the Sellers as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Sellers have performed and complied (or caused the Company to perform or comply) in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with as of the Closing; and

(iii) the conditions to the obligations of Purchaser set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(o) Certificate of Status of Corporation. Purchaser shall have received (i) a copy of the Articles of Association, certified by the Shareholder Representative as true, correct and complete and (ii) a certificate of status of foreign corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within five (5) Business Days prior to the Closing.

(p) Specified GAAP Financials. Purchaser shall have received the Specified GAAP Financials.

(q) Minority Shares. If there are any Minority Warrants outstanding as of the Closing, then there shall be at least one (1) Minority Share outstanding as of such time.

(r) Purchase of Insurance. The Sellers shall have caused the Company to purchase the six-year “tail” prepaid directors’ insurance policy referenced in Section 6.17 of this Agreement.

(s) Second Closing. As of the Second Closing:

(i) the representations and warranties of the Sellers set forth in Section 3.31 through Section 3.36 of the Agreement (other than the representations and warranties of the Sellers as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Second Closing as though such representations and warranties were made on and as of such date;

(ii) Purchaser shall have received the revised Allocation Certificate; and

(iii) if there are any Minority Warrants outstanding as of the Second Closing, then there shall be at least one (1) Minority Share outstanding as of such time.

(t) Confirmation of Payments to Service Providers. Purchaser shall have received evidence reasonably satisfactory to the Purchaser from the service providers listed on Schedule 7.2(t) that such service providers will not make any claims against the Company, Purchaser or Parent or any of their affiliates for any fees owed them and that such service providers will seek recourse only against the Sellers for such fees.

7.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Purchaser in this Agreement (other than the representations and warranties of Parent and Purchaser as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

7.4 Closing Deliveries.

(a) Obligations of the Sellers. On or prior to the Closing Date:

(i) the Share Sellers shall have taken all measures reasonably requested by Purchaser in order to cause shareholder’s meetings to be held in the Company, and, if requested by Parent or Purchaser, its Subsidiaries, to elect new board members. The Share Sellers, acting through the Shareholder Representative, shall vote at such shareholder’s meeting to be held at the Closing and elect the new board members requested by the Purchaser. No further resolutions shall be taken at such shareholders’ meetings. Purchaser shall prepare the minutes of the said meetings as well as any ancillary documentation and shall ensure that such new board members are registered at the Swedish Companies Registration Office (Sw. Bolagsverket) or at the competent German commercial register (as the case may be);

(ii) each Share Seller shall, acting through the Shareholder Representative and at the latest on the Closing Date or Second Closing Date, as applicable, instruct Sparbanken Karlshamn (the “Shareholder Representative’s VP Bank”) holding the Sellers’ Shares to transfer the Sellers’ Shares to a VP-account in the name of the Purchaser (the “Purchaser’s VP Account”) with Sparbanken Karlshamn designated by the Purchaser (such designation to be made not less than five (5) Business Days before the Closing Date) and thereby cause the Sellers’ Shares to be registered in the name of the Purchaser with VPC. Prior to and as a condition for such instructions for the transfer to be given, the Shareholder Representative’s VP Bank shall have confirmed in writing the total number of shares in the Company held in the Shareholder Representative’s VP Account and such number shall correspond to at least the Sellers’ Shares. For the avoidance of doubt, the instructions to the Shareholder Representative’s VP Bank in respect of the transfer of the Sellers’ Shares to the Purchaser’s VP Account, and the instructions in respect of the payment of the purchase price detailed in Section 7.4(b)(iv) below, shall occur and be issued simultaneously and irrevocably.

(iii) each Warrant Seller shall deliver to Purchaser the warrant certificates (Sw: Optionsbevis) evidencing the Seller Warrants, duly endorsed in favor of the Purchaser;

(iv) the Sellers shall deliver to Purchaser such waivers and consents as Purchaser may require to enable Purchaser or its nominees to be registered as holders of the Sellers’ Shares;

(v) the Sellers shall deliver to Purchaser share certificates in respect of shares held by the Company in any entity listed in Section 3.3 of the Sellers’ Disclosure Schedule (together with any pertaining dividend coupons), to include Coding Technologies Sweden AB and Coding Technologies USA, Inc. but excluding the Company’s German Subsidiary, and duly completed and signed transfers in favor of Purchaser (or as it may direct) of all shares in any entity not registered in the name of the Company, together with the relevant share certificates;

(vi) the Sellers shall deliver the applicable shareholders’ registers or equivalent for each of the Company’s Subsidiaries as well as all mortgage certificates representing all floating charges in the Company and its Subsidiaries;

(vii) the Sellers shall, to the extent requested by Purchaser, cause each of the present directors and secretary/ies of each of the Company and its Subsidiaries to resign their offices and deliver to Purchaser a resignation and release letter substantially in the form attached hereto as Exhibit B;

(viii) the Sellers shall, if requested by Purchaser, cause the Company and its Subsidiaries to issue powers of attorney, enabling the persons appointed by Purchaser to sign for and on behalf of the Company and its Subsidiaries until new signatories have been duly registered;

(ix) the Sellers shall deliver to Purchaser evidence of repayment of all outstanding loans (including accrued interest) owed to the Company and its Subsidiaries by any of the Sellers or any of their respective affiliates; and

(x) the Sellers shall, by virtue of executing this Agreement, be deemed to have fully and finally released the Company and its Subsidiaries from all guarantees, indemnities or other obligations given or incurred by the Company or any of its Subsidiaries in favor of any of the Sellers or any of their respective affiliates, other than any obligations arising under (i) any Employee Agreement, Company Employee Plan or otherwise related to any Sellers’ employment with the Company or the Subsidiaries or (ii) any of the agreements listed under Schedule 7.4(a)(x).

(b) Obligations of Purchaser. On the Closing Date, Purchaser will:

(i) pay the Escrow Amount in cash to the Escrow Fund;

(ii) pay the Working Capital Escrow Amount in cash to the Working Capital Escrow Fund;

(iii) pay the Tax Deposit Amount in cash to the Tax Deposit Account; and

(iv) instruct Swedbank to pay into the Shareholder Representative Distribution Account an aggregate amount of cash equal to (1) the Adjusted Purchase Price minus (2) the sum of (w) the Escrow Amount plus (x) the Working Capital Escrow Amount plus (y) the Tax Deposit Amount plus (z) the Minority Holders Amount. Prior to and as a condition for such instructions for the payment to be given, Swedbank shall have confirmed in writing (by way of a bank account statement) that amount payable under this Section 7.4(b)(iv) is available on the Purchaser’s account with Swedbank. For the avoidance of doubt, the instructions to the Shareholder Representative’s VP Bank in respect of the transfer of the Sellers’ Shares to the Purchaser’s VP Account, and the instructions in respect of the payment by the Purchaser set forth in this Section 7.4(b)(iv) shall occur and be issued simultaneously and irrevocably.

7.5 Closing Deliverables and Second Closing. Section 7.4(a)(ii), Section 7.4(a)(iii), Section 7.4(b)(ii) and Section 7.4(b)(iv) above shall apply mutatis mutandis for all transfers to be effected on the Second Closing.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1 Survival.

(a) The representations and warranties of the Sellers set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive for a period of eighteen (18) calendar months following the Closing Date; provided, however, that in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that notwithstanding the foregoing, (i) the representations and warranties set forth in Section 3.1 hereof (Organization of the Company; Authority) and Section 3.2 hereof (Company Capital Structure) shall survive the Closing until the expiration of the statute of limitations in respect thereof, (ii) the representations and warranties set forth in Section 3.11 hereof (Tax Matters) shall survive the Closing until all assessments relating to events prior to the Closing Date are legally barred from being reviewed, or, if later, ninety (90) Business Days after the final Taxes have been finally determined by the relevant authorities, and (iii) the representations and warranties of the Sellers set forth in Section 3.31 through Section 3.36 hereof shall survive the Closing until the expiration of the statute of limitations in respect thereof (the representations and warranties referenced in the foregoing clauses (i) through (iii) being referred to herein, collectively, as the “Specified Representations”). The applicable periods referenced in this Section 8.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.”

(b) The representations and warranties of Purchaser set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire at the Closing.

(c) The agreements, covenants and other obligations of the Parties hereto shall survive the Closing in accordance with their respective terms.

8.2 Indemnification.

(a) From and after the Closing, the Sellers shall indemnify and hold harmless Purchaser and its directors, officers and other employees, affiliates (including the Company and its Subsidiaries), agents and other representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, costs, expenses, interest, awards, judgments and penalties, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with:

(i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Sellers set forth in this Agreement as of the date of this Agreement, (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Sellers set forth in this Agreement as of the Closing Date as if such representations and warranties had been made at and as of the Closing Date; and (C) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Sellers set forth in the Company Officers’ Closing Certificate and the certifications provided pursuant to Section 2.6(a), Section 2.6(e), Section 3.6, Section 6.10(b), Section 6.11, Section 7.2(n) and Section 7.2(o);

(ii) any failure by Sellers to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered by the Company or Sellers pursuant to this Agreement;

(iii) any Excess Third Party Expenses;

(iv) any inaccuracies or misrepresentations in the Allocation Certificate;

(v) any unpaid Pre-Closing Taxes that have not otherwise reduced the Base Purchase Price;

(vi) any Minority Holder Excess Payments;

(vii) any payments in respect of defense costs for Third Party Claims under Section 8.6;

(viii) any Company Indebtedness that was not taken into account in the calculation of Net Cash;

(ix) any Correction Amount, to the extent not recovered from the Working Capital Escrow Fund;

(x) any fraud, willful breach or intentional misrepresentation of the Company or any of the Sellers;

(xi) any payment or consideration arising under any consents, modifications, waivers or approvals of any party under any agreement as are required in connection with the Acquisition or for any such agreement to remain in full force or effect following the Closing; and

(xii) the events specified in Schedule 8.2(a)(xii).

(b) For the purpose of this Article VIII, when determining the amount of Losses paid, sustained, suffered or incurred as a result of, arising out of, or in connection with (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of the Sellers set forth in this Agreement or in the Company Officer’s Closing Certificate, whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of the Sellers set forth in this Agreement or any certificates or other instruments delivered pursuant to this Agreement, but not for determining whether any such inaccuracy, misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by the Sellers that is qualified in scope as to materiality or Knowledge shall be deemed to be made or given without such materiality or Knowledge qualification.

(c) The Sellers shall not have any right of contribution, indemnification or right of advancement from the Company or Purchaser with respect to any Loss claimed by an Indemnified Party.

(d) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud or any willful breach of any representation, warranty or covenant set forth in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud or willful breach of a representation or warranty, inaccuracy of any representation, warranty or covenant committed by such Person.

(e) Nothing in the Agreement shall limit the right of Purchaser or any other Indemnified Party to pursue remedies under any Related Agreement against the Parties thereto.

8.3 Indemnification Limitations.

(a) Basket. If the transactions contemplated hereby are consummated, the Sellers shall have no obligation to make any payment in respect of an indemnification claim under this Article VIII until one or more Officer’s Certificates identifying Losses in excess of Nine Hundred and Ninety-Five Thousand Dollars ($995,000) in the aggregate (the “Basket”) has or have been delivered to the Shareholder Representative in accordance with this Agreement; provided, however, that only individual Losses in excess of Twenty-Five Thousand Dollars ($25,000) (the “Basket Limitation Amount”) shall be counted towards the Basket. In the event the aggregate amount of Losses exceeds the Basket, the Sellers will be liable in full for all Losses both below and above the Basket. Notwithstanding the foregoing, the Basket and the Basket Limitation Amount shall not apply to indemnification claims (A) in respect of breaches or inaccuracies of the Specified Representations or (B) under Sections 8.2(a)(ii) – 8.2(a)(xii) (other than with respect to an indemnity claim under paragraph 1 of Schedule 8.2(a)(xii)).

(b) Source of Indemnification. The maximum indemnification amount recoverable by Purchaser from the Sellers for Losses pursuant to this Section 8.3 is as follows:

(i) Subject to clause (b)(iii) below, pursuant to an indemnity claim under Section 8.2(a)(i), or under Section 8.2(a)(vii) that arise from claims under Section 8.2(a)(i) (and with respect to an indemnity claim under paragraphs 1 and 3 of Schedule 8.2(a)(xii)), the Escrow Fund, except (A) with respect to any breach or inaccuracy of a Specified Representation or (B) in the case of fraud, willful breach or intentional misrepresentation (with respect to both of which such limitation shall not apply); provided, however, that that with respect to a breach by a Seller under Section 3.31 through Section 3.36, the Indemnified Parties shall be entitled to recover such Seller’s pro rata share of the Escrow Amount and if such amount is insufficient to indemnify the Indemnified Parties, such Seller shall remain responsible for indemnification to the Indemnified Parties to the extent of any additional Losses arising from such Seller’s fraud, willful breach or intentional misrepresentation.

(ii) Subject to clause (b)(iii) below, pursuant to an indemnity claim under (A) Section 8.2(a)(ii) through Section 8.2(a)(xii) (other than with respect to an indemnity claim under paragraphs 1 and 3 of Schedule 8.2(a)(xii)) or (B) Section 8.2(a)(i), but solely with respect to a breach or inaccuracy of a Specified Representation thereunder, an amount equal to the Company Adjusted Base Purchase Price, except in the case of fraud, willful breach or intentional misrepresentation (with respect to which such limitation shall not apply).

(iii) In the event an Indemnified Party is, for any reason, entitled to recover an amount of Losses in excess of the then current balance of the Escrow Fund, then (A) the Indemnified Party shall first obtain recovery from the Escrow Fund before recovering additional Loss amounts from the Sellers, and (B) the Sellers shall be severally but not jointly liable on a pro rata basis for such Losses in excess of the Escrow Fund; provided, however, that each Seller’s maximum indemnification obligation shall not exceed his/her/its pro rata portion of the Company Adjusted Base Purchase Price, except in the case of such Seller’s fraud, willful breach or intentional misrepresentation (with respect to which such limitation shall not apply).

(c) Expiration Date Limitations For Certain Indemnification Matters. Except in the case of any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, the Specified Representations, from and after the Closing or in the case of fraud, willful breach or intentional misrepresentation, the Sellers shall not be obligated to indemnify the Indemnified Parties pursuant to Section 8.2(a)(i) for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that the indemnification obligations of the Sellers shall not terminate with respect to any item as to which a Indemnified Party shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering an Officer’s Certificate of such indemnification claim pursuant to this Article VIII.

(d) Other Limitations.

(i) Insurance Proceeds. Losses that may be recovered from the Escrow Fund shall take account of and be reduced by the amount of any insurance proceeds actually recovered by the Indemnified Party in respect thereof less that portion of any insurance premium increase in the next policy period that results from the assertion of such claim. Nothing is this Section 8.3(d)(i) shall obligate any Indemnified Party to obtain or maintain insurance with respect to any matters for which it is entitled to seek indemnification under this Agreement; nor shall any Indemnified Party be required to file any claim under any such insurance policy.

(ii) Previously Contemplated and Reserved Losses. No matter shall be the subject of a claim by an Indemnified Party for any Loss to the extent that the amount of such Loss has been fully and accurately reflected in the Final Closing Working Capital or the Company Indebtedness included in the calculation of Final Closing Net Cash.

(iii) Certifications. With respect to any certifications provided pursuant to this Agreement, neither the Company, the Shareholder Representative nor any of the individuals executing such certifications as officers of the Company or the Shareholder Representative shall incur any liability in the event of any inaccuracies in such certifications, except insofar as such individuals may have liability under Article VIII in their capacities as Sellers.

(iv) Exclusion from Indemnification. Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall have no liability for any Losses incurred by any Indemnified Party with respect to the events specified in Schedule 8.3(d)(iv).

8.4 No Indemnification Limitations.

(a) Notwithstanding anything to the contrary set forth in this Agreement and subject only to the limitations set forth in Section 8.3(b)(iii), nothing herein shall limit the liability of a Seller in respect of Losses arising out of any fraud, willful breach or intentional misrepresentation on the part of such Seller.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Purchaser from seeking and obtaining recourse against any Seller in the event that Purchaser issues more than the portion of the Adjusted Purchase Price to which such Seller is entitled pursuant to Article II hereof.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any Party hereto to apply for equitable remedies to enforce the other Party or Parties’ obligations hereunder.

8.5 Indemnification Claims Procedures.

(a) An Indemnified Party may make an indemnification claim pursuant to Section 8.2 by delivering a certificate (an “Officer’s Certificate”) to the Shareholder Representative, with a copy to the Escrow Agent, (i) stating that an Indemnified Party has paid, sustained, suffered or incurred (or reasonably anticipates that it will have to pay, sustain, suffer or incur) Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the aggregate amount of the Losses being claimed, the date each such item was paid, sustained, suffered, incurred or accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Escrow Agent shall not be required to make any assessment of the foregoing Officer’s Certificate and shall be able to rely conclusively upon its content.

(b) Following receipt of an Officer’s Certificate, the Shareholder Representative shall have thirty (30) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Officer’s Certificate at the address of such Indemnified Party set forth in such Officer’s Certificate, with a copy to the Escrow Agent. In the event that the Shareholder Representative shall fail to object, pursuant to this Section 8.5(b), to any item or amount set forth in an Officer’s Certificate within the foregoing thirty (30) calendar-day period, the Shareholder Representative shall be deemed to have irrevocably agreed and consented to such item or amount. Upon the expiration of such thirty (30) calendar-day period, if the Shareholder Representative has failed to provide an Objection Notice, the Escrow Agent shall promptly release from the Escrow Fund and deliver to the Indemnified Party that has previously delivered the Officer’s Certificate only an amount of cash equal to any item(s) and amount(s) that the Shareholder Representative is deemed to have accepted pursuant to this Section 8.5(b).

(c) In the event that the Shareholder Representative shall object, pursuant to Section 8.5(b) hereof, to any item(s) or amount(s) set forth in any Officer’s Certificate, the Shareholder Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Shareholder Representative and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Shareholder Representative or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to the Shareholder Representative and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Shareholder Representative and the Indemnified Party cannot mutually agree on one arbitrator, then, within thirty (30) calendar days after the end of such thirty (30) calendar-day period, them the American Arbitration Association shall provide a list of ten (10) potential arbitrators with relevant industry experience, from which list each of the Shareholder Representative and the Indemnified Party may strike up to three (3) names, and after which the American Arbitration Association shall designate one (1) of the remaining individuals to serve as the arbitrator.

(e) Any such arbitration shall be held in the County of New York, New York, New York, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each Party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator to discover all relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the Shareholder Representative (on behalf of the Sellers) and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days of a decision of the arbitrator requiring payment by one Party to another, such Party shall make the payment to such other Party, including any distributions out of the Escrow Fund, as applicable.

(f) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, including the courts of the County of New York, State of New York or the country of Sweden.

8.6 Third-Party Claims. In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article VIII, such Indemnified Party shall notify the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from a Seller, such Seller) of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Shareholder Representative, on behalf of the Indemnifying Persons, has been actually and materially prejudiced as a result of such failure. The Shareholder Representative shall, within ten (10) Business Days of receipt of such notice, notify such Indemnified Party whether the Shareholder Representative desires to undertake and conduct the defense of such Third Party Claim (provided that the Shareholder Representative may not assume the defense of a Third Party Claim (i) unless the then remaining amount of the Escrow Fund (together with the remaining amounts in the Shareholder Representative Expense Fund) would be sufficient to satisfy all indemnification obligations that could reasonably be expected to become payable in respect of the Third Party Claim if adversely determined and all other pending or unsatisfied claims made on the Escrow Fund, plus all of the legal fees and expenses reasonably expected to be incurred by the Shareholder Representative, (ii) if such Third Party Claim seeks any injunction, declaratory judgment or other non-monetary order or equitable relief against any Indemnified Party, (iii) if the litigation or outcome of such Third Party Claim would reasonably be expected to impact Parent’s or Purchaser’s business in addition to the monetary damages paid in the claims (including, without limitation, any claim involving the Intellectual Property of the Company) or (iv) if counsel to the Shareholder Representative is not reasonably satisfactory to Parent). If the Shareholder Representative assumes the defense of a Third Party Claim, notwithstanding any other provision of this Agreement, the Sellers shall be liable for the full amount of all Losses incurred by the Indemnified Parties arising out of or relating to such Third Party Claim (and, for the avoidance of doubt, without regard to any of the limitations provided for in this Article VIII) and the Shareholder Representative shall take all actions necessary or appropriate to defend against the Third Party Claim. Parent or Purchaser may, at its own expense, participate in the defense of any such Third Party Claim assumed by the Shareholder Representative. In the event any Indemnified Party shall conclude that there may be legal defenses or rights available to it which are different from, in actual or potential conflict with, or additional to those available to the Shareholder Representative, such Indemnified Party or Parties shall be entitled to select separate counsel to act on its behalf and the fees and expenses of such separate counsel shall be additional indemnifiable Losses under this Article VIII; provided, however, that if such actual or potential conflict arises between the positions of Parent and the Shareholder Representative, or any of the conditions in clauses (i) through (iv) above is satisfied, then Parent or Purchaser shall have the right to assume the control of the defense of the Third Party Claim. The Shareholder Representative may not settle any matter (in whole or in part) without the consent of Parent or Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (provided that Parent or Purchaser may withhold consent to any settlement in its discretion unless such settlement (A) includes a complete and unconditional release of Parent, Purchaser and/or the Indemnified Parties, (B) excludes any injunctive or non-monetary relief applicable to the Indemnified Parties, and (C) excludes any finding or admission of fault, liability or any violation of law), and which consent shall be deemed to have been given unless Parent or Purchaser shall have objected within twenty (20) days after a written request for such consent by the Shareholder Representative. If the Shareholder Representative does not elect to defend against such Third Party Claim in accordance with this Section 8.6, then the Shareholder Representative, on behalf of the Sellers, shall be entitled to participate in any defense of such Third Party Claim, at its expense and without recourse to the Escrow Fund; provided, however, that Parent and/or Purchaser shall have full control over the litigation, including settlement and compromise thereof; provided, further that any such settlement shall not be determinative of the existence of or amount of Losses relating to such Third Party Claim, except with the consent of the Shareholder Representative, which consent shall not be unreasonably, withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Shareholder Representative shall have objected within twenty (20) days after a written request for such consent by Parent or Purchaser. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts paid, sustained, suffered, incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder, provided however, that the foregoing shall not impact the ability of the Shareholder Representative to object to the amount of any such Losses pursuant to Section 8.5 hereof. The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with joint written instructions received from Parent or

Purchaser, on the one hand, and the Shareholder Representative, on the other hand. In the event that the Shareholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Purchaser against the Escrow Fund, or against the Sellers directly, as the case may be, with respect to such settlement.

8.7 Escrow Arrangements.

(a) Escrow Agent Signature. The Escrow Agent shall execute this Agreement on the date hereof or may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Escrow Fund. The Escrow Amount (plus any interest previously earned thereon) deposited with the Escrow Agent pursuant to Section 2.7(a) hereof (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses for which they are entitled to indemnification under this Agreement. All distributions from the Escrow Fund to any Indemnified Party shall be made in accordance with the respective pro rata portions of each Seller.

(c) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time at Purchaser’s corporate headquarters in California, on the date that is eighteen (18) months from the date upon which the Closing shall occur (the “Escrow Period”), and the Escrow Agent shall promptly distribute the funds remaining, if any, in the Escrow Fund to the Shareholder Representative Distribution Account following such termination including any accrued interest; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Representative and the Escrow Agent prior to the expiration of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, and any such amount shall not be distributed to the Sellers at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, that is not required to satisfy such Unresolved Claims. Deliveries of the remaining portion of the Escrow Fund to the Sellers pursuant to this Section 8.7 shall be made in proportion to their respective pro rata portions of the remaining amounts in the Escrow Fund (taking into account any amounts withdrawn for each Seller’s several liabilities), with the amount delivered to each Seller rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(d) Protection of Escrow Funds.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund and, if applicable, the Working Capital Escrow Fund, during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund and, if applicable, the Working Capital Escrow Fund, only in accordance with the terms of this Article VIII.

(ii) The Escrow Fund and, if applicable, the Working Capital Escrow Fund, shall be invested in the following temporary investments: (A) any bonds or obligations which as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (B) commercial paper or finance company paper, including that of any affiliate of the Escrow Agent, which is rated not less than prime-one or A-1 or their equivalents by Moody’s Investor Service, Inc., or Standard & Poor’s Corporation or successors; or (C) shares of any so-called “Money Market Fund” or “Mutual Fund” that has at least eighty-five percent (85%) of its assets invested in investments of the type described in clauses (A) and (B) above, including funds to which the Escrow Agent may be the financial advisor and/or custodian. Any interest paid on such Escrow Fund shall be added to the Escrow Fund and become a part thereof. The Shareholder Representative shall have the right to designate the specific investments. For tax reporting and withholding purposes, each Seller shall be treated as having received and contributed to the Escrow Fund and, if applicable, the Working Capital Escrow Fund, income earned on such Seller’s pro rata portion of the Escrow Fund, and, if applicable, the Working Capital Escrow Fund, and shall be liable and responsible for any Taxes due with respect to such income. In the absence of written instructions of the Representative as set forth above, the Escrow Agent shall invest and reinvest the Escrow Fund and, if applicable, the Working Capital Escrow Fund, in U.S. Bank Money Market Account which is insured by the FDIC.

(e) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Purchaser and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Purchaser and the Shareholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this Agreement.

(vi) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the Parties agree to pay as follows: 50% to be paid by Purchaser and 50% to be paid by the Sellers on the basis of their respective pro rata portions of the Escrow Fund; provided however, that if any Seller fails to timely pay his or her pro rata portion of the Agent Interpleader Expenses, the Parties agree that Purchaser may at its option pay such Seller’s pro rata portion of the Agent Interpleader Expenses and recover an equal amount from such Seller’s pro rata portion of the Escrow Fund or commence legal proceedings directly against such Seller to recover the same. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The Parties and their respective successors and assigns agree severally (but not jointly) to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent

Indemnification Expenses”) as follows: 50% to be paid by Purchaser and 50% to be paid by the Sellers on the basis of their respective pro rata portions of the Escrow Fund; provided, however, that if any Seller fails to timely pay his or her pro rata portion of the Agent Indemnification Expenses, the Parties agree that Purchaser may at its option pay such Seller’s pro rata portion of the Agent Indemnification Expenses and recover an equal amount from such Seller’s pro rata portion of the Escrow Fund or commence legal proceedings directly against such Seller to recover the same.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) calendar days’ written notice to Purchaser and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Purchaser and the Shareholder Representative shall use their commercially reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) calendar days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction for the appointment of a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(f) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid 50% by Purchaser and 50% by the Shareholder Representative on behalf of the Sellers on the basis of their respective pro rata portions of the Escrow Fund, in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Purchaser, or if the Parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. The Escrow Agent reserves the right to earn investment fees on Escrow Funds payable by third-party investment providers pursuant to contracts with the same.

(g) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity, including its administration of the Escrow Fund, may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.8 The Shareholder Representative.

(a) By virtue of the Closing Date Company Sellers and Debenture Holders entering into or acceding to this Agreement, each Closing Date Company Seller and each Debenture Holder appoints the Shareholder Representative as its agent and attorney-in-fact, and as the representative for and on behalf of the Closing Date Company Sellers and Debenture Holders. The Shareholder Representative shall have, on behalf of the Closing Date Company Sellers and Debenture Holders, the power and authority to:

(i) receive, deliver, order or make any payment relating to this Agreement and any other document pertaining to the transactions contemplated hereby, including, without limitation, to receive and distribute the proceeds of the sale of the Sellers’ Shares, the Seller Warrants and the Company Convertible Debentures and to hold or have held a portion of such proceeds in escrow in an interest-bearing account;

(ii) enter into any other agreement in relation to the Acquisition;

(iii) deliver and accept receipt of any notice, request or other communication relating to the Agreement and the Acquisition or any other document pertaining to the transactions contemplated hereby;

(iv) agree to amend this Agreement, any Related Agreement, or any other document pertaining to the transactions contemplated hereby;

(v) assert, negotiate, enter into settlements, consent or agree to arbitration and comply with any orders of courts and awards of arbitrators with respect to any claim under this Agreement (including with any third parties in respect of a Third Party Claim and any other claim by any Indemnified Party against any Closing Date Company Seller and/or any Debenture Holder, or any dispute between any Indemnified Party and any such Closing Date Company Sellers and Debenture Holders), and any other document pertaining to the transactions contemplated hereby, in each case relating to this Agreement and the transactions contemplated hereby;

(vi) waive any conditions precedent or subsequent to the performance of this Agreement and the transactions contemplated hereby;

(vii) conduct any matters relating to post-closing purchase price adjustments or similar matters, including the preparation and review of closing accounts, the payment, receipt, and distribution of funds related thereto, etc.;

(viii) take all actions under any escrow arrangements, as the case may be, including, for the avoidance of doubt, to represent the Closing Date Company Sellers and Debenture Holders in relation to the Escrow Agent, Purchaser and Parent;

(ix) sign any and all agreements, waivers, consents or other documentation in relation to the exercise or conversion, as applicable, of any Sellers’ Warrants or Company Convertible Debentures;

(x) take all actions necessary or appropriate in the sole judgment of the Shareholder Representative for the accomplishment of any of the foregoing and otherwise to represent the Closing Date Company Sellers and Debenture Holders in any other matter under the Agreement and otherwise in relation to the transactions contemplated hereby, including to sign any and all agreements, documents and receipts, carry out any and all other actions and make any other decisions at its discretion which, in the opinion of the Shareholder Representative, are deemed necessary or appropriate in relation to the transactions contemplated by this Agreement including but not limited to: (i) instructing banks or other financial institutions or persons to hold Shares, Company Warrants or Company Convertible Debentures as nominee (Sw. förvaltare) or to transfer Shares, Company Warrants or Company Convertible Debentures into any account or other arrangement intended to facilitate the transfer of such Shares, Company Warrants or Company Convertible Debentures to the Purchaser or Parent, as the case may be, in connection with the Closing of the transaction and to transfer the title to such Shares, Company Warrants or Company Convertible Debentures; and (ii) issuing any other instructions or confirmation related thereto to the Purchaser or Parent, as the case may be, or to any bank or any Person, including but not limited to issuing any instructions for payment or receipt of payment;

(xi) authorize payment to Purchaser or Parent, as the case may be, from the Escrow Fund for the satisfaction of claims by any Indemnified Party under this Agreement (including pursuant to Article II and Article VIII hereof), and to authorize payment to Purchaser from the Working Capital Escrow Fund;

(xii) object to any such payments detailed above;

(xiii) take any and all corporate actions in relation to the Acquisition, including but not limited to voting on the Closing Date Company Sellers’ and Debenture Holders’ behalf at the shareholders’ meeting of the Company on the Closing Date, as further set forth in Section 7.4(a)(i);

(xiv) otherwise to take all other actions that are either necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing.

(b) The agency of the Shareholder Representative may be changed by the Closing Date Company Sellers and Debenture Holders from time to time upon not less than thirty (30) calendar days prior written notice to Purchaser; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest in the Escrow Fund. The Shareholder Representative may resign its duties by notice to the Purchaser at any time without any further obligation.

(c) Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Closing Date Company Sellers.

(d) In relation to the holders of the Company Convertible Debentures and any Seller Warrants, the Shareholder Representative is further granted the power to sign all documents, take all actions and make and accept all declarations which it deems necessary or appropriate to (i) exercise the Seller Warrants into shares of the Company Capital Stock and (ii) convert the Company Convertible Debenture into shares of the Company Capital Stock, through the signing and execution of all necessary documentation therefore, including any notices to the Company, subscription lists and/or any other documents or agreements ancillary thereto, and the submitting of certificates representing the Seller Warrants and the Company Convertible Debentures to the Company. For the purposes of such Seller Warrant exercise and Company Convertible Debenture conversion, each relevant Closing Date Company Seller undertakes to pay all amounts and amounts payable in relation thereto, and shall promptly, upon the request of the Shareholder Representative, provide the Shareholder Representative with all relevant documentation required, including but not limited to providing the original Company Warrant certificates representing the Seller Warrants.

(e) The Shareholder Representative shall be entitled to act through its authorized representatives, or any person appointed by such authorized representatives.

(f) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith. The Closing Date Company Sellers and Debenture Holders shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred (whether before or after the date of this Agreement) without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative, reasonable compensation for work performed by the Shareholder Representative in the preparation of and execution of the transaction and pre- and post-closing expenses and other contingencies and services provided (the “Representative Expenses”). The Representative Expenses shall be allocated among the Closing Date Company Sellers and Debenture Holders in accordance with their respective pro rata portion of the Adjusted Purchase Price as forth in the Allocation Certificate.

(g) The Closing Date Company Sellers and Debenture Holders hereby acknowledge and accept that the Shareholder Representative may and will, in its sole discretion, retain funds from the proceeds of the sale of the Seller Shares, Seller Warrants, and Company Convertible Debenture, and disburse such funds for the Representative Expenses and other contingencies and expenses related to the transactions contemplated by this Agreement (including, without limitation, fees and expenses of counsel and other advisors) and that any unexpended funds will be distributed to the Closing Date Company Sellers and Debenture Holders at such time and in such manner as the Shareholder Representative in its sole discretion deems advisable.

(h) No bond shall be required of the Shareholder Representative. In addition to what is provided in Section 8.8(g) above, at the termination of the Escrow Period and following the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover any unpaid Representative Expenses prior to any distribution of cash amounts from the Escrow Fund to any Closing Date Company Sellers and Debenture Holders.

(i) A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Closing Date Company Sellers and Debenture Holders and shall be final, binding and conclusive upon the Closing Date Company Sellers and Debenture Holders, provided that such decision is within the scope of the Shareholder Representative’s authority set forth in this Section 8.8. The Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Closing Date Company Sellers and Debenture Holders. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

8.9 Seller Release and Indemnity.

(a) Release. Provided that Purchaser complies with its obligation to pay, or cause to be paid, to the Shareholder Representative Distribution Account the amount of cash set forth in Section 2.7(b) of this Agreement, each Closing Date Company Seller hereby forever releases, discharges and holds harmless Parent, Purchaser and the Company from any and all claims in respect of: (i) the distribution and allocation of such cash under this Agreement and (ii) any acts or omissions on the part of the Shareholder Representative (collectively, the “Released Matters”). Any payment made to the Shareholder Representative Distribution Account shall be deemed made to the Closing Date Company Seller in the amount indicated in the Allocation Certificate.

(b) Indemnity. Subject to the procedures set forth in Section 8.5 of this Agreement, the Closing Date Company Sellers shall indemnify and hold harmless Parent, Purchaser and the Company against any Losses (including fees and expenses of any attorneys or consultants retained by Parent, Purchaser or the Company) paid, suffered, incurred or sustained (whether before or after the date of this Agreement and whether directly or indirectly) as a result of, arising out of or in connection with any of the Released Matters.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a) by joint agreement of Purchaser and the Sellers;

(b) by Purchaser or the Sellers, if the Closing Date shall not have occurred by the ninety (90) calendar day anniversary of the date of this Agreement (the “Initial Termination Date”) which date may be extended by (i) Purchaser, in its sole and absolute discretion, to the thirty (30) calendar day anniversary of the Initial Termination Date if the third party consents that Sellers shall cause the Company to deliver pursuant to Section 7.2(d)(i) have not been timely delivered, or (ii) Purchaser or the Sellers, to the ninety (90) calendar day anniversary of the Initial Termination Date if the closing condition set forth in Section 7.1(b) has not been satisfied by the Initial Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(c) by Purchaser or the Sellers, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Acquisition illegal;

(d) by Purchaser, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, that would constitute an Action of Divestiture;

(e) by Purchaser, if there shall have occurred any event or condition of any kind or character that has had, or would reasonably be expected to have either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect;

(f) by Purchaser, if there has been a breach of any representation, warranty, covenant or agreement of the Company or the Sellers set forth in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by the Sellers, if there has been a breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement such that the conditions set forth in Section 7.3 hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Sellers, the Company, or any of their respective directors, officers, Senior Managers or other employees, or shareholders, if applicable; provided, however, that each Party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 6.3 hereof (Confidentiality), Section 6.4 hereof (Public Disclosure), Section 6.10 hereof (Expenses) and Article X hereof (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of the Party against whom enforcement is sought. This Agreement shall be, and each Seller’s status with respect to the terms and conditions of this Agreement (i.e., as Share Seller, Warrant Seller or Debenture Seller) shall be automatically amended to the extent of any automatic updates to Schedules B, C or D, as described in the Recitals to this Agreement. This Agreement may be amended at any time to add additional Sellers by execution of a counterpart signature page hereto by (a) such Seller (together with the addition of such Seller to the appropriate Schedule of the Agreement) and (b) Purchaser. For purposes of this Section 9.3, the Sellers agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Sellers whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of this Section 9.4, the Sellers agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Sellers whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	If to Purchaser, to:

Dolby Laboratories, Inc.
100 Potrero Avenue
San Francisco, CA 94103-4813
	Attention:	General Counsel
	Facsimile No.:	(415) 645-4000

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
	Attention:	Thomas C. DeFilipps, Esq.
Selwyn B. Goldberg, Esq.
Mark B. Baudler, Esq.
	Facsimile No.:	(650) 493-6811

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street, Spear Tower
Suite 3300
San Francisco, California 94105
	Attention:	Robert T. Ishii, Esq.
	Facsimile No.:	(415) 947-2099

(b)	If to the Shareholder Representative, to

CIMON Investment Managers AB
Pirgatan 13
SE-374 34 Karlshamn
Sweden
	Attention:	Per-Anders Johansson
	Facsimile No.:	+46 454 75 5049

with a copy to (which shall not constitute notice):

McLaughlin & Stern, LLP
260 Madison Avenue
New York, NY 10016
	Attention:	Steven W. Schuster, Esq.
	Facsimile No.:	(800) 203-1556

(c)	If to the Escrow Agent, to:

U.S. Bank National Association
One California Street, Suite 2100
San Francisco, CA 94111
	Attention:	Andrew Fung
	Facsimile No.:	(415) 273-4547

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

10.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Sellers’ Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the Parties hereto referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof.

10.4 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Sellers’ Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the Parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

10.5 Assignment. This Agreement, the Exhibits and Schedules hereto, the Sellers’ Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the Parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to its affiliates provided that Purchaser and Parent remains ultimately liable for all of Purchaser’s obligations hereunder.

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.9 Consent to Jurisdiction. Subject to the terms of Section 8.5 hereof, each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within County of New York, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York or the rules of the federal or state courts within the County of New York, State of New York, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 8.5 hereof, each Party agrees not to commence any legal proceedings related hereto except in such courts. The Parties are in agreement that a judgment by any federal or state court within the County of New York, State of New York, may be recognized and/or enforced also in any other country than the United States. The Parties to any such action shall use their best efforts to procure that such recognition and/or enforcement is obtained.

10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

DOLBY LABORATORIES, INC.

By:	/s/ Martin A. Jaffe
Name:	Martin Jaffe
Title:	Executive Vice President, Business Affairs

DOLBY SWEDEN HOLDING AB

By:	/s/ Martin A. Jaffe
Name:	Martin Jaffe
Title:	Chairman of the Board

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE:

CIMON INVESTMENT MANAGERS AB

By:	/s/ Eva Jonasson
Name:	Eva Jonasson
Title:	Deputy Director

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Staffan Rasjö
Staffan Rasjö

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

CIMON VENTURE TRUST AB

By:	/s/ Lars B. Danielsson
Name:	Lars B. Danielsson
Title:	Director of the Board

By:	/s/ Per-Anders Johansson
Name:	Per-Anders Johansson
Title:	Director of the Board

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

CARL EJLER RASMUSSEN HOLDING A/S

By:	/s/ Ernst Michaelsen
Name:	Ernst Michaelsen
Title:	CEO

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Lars Liljeryd
Lars Liljeryd

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Rocco Franzé
Pecunia Investment Corp.

By:	/s/ Rocco Franzé
Name:	Rocco Franzé
Title:	Director

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

NOKIA GROWTH PARTNERS

By:	/s/ Tapio Siik
Name:	Tapio Siik
Title:	Partner

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

VERDANE CAPITAL V A K/S

By:	/s/ Martin Pilotti
Name:	Martin Pilotti
Title:	Legal Counsel

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

VERDANE CAPITAL V B K/S

By:	/s/ Martin Pilotti
Name:	Martin Pilotti
Title:	Legal Counsel

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

FRAUNHOFER

By:	/s/ Thomas Doppelberger
Name:	Thomas Doppelberger
Title:

By:	/s/ Martin Seybold
Name:	Martin Seybold
Title:

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Johannes Rasjö
Johannes Rasjö

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Staffan Rasjö and /s/ Ewa Hemming Rasjö for Paulina Rasjö
Paulina Rasjö

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Bo-Axel Ax:son Johansson
Bo-Axel Ax:son Johansson

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

NOMIC HOLDING AB

By:	/s/ Per-Anders Johansson
Name:	Per-Anders Johansson
Title:	Chairman

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

GRUNDSTENEN 117867 AB

By:	/s/ Aice Matton
Name:	Aice Matton
Title:	CEO

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

BEJEF AB

By:	/s/ Björn Littorin
Name:	Björn Littorin
Title:	Director of the Board

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

GRUNDSTENEN 118077 AB

By:	/s/ Lars Molinder
Name:	Lars Molinder
Title:	Director

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

ROTULAV AB

By:	/s/ Lars Knutsson
Name:	Lars Knutsson
Title:

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

JAN ALFRED LUNDSTÖM

By:	/s/ Jan Alfred Lundstöm
Name:	Jan Alfred Lundstöm
Title:

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

NIZINA AB

By:	/s/ Jan Lundström
Name:	Jan Lundström
Title:

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

TAZLINA AB

By:	/s/ Jan Lundström
Name:	Jan Lundström
Title:

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Kenth Petersson
Kenth Petersson

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

ADYHOLD AB (S CSILLAG)

By:	/s/ Stefan Csillag
Name:	Stefan Csillag
Title:

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Solveig Johannesson
Solveig Johannesson

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Eskil Johanesson
Eskil Johanesson

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

DANSK JOESLI LTD APS

By:	/s/ Ernst Michaelsen
Name:	Ernst Michaelsen
Title:	CEO

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Martin Dietz
Martin Dietz

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

BOAX LTD

By:	/s/ Bo-Axel Ax:son Johnson
Name:	Bo-Axel Ax:son Johnson
Title:	Director

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Fredrik Henn
Fredrik Henn

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Per Ekstrand
Per Ekstrand

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Kristofer Kjörling
Kristofer Kjörling

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Per-Anders Johansson
Per-Anders Johansson

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Marita Broberg
Marita Broberg

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Lars B Danielsson
Lars B Danielsson

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Tomas Östin
Tomas Östin

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Per-Olof Gottfrid Holmertz
Per-Olof Gottfrid Holmertz

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

CT INTRESSENTER AB

By:	/s/ Per-Anders Johansson
Name:	Per-Anders Johansson
Title:	Director

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Carsten Tegeler
Carsten Tegeler

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Oliver Kunz
Oliver Kunz

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Stefan Meltzer
Stefan Meltzer

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Andreas Ehret
Andreas Ehret

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SELLERS

/s/ Lars Gillner
Lars Gillner

IN WITNESS WHEREOF, each of Parent, Purchaser, the Shareholder Representative, the Sellers and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

By:	/s/ Andrew Fung
Name:	Andrew Fung
Title:	Vice President

ARTICLE XI

APPENDIX A

11.1 Defined Terms. The following capitalized terms shall have the following respective meanings:

(a) “Acquisition” has the meaning set forth in the Recitals.

(b) “Action of Divestiture” shall have the meaning set forth in Section 6.5(b).

(c) “Adjusted Pre-Closing Taxes” shall have the meaning set forth in Section 2.6(e).

(d) “Adjusted Purchase Price” shall mean (i) the Company Adjusted Base Purchase Price plus (ii) the amounts set forth in Schedule 6.10(a) minus (iii) the Estimated Pre-Closing Taxes.

(e) “Agent Indemnification Expenses” has the meaning set forth in Section 8.7(e)(vii) of this Agreement.

(f) “Agent Interpleader Expenses” has the meaning set forth in Section 8.7(e)(vi) of this Agreement.

(g) “Aggregate Exercise Price” shall mean the sum of the Exercise Prices actually paid to the Company prior to or at the Closing Date by the holders of Company Warrants for the exercise of such Company Warrants.

(h) “Agreement” shall have the meaning set forth in the Recitals.

(i) “Allocation Certificate” shall mean that certain certificate delivered to Purchaser by the Company in accordance with Section 6.11 of this Agreement, which sets forth as of the Effective Time (i) for each Share Seller, the number of Sellers’ Shares, the Per Seller Share Purchase Price, the aggregate amount of cash payable promptly after the Effective Time and percentage interest in the Company Adjusted Base Purchase Price, the amount payable into the Escrow Fund, the amount payable to the Shareholder Representative Distribution Account, such Share Seller’s pro rata portion of the Third Party Expenses, withholding amounts, if any, and tax identification number to the extent such number is known, (ii) for each Warrant Seller, the number of Seller Warrants, the aggregate exercise price of such Seller Warrants, the number of new shares of Company Capital Stock issuable upon exercise of the Seller Warrants immediately prior to the Effective Time, the Per Seller Warrant Purchase Price, the aggregate amount of cash payable promptly after the Effective Time and percentage interest in the Company Adjusted Base Purchase Price, the amount payable into the Escrow Fund and Tax Deposit Account (if applicable), the amount payable to the Shareholder Representative Distribution Account, such Warrant Seller’s pro rata portion of the Third Party Expenses, withholding amounts, if any, and such Warrant Seller’s tax identification number to the extent such number is known, (iii) for each Debenture Holder, the principal amount and accrued interest of the Company Convertible Debenture, the aggregate number of new shares into which the Company Convertible Debentures are convertible assuming conversion of both principal amount and interest, if any, payable thereon, the amount of cash payable promptly after the Effective Time and percentage interest in the Company Adjusted Base Purchase Price, the amount payable into the Escrow Fund in respect of the new shares into which the Company Convertible Debenture is convertible, the amount payable to the Shareholder Representative Distribution Account and such Debenture Holder’s tax identification number to the extent such number is known; (iv) a list of the remaining Minority Holders, their respective number of Minority Shares and Warrants (aggregate number of warrants only, no names) and the aggregate amount of cash payable to such Minority Holders in the event they agree to sell their Minority Shares and Warrants to Purchaser on the same terms and conditions as the Share Sellers; and (v) such other information relevant thereto or which Purchaser may reasonably request.

(j) “Applicable Expiration Date” has the meaning set forth in Section 8.1(a) of this Agreement.

(k) “Articles of Association” shall have the meaning set forth in Section 3.1 of this Agreement.

(l) “Assignment Agreements” shall have the meaning set forth in the Recitals.

(m) “Balance Sheet Date” shall have the meaning set forth in Section 3.6.

(n) “Base Purchase Price” shall mean Two Hundred Fifty Million ($250,000,000) USD.

(o) “Basket” shall have the meaning set forth in Section 8.3(a) of this Agreement.

(p) “Basket Limitation Amount” shall have the meaning set forth in Section 8.3(a) of this Agreement.

(q) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Purchaser is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(r) “Closing” has the meaning set forth in Section 2.3 of this Agreement.

(s) “Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

(t) “Closing Date Company Seller” shall mean any Share Seller or Warrant Seller set forth on Schedules B and C, as those schedules may be updated, as of immediately prior to the Closing or the Second Closing, as the case may be.

(u) “Closing Date Company Shareholder” shall mean any holder of any Company Capital Stock immediately prior to the Closing, including but not limited to, holders of any new shares issued or issuable upon exercise of Company Warrants after the date hereof or holders of any new shares issued or issuable upon conversion of any Company Convertible Debentures after the date hereof.

(v) “Company” means Coding Technologies AB, Reg. No. 556542-4222.

(w) “Company Adjusted Base Purchase Price” has the meaning set forth in Section 2.6(d)(i).

(x) “Company Authorizations” has the meaning set forth in Section 3.17.

(y) “Company Capital Stock” shall mean the Shares, and any other shares of capital stock of the Company.

(z) “Company Closing Balance Sheet” shall have the meaning set forth in Section 2.6(a).

(aa) “Company Closing Working Capital” shall have the meaning set forth in Section 2.6(a).

(bb) “Company Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(a).

(cc) “Company Convertible Debenture” shall mean those certain convertible debentures of the Company issued on or about July 2007 with aggregate principal amounts equal to SEK 23,750,000 as more fully set forth on Schedule D.

(dd) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement in any location providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each employee benefit plan, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary (or which the Company or any Subsidiary could become under an obligation (whether or not legally enforceable) to maintain or contribute to) for the benefit of any Employee or surviving spouse or civil partner, child or other dependant of any Employee or with respect to which the Company or any Subsidiary has or may have any liability or obligation.

(ee) “Company Indebtedness” shall mean all liabilities or obligations of the Company and its Subsidiaries on a consolidated basis (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, derivative or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases and (v) in the nature of a guarantee of any of the obligations described in clauses (i) through (iv) above (which shall specifically include (A) any items listed under the heading “current liabilities” on the Company Closing Balance Sheet that have a clear financing nature and are interest-bearing and (B) all loans from the Sellers to the Company, but excluding any Pre-Closing Taxes).

(ff) “Company Intellectual Property” shall mean any Intellectual Property Rights that are owned in whole or part by, or exclusively licensed to, the Company or any of its Subsidiaries, including the Company Registered Intellectual Property. Company Intellectual Property shall further include, any Intellectual Property Rights which are jointly owned by the Company or any of its Subsidiaries and one or more third parties; provided that “Company Intellectual Property” excludes (i) the Intellectual Property Rights set forth in Section 3.14(k)(ii) of the Sellers’ Disclosure Schedule and (ii) the Intellectual Property Rights licensed by the entity set forth in Section 3.14(k)(iii) of the Sellers’ Disclosure Schedule to the Company pursuant to that certain agreement dated June 25, 2003.

(gg) “Company Material Adverse Effect” shall mean any change, event or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (A) the business, operations, assets (whether tangible or intangible), condition (financial or otherwise), capitalization of the Company and any of its Subsidiaries taken as a whole or (B) the ability of the Company to perform its obligations under the Agreement and the other agreements or transactions contemplated hereby and thereby, except any of the following shall not be deemed to constitute, in and of itself, a Company Material Adverse Effect:

(i) changes in the industry in which the Company is engaged, provided that such changes do not have a unique or materially disproportionate impact upon the Company or any of its Subsidiaries relative to other companies in the same industry;

(ii) changes that occur by reasons of terrorism or acts of war, provided that such changes do not have a unique or materially disproportionate impact upon the Company or any of its Subsidiaries relative to other companies in the same industry or geographic region; and

(iii) any loss of customers or suppliers or the relationships with those Persons identified on Schedule 11.1(gg) of this Agreement demonstrated to be proximately caused by the public disclosure of the transactions contemplated by this Agreement.

(hh) “Company Officer’s Closing Certificate” has the meaning set forth in Section 7.2(n) of this Agreement.

(ii) “Company Option” means any issued and outstanding option or Company Warrant (including commitments to grant options or Company Warrants) to purchase or otherwise acquire shares of Company Capital Stock.

(jj) “Company Products” has the meaning set forth in Section 3.14(a).

(kk) “Company Registered Intellectual Property” shall have the meaning set forth in Section 3.14(b).

(ll) “Company Share Certificate” means a certificate representing ownership in any shares of Company Capital Stock.

(mm) “Company Shareholder” shall mean a holder of any shares of Company Capital Stock.

(nn) “Company Source Code” means, collectively, (A) the source code for any Software that is embodied or incorporated in Company Product, and (B) the net lists, GDS-II files, verilog files and RTL files, or other similar code constituting the designs for any Company Products or upon which the manufacture of any Company Products can be based.

(oo) “Company Tax Statement” shall have the meaning set forth in Section 2.6(e).

(pp) “Company Warrants” means warrants issued by the Company and exercisable for new shares of the Company Capital Stock.

(qq) “Company’s German Subsidiary” shall mean Coding Technologies GmbH, registered with the commercial register of the Nurnberg local court under HR B 17557.

(rr) “Confidentiality Agreement” means that certain Dolby Laboratories, Inc. Non-Disclosure Agreement entered into between Purchaser and the Company on January 18, 2007.

(ss) “Conflict” shall have the meaning set forth in Section 3.4.

(tt) “Consolidated Group” shall have the meaning set forth in Section 3.11(a).

(uu) “Consultant Proprietary Information Agreement” shall mean a Contract between Company or any of its Subsidiaries pursuant to which Company or any of its Subsidiaries has engaged a third party consultant or contractor to provide any services including with respect to any Intellectual Property creation or design.

(vv) “Consultation Period” shall have the meaning set forth in Section 2.6(c)(ii)

(ww) “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

(xx) “Corrected Purchase Price” shall have the meaning set forth in Section 2.6(b).

(yy) “Correction Amount” shall have the meaning set forth in Section 2.6(d)(iii).

(zz) “Correction Period” shall have the meaning set forth in Section 2.6(b).

(aaa) “Current Balance Sheet” shall have the meaning set forth in Section 3.6.

(bbb) “Debenture Holders” shall have the meaning set forth in the Recitals.

(ccc) “Director Resignation and Release Letter” has the meaning set forth in Section 6.8(b) of this Agreement.

(ddd) “Effective Time” shall mean the time immediately after all conditions to closing have been satisfied and the Closing has occurred.

(eee) “Employee” shall mean any current or former employee or director of the Company or any of its Subsidiaries; provided, however, that solely with respect to Section 3.22 of the Agreement, “Employee” shall mean any current employee or director of the Company or any of its Subsidiaries.

(fff) “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any Employee.

(ggg) “Employee Proprietary Information Agreement” shall mean a Contract between the Company or any of its Subsidiaries and an employee with respect to ownership of Intellectual Property and/or the protection of confidential information.

(hhh) “Employee Warrant Seller” shall mean a Warrant Seller employed by the Company or any of its Subsidiaries as of immediately prior to the Closing.

(iii) “Environmental Laws” shall mean all applicable laws (including common laws) statutes, civil codes, directives, guidance, rules, regulations, orders, treaties, orders, instructions or awards of any courts or any Governmental Entity which prohibit, regulate or control any Hazardous Material or the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees).

(jjj) “EPO” shall have the meaning set forth in Section 3.14(b).

(kkk) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(lll) “Escrow Agent” shall have the meaning set forth in the Recitals.

(mmm) “Escrow Amount” shall mean an amount equal to USD $25,000,000.

(nnn) “Escrow Fund” means the account held with the Escrow Agent in accordance with the terms of Section 8.7 of this Agreement.

(ooo) “Escrow Period” has the meaning set forth in Section 8.7(c) of this Agreement.

(ppp) “Estimated Adjustment Amount” means the Net Cash as calculated by the Company pursuant to Section 2.6(a) minus the Preliminary Company Working Capital Adjustment Amount.

(qqq) “Estimated Pre-Closing Taxes” shall have the meaning set forth in Section 2.6(e).

(rrr) “Excess Third Party Expenses” shall have the meaning set forth in Section 6.10 of this Agreement.

(sss) “Exercise Price” shall mean the per share exercise price of a Company Warrant, as converted into USD based on the exchange rate of 6.3943 Swedish Kronor (SEK) per USD.

(ttt) “Expiration Date” has the meaning set forth in Section 8.1(a) of this Agreement.

(uuu) “Export Approvals” has the meaning set forth in Section 3.25(a) of this Agreement.

(vvv) “Final Closing Adjustment Amount” means the Final Closing Net Cash as calculated pursuant to Section 2.6(c)(iii) minus the Final Closing Working Capital Adjustment Amount.

(www) “Final Closing Balance Sheet” shall have the meaning set forth in Section 2.6(c)(iii).

(xxx) “Final Closing Net Cash” shall have the meaning set forth in Section 2.6(c)(iii).

(yyy) “Final Closing Working Capital” shall have the meaning set forth in Section 2.6(c)(iii).

(zzz) “Final Closing Working Capital Adjustment Amount” means (i) in the event that the Final Closing Working Capital as determined pursuant to Section 2.6(c)(iii) is less than Target Closing Working Capital, the full amount by which Target Closing Working Capital exceeds the Final Closing Working Capital; and (ii) in the event that the Final Closing Working Capital as determined pursuant to Section 2.6(c)(iii) is greater than or equal to the Target Closing Working Capital, zero.

(aaaa) “Financials” shall have the meaning set forth in Section 3.6.

(bbbb) “FTC” means the United States Federal Trade Commission.

(cccc) “Fully Diluted Share(s)” shall have the meaning set forth in the Recitals.

(dddd) “GAAP” shall mean Swedish generally accepted accounting principles.

(eeee) “GAAS” has the meaning set forth in Section 6.14.

(ffff) “Governmental Entity” has the meaning set forth in Section 3.5.

(gggg) “Hazardous Material” is any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, nuisance, or otherwise a danger to health, reproduction or the environment.

(hhhh) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(iiii) “Indemnified Party(ies)” has the meaning set forth in Section 8.2(a) of this Agreement.

(jjjj) “Independent Accounting Firm” shall have the meaning set forth in Section 2.6(c)(iii).

(kkkk) “Independent Accounting Firm Expenses” shall have the meaning set forth in Section 2.6(c)(iii).

(llll) “Independent Contractor” shall mean any current or former consultant or independent contractor of the Company or any of its Subsidiaries; provided, however, that solely with respect to Section 3.22 of the Agreement, “Independent Contractor” shall mean any current consultant or independent contractor of the Company or any of its Subsidiaries.

(mmmm) “Initial Termination Date” has the meaning set forth in Section 9.1(b) of this Agreement.

(nnnn) “In-Licenses” has the meaning set forth in Section 3.14(j) of this Agreement.

(oooo) “Intellectual Property” shall mean Technology and Intellectual Property Rights.

(pppp) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith or with Intellectual Property: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (vii) any other rights in or to Technology; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(qqqq) “Interim Financials” shall have the meaning set forth in Section 3.6.

(rrrr) “IP Licenses” has the meaning set forth in Section 3.14(j) of this Agreement.

(ssss) “IRS” shall mean the United States Internal Revenue Service.

(tttt) “Key Employees” has the meaning set forth in Recital H.

(uuuu) “Key Employee Agreements” has the meaning set forth in Recital H.

(vvvv) “Knowledge” shall mean, (i) when used with respect to the Sellers, the actual knowledge of any of the Senior Managers, and (ii) the knowledge of facts that such individuals would have after making due inquiry of the employees and directors of the Company and its Subsidiaries having administrative, managerial, supervisory or technological responsibility for such matters.

(wwww) “Leased Properties” has the meaning set forth in Section 3.13(b)(i).

(xxxx) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(yyyy) “Loss(es)” has the meaning set forth in Section 8.2(a) of this Agreement.

(zzzz) “Material Contract(s)” has the meaning set forth in Section 3.15(a).

(aaaaa) “Minority Holder Excess Payments” shall mean the aggregate amount of payments made by Purchaser to the Minority Holders in respect of their Minority Shares and Warrants in excess of the Per Seller Share Purchase Price or Per Seller Warrant Purchase Price, as applicable, for each such Minority Share or Warrant as (i) ordered by a court of competent jurisdiction or other relevant Governmental Entity or (ii) agreed upon between Purchaser and the

Minority Holders; provided in the case of clause (ii) that the Shareholder Representative shall have consented to such agreement between Purchaser and the Minority Holders, which consent shall not be unreasonably withheld.

(bbbbb) “Minority Holders” means the owners of the Minority Shares and Warrants, as set out in Schedule 11.1(bbbbb) (solely with respect to the Warrants, such information is set forth to the Knowledge of the Sellers).

(ccccc) “Minority Holders Amount” shall mean the amount of the Adjusted Purchase Price to which the Minority Holders would have been entitled had they sold their Shares and Company Warrants at the Closing.

(ddddd) “Minority Shares and Warrants” means (i) the shares of the Company held by Minority Holders who did not sell their Shares at Closing pursuant to the terms of this Agreement, and (ii) Company Warrants not exercised prior to Closing and not sold at Closing, representing in the aggregate less than ten percent (10%) of all outstanding Fully Diluted Shares, in each case as set forth in the Allocation Certificate.

(eeeee) “Modified Agreements” has the meaning set forth in Section 6.7(b).

(fffff) “Net Cash” shall mean the difference (either positive or negative) obtained by subtracting (i) the total consolidated sum of cash and cash equivalents (including the Aggregate Exercise Price) on the Company Closing Balance Sheet by (ii) the Company Indebtedness.

(ggggg) “Notice of Dispute” has the meaning set forth in Section 2.6(c)(i).

(hhhhh) “Objection Notice” has the meaning set forth in Section 8.5(b).

(iiiii) “Officer’s Certificate” has the meaning set forth in Section 8.5(a).

(jjjjj) “Open Source” shall mean any Software or other Technology that is distributed or licensed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License); any such license an “Open Source License”.

(kkkkk) “Ordinary Course of Business” means an action that (i) is recurring in nature, (ii) consistent with the Company’s and its Subsidiaries’ past practices and (iii) is taken in the ordinary course of the Company’s and/or its Subsidiaries’, as applicable, normal operations.

(lllll) “Other Securities” has the meaning set forth in the Recitals.

(mmmmm) “Other Sellers” has the meaning set forth in the Recitals.

(nnnnn) “Out-Licenses” has the meaning set forth in Section 3.14(j) of this Agreement.

(ooooo) “Parent” shall have the meaning set forth in the Recitals.

(ppppp) “Party” means the Sellers, the Company or Purchaser, and “Parties” means the Sellers, the Company and Purchaser, collectively.

(qqqqq) “Permitted Agreements” means any of the following: (i) licenses with respect to Company Products in the Ordinary Course of Business and on substantially the same terms set forth in the Company’s Standard Form Agreements for aggregate consideration of less than $150,000 (provided that such consideration is not less than the amounts charged by the Company in substantially similar transactions with respect to such Company Products); or (ii) Shrink-Wrap Code.

(rrrrr) “Permitted Liens” means any of the following: (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (iii) restrictions on transfer of securities imposed by applicable state and federal securities laws; provided that in each case such underlying liability is set forth on the Company Closing Working Capital Statement.

(sssss) “Per Seller Share Purchase Price” shall have the meaning set forth in Section 2.2(a).

(ttttt) “Per Seller Warrant Purchase Price” shall have the meaning set forth in Section 2.2(b).

(uuuuu) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(vvvvv) “Pre-Closing Taxes” means any liabilities for Taxes of the Company or any of its Subsidiaries attributable to any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”), and including any liabilities for Taxes (including, but not limited to, payroll and employment Taxes) in connection with the transactions contemplated by this Agreement incurred by the Company or with respect to Employees of the Company or its Subsidiaries. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), any real, personal or intangible property Taxes or similar Taxes (“Property Taxes”) imposed upon the Company or any of its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing

Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.

(wwwww) “Preliminary Company Working Capital Adjustment Amount” shall mean (i) in the event that the Company Closing Working Capital as determined pursuant to Section 2.6(a) is less than Target Closing Working Capital, the full amount by which Target Closing Working Capital exceeds the Company Closing Working Capital; and (ii) in the event that the Company Closing Working Capital as determined pursuant to Section 2.6(a) is greater than or equal to the Target Closing Working Capital, zero.

(xxxxx) “Property Lease” has the meaning set forth in Section 3.13(b)(i).

(yyyyy) “Properties” shall mean all freehold/leasehold properties occupied or owned by the Company or any of its Subsidiaries.

(zzzzz) “PTO” shall have the meaning set forth in Section 3.14(b).

(aaaaaa) “Purchase Price Adjustment Deliverables” shall have the meaning set forth in Section 2.6(b).

(bbbbbb) “Purchaser” shall have the meaning set forth in the Recitals.

(cccccc) “Purchaser Closing Adjustment Amount” means the Net Cash as calculated by Purchaser pursuant to Section 2.6(b) minus the Purchaser Working Capital Adjustment Amount.

(dddddd) “Purchaser Closing Balance Sheet” shall have the meaning set forth in Section 2.6(b).

(eeeeee) “Purchaser Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(b).

(ffffff) “Purchaser Tax Statement” shall have the meaning set forth in Section 2.6(e).

(gggggg) “Purchaser Working Capital Adjustment Amount” shall mean (i) in the event that the Closing Working Capital as determined by Purchaser pursuant to Section 2.6(b) is less than Target Closing Working Capital, the full amount by which Target Closing Working Capital exceeds the Closing Working Capital as determined by Purchaser pursuant to Section 2.6(b); and (ii) in the event that the Closing Working Capital as determined by Purchaser pursuant to Section 2.6(b) is greater than or equal to the Target Closing Working Capital, zero.

(hhhhhh) “Purchaser’s VP Bank” shall have the meaning set forth in Section 7.4(a)(ii).

(iiiiii) “Registered Intellectual Property” shall mean all United States, Swedish, German or other international or foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications to register Copyrights, and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(jjjjjj) “Related Agreements” shall mean (i) the Confidentiality Agreement, (ii) the Key Employee Agreements and (iii) all other agreements, instruments and certificates entered into by any of the Company or the Sellers in connection with the transactions contemplated `herein.

(kkkkkk) “Released Matters” has the meaning set forth in Section 8.9(a) of this Agreement.

(llllll) “Representative Expenses” has the meaning set forth in Section 8.8(f) of this Agreement.

(mmmmmm) “Returns” shall have the meaning set forth in Section 3.11(b) of this Agreement.

(nnnnnn) “Review Period” has the meaning set forth in Section 2.6(c)(i) of this Agreement.

(oooooo) “Swedbank” means Swedbank AB (publ).

(pppppp) “Second Closing” has the meaning set forth in Section 2.4 of this Agreement.

(qqqqqq) “Second Closing Date” has the meaning set forth in Section 2.4 of this Agreement.

(rrrrrr) “SEK” means Swedish kronor.

(ssssss) “Sellers” means the Share Sellers and the Other Sellers, collectively, as defined in the Recitals.

(tttttt) “Sellers’ Disclosure Schedule” has the meaning set forth in Article III of this Agreement.

(uuuuuu) “Sellers’ Shares” means 11,379,899 shares in the Company, representing ninety percent (90%) or more of all Shares in the Company as defined in the Recitals.

(vvvvvv) “Sellers’ VP Account” has the meaning set forth in Section 7.4(a)(ii) of this Agreement.

(wwwwww) “Seller Warrants” means those certain warrants issued to the Warrant Sellers and exercisable for new shares of the Company Capital Stock, as more fully set forth on Schedule C.

(xxxxxx) “Senior Managers” shall mean those certain Employees of the Company with management responsibilities as set forth on Schedule 11.1(xxxxxx) of this Agreement.

(yyyyyy) “SHA” has the meaning set forth in Section 2.11 of this Agreement.

(zzzzzz) “SHA Sellers” has the meaning set forth in Section 2.11 of this Agreement.

(aaaaaaa) “Share(s)” shall have the meaning set forth in the Recitals.

(bbbbbbb) “Shareholder Representative” shall have the meaning set forth in the Recitals.

(ccccccc) “Shareholder Representative Distribution Account” shall mean a bank account set up by the Shareholder Representative for the distribution of the funds to be delivered to the Sellers in accordance with Section 2.7(b) and Section 2.6(d) of this Agreement.

(ddddddd) “Shareholder Representative’s VP Bank” shall have the meaning set forth in Section 7.4(a)(ii).

(eeeeeee) “Share Sellers” shall have the meaning set forth in the Recitals.

(fffffff) “Shrink-Wrap Code” shall mean generally commercially available Software or binary code (other than development tools and development environments) where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

(ggggggg) “Software” shall mean and all computer software, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code, object code, net lists, GDS-II files, gerber files, test vectors, data (including image and sound data) and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

(hhhhhhh) “Source Code” shall mean Software, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form or from which object code can be derived by compilation or otherwise.

(iiiiiii) “Specified GAAP Financials” shall have the meaning set forth in Section 6.14.

(jjjjjjj) “Specified Representations” has the meaning set forth in Section 8.1(a) of this Agreement.

(kkkkkkk) “Standard Form Agreements” shall have the meaning set forth in Section 3.14(s).

(lllllll) “Standards Body” has the meaning set forth in Section 3.14(q) of this Agreement.

(mmmmmmm) “Statement of Expenses” shall have the meaning set forth in Section 6.10(b).

(nnnnnnn) “Subsidiary” shall mean any Person (excluding, in the case of the Company, those entities set forth on Section 3.3(e) of the Sellers’ Disclosure Schedule), whether or not existing on the date hereof, in which the Company or Purchaser, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person. The Subsidiaries of the Company, along with a complete list of subsidiary shareholders, officers, Senior Managers and directors, as applicable, are listed on Schedule 11.1(nnnnnnn).

(ooooooo) “Target Closing Working Capital” shall mean one (1) USD.

(ppppppp) “Tax” shall have the meaning set forth in Section 3.11(a).

(qqqqqqq) “Tax Deposit Account” shall have the meaning set forth in Section 2.5.

(rrrrrrr) “Tax Deposit Amount” shall mean the amount for payment of individual income taxes that the Company is required to withhold under German law with respect to German Employees who transfer or exercise Seller Warrants at Closing.

(sssssss) “Tax Incentive” shall have the meaning set forth in Section 3.11(b)(xiv).

(ttttttt) “Technology” shall mean any or all of the following: (i) works of authorship, including computer programs in any form, including but not limited to, Source Code and object code, whether embodied in Software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections, customer lists and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, Web addresses and sites; (vii) tools, methods and processes; and (viii) all instantiations and disclosures of the foregoing in any form and embodied in any media, and all documentation related to the foregoing.

(uuuuuuu) “Terminated Agreements” shall have the meaning set forth in Section 6.7(b).

(vvvvvvv) “Third Party Claim” has the meaning set forth in Section 8.6 of this Agreement.

(wwwwwww) “Third Party Expenses” has the meaning set forth in Section 6.10(a) of this Agreement.

(xxxxxxx) “Threshold Adjustment Amount” has the meaning set forth in Section 2.6(d)(ii) of this Agreement.

(yyyyyyy) “Unresolved Claim” has the meaning set forth in Section 8.7(c) of this Agreement.

(zzzzzzz) “U.S.” means the United States of America.

(aaaaaaaa) “USD” means United States Dollars.

(bbbbbbbb) “Warrant Sellers” shall have the meaning set forth in the Recitals.

(cccccccc) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(dddddddd) “Working Capital” shall mean, as of a particular date, an amount equal to (x) all current assets of the Company, on a consolidated basis, as of such date, calculated in accordance with GAAP (including all forms of accounts receivables, but excluding cash and cash equivalents) minus (y) all current liabilities of the Company, on a consolidated basis, as of such date, calculated in accordance with GAAP (but excluding, whether or not in accordance with GAAP, (A) any Pre-Closing Taxes and (B) any Company Indebtedness that has been included in the Net Cash adjustment).

(eeeeeeee) “Working Capital Escrow Amount” shall have the meaning set forth in Section 2.6(d)(ii).

(ffffffff) “Working Capital Escrow Fund” shall have the meaning set forth in Section 2.6(d)(ii).

(gggggggg) “Year-End Financials” shall have the meaning set forth in Section 3.6.

Exhibit A

Not Applicable

Exhibit B

FORM OF RESIGNATION LETTER

TO THE BOARD OF DIRECTORS OF CODING TECHNOLOGIES AB

I, [NAME] (PERSONAL ID NUMBER), hereby resign as member of the board (or deputy member, as applicable) of directors of Coding Technologies AB (reg. no 556542-4222) (the “Company”), effective from the date hereof.

I hereby confirm that I, as per the date hereof, do not have any claims for compensation or other demands on the Company as a result of my position as a board member.

Place:

Date:

[NAME]

Exhibit C

ON PURCHASER SWEDEN LETTERHEAD

To the owners of shares and warrants in Coding Technologies AB

OFFER TO PURCHASE SHARES AND WARRANTS IN [TARGET] TECHNOLOGIES AB

DolbyLaboratories Inc’s wholly owned Swedish subsidiary, Dolby Sweden Holding AB (“Dolby Sweden”) has, through a Share Transfer Agreement dated 8 November 2007 (the “Agreement”), acquired shares and warrants to purchase shares in Coding Technologies AB (the “Company”) constituting 94.5745 per cent of the shares in the Company on a fully diluted basis.

In accordance with the terms that have been agreed between us and the sellers of the majority of shares and warrants in the Company, we hereby offer to purchase your shares and/or warrants in the Company on the same terms and conditions as those applied in the Agreement.

For your information, the per share purchase price under the Agreement is USD 18.93635592 (eighteen point nine three six three five five nine two), and the price per warrant is the same amount minus the exercise price of such warrant.1

This offer expires on [DATE]. Please contact [insert name] to confirm if you wish to accept this offer. You may also call [insert name] in the event you have any questions.

Very truly yours,

DOLBY SWEDEN HOLDING AB

[1]	Proceeds are subject to certain adjustments, as well as escrow arrangements (approx. 11%) and deductions for costs (approx. 3,75%).

Exhibit D

MCLAUGHLIN & STERN, LLP

260 MADISON AVENUE
STEVEN W. SCHUSTER	NEW YORK, NEW YORK 10016	MILLBROOK OFFICE
Partner	(212) 448–1100	Franklin Avenue
Direct Phone: (212) 448-6216	FAX (212) 448–0066	P.O. Box 1369
Direct Fax: 1(800) 203-1556		Millbrook, New York 12545
E–Mail: sschuster@mclaughlinstern.com		(845) 677–5700
Fax (845) 677–0097

November 8 , 2007

Dolby Sweden Holding AB

c/o Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

Gentlemen:

We are counsel to the Sellers of Shares and Company Warrants of Coding Technologies AB., a corporation duly organized under the laws of Sweden (the “Company”), and have been requested by them to render our opinion as to the matters hereinafter set forth in connection with your purchase of the Shares and Company Warrants of the Company pursuant to a Stock Transfer Agreement dated as of November 8, 2007 amongst Dolby Laboratories, Inc., Dolby Sweden Holding AB, the Sellers, CIMON Investment Manager AB, as Shareholder Representative and U.S. Bank National Association, as Escrow Agent (the “Agreement”).

In connection with the opinions expressed herein, we have made such examination of law as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties of the Sellers as to factual matters contained in and made by the Sellers pursuant to the Agreement and upon certificates and statements of officers of the Company. We have also examined originals or copies of certain corporate documents or records of the Company.

In addition, we have examined, among other things, originals or copies of such documents that we consider necessary or advisable for the purpose of rendering these opinions. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

In rendering the opinion set forth in paragraph one hereof we have assumed the correctness of the opinions of Mannheimer Swartling Advokatbyra AB and Mannheimer Swartling Rechtsanwalte dated the date hereof (the “Mannheimer Opinions”) that the Agreement has been duly authorized by each Swedish Company and the German Society and duly executed by each Swedish Seller and each German Seller (as the terms “Swedish Company,” “German Society,” “Swedish Seller” and “German Seller” are defined in the Mannheimer Opinions).

To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Agreement other than the Sellers and the Shareholder Representative have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

As used in this opinion, the expression “to our knowledge” refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company and Sellers solely in connection with the Agreement and the transactions contemplated thereby, and without any independent investigation of any underlying facts or situations.

The defined terms used herein shall have the meaning ascribed to such terms in the Agreement.

The opinions hereafter expressed are qualified to the extent that: (i) the enforceability of any rights or remedies in any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines now or hereafter affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law or in a bankruptcy proceeding); (ii) the availability of specific performance, injunctive relief or any other equitable remedies is subject to the discretion of a court of competent jurisdiction; (iii) the provisions of any document, agreement or instrument that (1) may require indemnification for, or waiver or release of, liabilities under the provisions of any securities laws or in respect to the gross negligence or intentional act or omission of the indemnified or released party or its representatives or agents or (2) waive any rights granted by constitutional, common or statutory law, may be ineffective or unenforceable; and (iv) provisions of any documents granting any so called “self-help” or any extrajudicial rights and remedies (including any power of attorney) may not be enforceable. Insofar as the indemnity provisions of the Agreement may encompass indemnification with respect to violation of laws, enforcement thereof may be limited by public policies underlying such laws.

We express no opinion on the validity, binding effect or enforceability under any provisions of the Agreement (i) which waive any rights afforded to any party thereto under any statute or constitutional provisions, (ii) which waive broadly or vaguely stated rights or future rights, or waive certain rights or defenses to obligations where such waivers are against statutes, laws or public policy, or (iii) the breach of which a court concludes is not material or does not adversely affect the non-breaching party. We express no opinion with respect to the enforceability of Section 7.4(a)(x) as it relates to the release of the Company and its Subsidiaries from all guarantees, indemnities or other obligations given or incurred by the Company or any of its Subsidiaries in favor of any of the Sellers’ affiliates.

This opinion letter has been prepared by attorneys who are members of the bar of the State of New York, and the opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States of America. We express no opinion as to the laws of any other state or jurisdiction of the United States or of any foreign jurisdiction. We have made no inquiries into any laws and regulations of any other jurisdiction or jurisdictions or as to the law relating to choice of law or conflicts of law principles. For purposes of this opinion we assume that the laws of such other jurisdictions are the same as of the laws of the State of New York. We note that the parties to the Agreement have designated the laws of the State of Delaware as the laws governing the Agreement. The opinion in paragraph 1 below as to the validity, binding effect and enforceability of the Agreement and the due execution and delivery by each Seller organized under the laws of the State of Delaware is based solely upon the result that would be obtained if a New York court were to apply the internal laws of the State of New York (excluding conflicts of law principles) to the interpretation and enforcement of the Agreement.

Based on the foregoing, we are of the opinion that:

1. The Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

2. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company or the Sellers in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated thereby.

3. To our knowledge, there is no action, suit, proceeding or investigation, against the Company, any of its Subsidiaries, or any of their respective Senior Managers or directors, or any of the Sellers before any Governmental Entity that seeks to prevent, enjoin or materially alter or delay the Acquisition or any of the transactions contemplated by the Agreement. To our knowledge, there is no judgment, decree or order of any Governmental Entity outstanding against the Company, any of its Subsidiaries, any of their respective Senior Managers or directors, or the Sellers that seeks to prevent, enjoin or materially alter or delay the Acquisition or any of the transactions contemplated by the Agreement.

This opinion is rendered to you solely pursuant to Section 7.2(m) of the Agreement. As such, it may be relied upon by you only and may not be used or relied upon by any other person for any purpose whatsoever without our prior written consent.

Very truly yours,

MCLAUGHLIN & STERN, LLP

By:

[FORM OF OPINION]

MANNHEIMER SWARTLING

Dolby Sweden Holding AB (the “Addressee”)

Stockholm 8 November 2007

Dear Sirs,

Share Transfer Agreement in relation to the shares in Coding Technologies AB

We act as legal counsel in Sweden for certain of the Sellers listed in Schedule A (collectively the “Sellers”, and each of them a “Seller”) in connection with a Share Transfer Agreement in respect of the shares in Coding Technologies AB (the “Target”), dated 5 November 2007 (the “STA”) between Dolby Sweden Holding AB, the Sellers, CIMON Investment Manager AB, as Shareholder Representative and U.S. Bank International Association, as Escrow Agent.

1.	We have examined the following.

(a)	A copy of the executed STA.

(b)	The warrant certificates listed in Schedule B together with the related conditions for such warrants no. 2004:1 and 2004:2 (the “Non-negotiable Certificates”).

(c)	The warrant certificates listed in Schedule C together with the related conditions for such warrants no. 2003:1 (the “Negotiable Certificates”).

MANNHEIMER SWARTLING

8 November 2007        2(10)

(d)	A copy of a registration certificate of each Swedish Company (as defined below), each dated 2 November 2007.

(e)	A copy of the minutes from a meeting held by the board of directors of:

(i) CIMON Investment Managers AB, dated 5 November 2007;

(ii) CIMON Venture Trust AB, dated 22 October 2007;

(iii) Nomic Holding AB, dated 23 October 2007;

(iv) Bejef AB (previously Södgars Etablerings 690 AB), dated 23 October 2007;

(v) Grundstenen 117867 AB, dated 23 October 2007;

(vi) Nordic Tender Holdings AB (previously Grundstenen 118077 AB), dated 23 October 2007;

(vii) Rotulav AB, dated 23 October 2007;

(viii) Nizina AB, dated 3 November 2007;

(ix) Tazlina AB, dated 3 November 2007;

(x) Adyhold AB, dated 2 November 2007; and

(xi) CT Intressenter AB, dated 23 October 2007.

(f)	A copy of the Articles of Association of each Swedish Company registered with the Swedish Companies Registrations Office (Sw. Bolagsverket) on 2 November 2007.

(g)	The minutes from the extraordinary shareholders meeting of Nordic Tender Holdings AB (previously Grundstenen 118077 AB), dated 16 October 2007.

(h)	A copy of the application to the Swedish Companies Registration Office (Sw. Bolagsverket) for the registration of a change of board members of Nordic Tender Holdings AB (previously Grundstenen 118077 AB), dated 16 October 2007, and stamped as received by the Swedish Companies Registrations Office (Sw. Bolagsverket) on 19 October 2007.

MANNHEIMER SWARTLING

8 November 2007        3(10)

Our examination has been limited to a review of the above documents and we have made no review of any other documents or certificates.

The companies referred to in 1(e)(i) to (and including )1(e)(xi) are collectively referred to as the “Swedish Companies”, and each as a “Swedish Company”. Each Seller that is a Swedish Company or an individual residing in Sweden is a “Swedish Seller”.

2.	We have assumed the following.

(a)	All signatures (and the identity of all signatories) are genuine, all documents submitted to us are authentic and complete, and all documents submitted to us as certified, conformed, photostatic or fax copies or by e-mail or other electronic transmission conform to the authentic original documents.

(b)	All documents, resolutions, authorisations, powers and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action.

(c)	There are no provisions of the laws, including, but not limited to, public policy or mandatory rules, of any jurisdiction other than Sweden, which would have any implications on the opinion we express.

(d)	The STA imposes legally valid, binding and enforceable obligations upon the parties thereto under the laws of the State of Delaware, the United States, being the laws by which such document is expressed to be governed.

(e)	There are no provisions or other aspects of any agreement or other document, other than the STA and the other documents listed under section 1 above, relating to the STA, which would have any implications on the opinion we express.

(f)	All factual representations contained in the documents produced to us, or otherwise made to us, are true, accurate and complete, other than representations as to matters upon which we express our opinion herein, and therefore we have made no independent investigations thereof.

(g)

All necessary consents, authorisations and approvals required in any relevant jurisdiction, other than Sweden, for the execution of the STA by each of the parties thereto have been, or will be, obtained and all necessary

MANNHEIMER SWARTLING

8 November 2007        4(10)

notices, filings, registrations and recordings required in any applicable jurisdiction, other than Sweden, in respect of the STA have been, or will be, given or effected in accordance with the laws and regulations of every such applicable jurisdiction.

(h)	All jurisdictions in which a Warrant Seller (as defined in the STA) is incorporated (in relation to legal entities or corporations) or residing (in relation to individuals) (excluding Sweden) applies the lex rei sitae rule in determining the choice of laws to govern the perfection (Sw. sakrättsligt skydd) in relation to the transfer of negotiable and non-negotiable instruments.

(i)	All jurisdictions in which a Warrant Seller (as defined in the STA) is incorporated (in relation to legal entities or corporations) or residing (in relation to individuals) (excluding Sweden) applies the lex rei sitae rule in relation to the non-negotiable instruments so that it will indicate the laws of the jurisdiction in which the underlying debtor is domiciled as the jurisdiction in with the claim is located.

(j)	The meetings of the board of directors of the Swedish Companies were duly convened.

(k)	Where a document has been submitted to us in draft form it has been or will be executed in the form of the draft examined by us.

3.	On the basis of the foregoing and subject to the qualifications and reservations hereinafter set forth, we are of the following opinion.

(a)	Each Swedish Company is duly incorporated and validly existing as a company limited by shares (Sw: aktiebolag), with capacity to sue and be sued in its own name, with corporate power and authority, the legal right to carry on business and to own property.

(b)	The Target is duly incorporated and validly existing as a company limited by shares (Sw: aktiebolag), with capacity to sue and be sued in its own name, with corporate power and authority, the legal right to carry on business and to own property.

(c)	The STA has been duly authorised by each Swedish Company and has been duly executed by each Swedish Seller.

MANNHEIMER SWARTLING

8 November 2007        5(10)

(d)	To our knowledge, there is no action, suit, proceeding or investigation, against the Target, Coding Technologies Sweden AB (the “Swedish Subsidiary”) or any of the Target’s or the Swedish Subsidiary’s respective senior managers, before any Swedish governmental authority that seeks to prevent, enjoin or materially alter or delay the any of the transactions contemplated by the STA. To our knowledge, there is no judgment, decree or order of any Swedish governmental authority outstanding against any of the Swedish Sellers, the Target, the Swedish Subsidiary or any of the Target’s or the Swedish Subsidiary’s respective senior managers that seeks to prevent, enjoin or materially alter or delay any of the transactions contemplated by the STA. In this opinion the term “to our knowledge” means the actual knowledge of the lawyers of this firm who have been involved in the process of negotiating and finalising the STA and the other documents evidencing the transactions contemplated by the STA as at the date of this opinion, and without any independent investigation of any underlying facts or situations.

(e)	The transfer of the Non-negotiable Certificates under the STA will be perfected against all third party creditors of the relevant sellers of such Non-negotiable Certificates (Sw. erhåller sakrättsligt skydd) when notice of such transfer has been delivered to the Target.

(f)	The transfer of the Negotiable Certificates under the STA will be perfected against all third party creditors of the relevant sellers of such Negotiable Certificates (Sw. erhåller sakrättsligt skydd), provided that the Seller Warrants are handed over to, and will be kept by, the Purchaser in Sweden.

(g)	The choice of the laws of State of Delaware, the United States, to govern the STA is a valid and binding choice of law as between the parties and will be recognised and applied by the courts of Sweden, upon proof of the relevant provisions of foreign law, provided that the courts of Sweden would find that they have jurisdiction in the matter.

4.	The foregoing opinion is subject to the following qualifications and reservations.

(a)	Anything contained in this opinion is subject to all limitations resulting from bankruptcy, insolvency (including, but not limited to, the effects of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings), liquidation, reorganisation (including, but not limited to, stay, pre-emption rights and delays) and similar laws affecting the rights of creditors generally.

MANNHEIMER SWARTLING

8 November 2007        6(10)

(b)	Pursuant to the Swedish Contracts Act, a Swedish court may hold a legal act to be invalid if it has been performed under duress, coercion, fraudulent deception or analogous circumstances.

(c)	The instigation of proceedings in other jurisdictions may preclude the instigation of proceedings in Sweden, if the claims and the parties in both sets of proceedings are substantially the same.

(d)	In proceedings before a Swedish Court, the Swedish Code of Judicial Procedure will apply in respect of, inter alia, service of process, allocation of costs for the proceedings, availability of interim measures and evaluation of evidence. Consequently, provisions in the Operative Documents relating to such matters will be unenforceable to the extent inconsistent herewith. Specifically, without limiting the generality of the foregoing, a provision specifying that a certain determination is conclusive and binding will not prevent judicial inquiry into the merits of any claim by the aggrieved party.

(e)	The enforcement of the rights of a party under an agreement may be limited by mandatory Swedish law, public policy, general statutory time limits or the doctrine of laches.

(f)	This opinion is limited to matters of Swedish law as presently in force and as enacted by Swedish legislative authorities, and no opinion is expressed as to the laws of any other jurisdiction.

(g)	This opinion is given on the basis that it will be governed by, and construed in accordance with, Swedish law.

(h)	In this opinion Swedish legal concepts are described in English terms and not by their original Swedish terms. The concepts concerned may not be exactly identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon on the express condition that any issues of interpretation or liability arising hereunder will be governed by Swedish law and be brought before a Swedish court.

(i)	This opinion is strictly limited to matters stated herein and is not to be read as extending by implication to any other matters in connection with the STA.

MANNHEIMER SWARTLING

8 November 2007        7(10)

This opinion is addressed to its addressee for its own use and benefit and for the use of its legal advisers and the US legal advisors to the Swedish Sellers (without assuming any liability in relation to such advisers) and may not be relied upon by any other person or for any purpose other than in connection with the STA and it is not to be used, circulated, quoted or otherwise referred to for any other purpose.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date set forth in the beginning of this opinion and this opinion speaks only as of that date.

Yours faithfully,

MANNHEIMER SWARTLING ADVOKATBYRÅ

Adam Green	Jesper Johanson

MANNHEIMER SWARTLING

RECHTSANWÄLTE

MANNHEIMER SWARTLING - Wildunger Straße 9 - -60487 Frankfurt am Main Dolby Sweden Holding AB (the “Addressee”)

FRANKFURT AM MAIN

ALEXANDER FOERSTER*

DR. CHRISTIAN BLOTH

OLIVER SCHULTE

DR. JOHANN VON PACHELBEL

OLIVER CLEBLAD

DR. JAN EBERSOHL

ROLAND WEISS

VERENA BEHNKE

NELLI SCHIEBELER

BETTINA KREIMER

DR. CHRISTINA GRIEBELER*

BERLIN

DR. THOMAS KAISER-STOCKMANN, Notar

JÜRGEN BUSCH

DR. MARIA WOLLEH

JULIA KROYMANN

KIRSTIN ULRICH

CARSTEN SCHIPPMANN

MEIKE JOHNSEN

ANJA KÖGEL

THEREZE FALKJÆR JENSEN

DR. JAN VALENTIN DEICHSEL

* Members of the Swedish Bar

OSC	Frankfurt am Main, 4 November 2007

Dear Sirs,

Share Transfer Agreement in relation to the shares in Coding Technologies AB

We act as legal counsel in Germany for certain of the Sellers listed in Schedule A (collectively the “Sellers”, and each of them a “Seller”) in connection with a Share Transfer Agreement in respect of the shares in Coding Technologies AB (the “Target”), dated 8 November 2007 (the “STA”) between Dolby Laboratories, Inc., Dolby Sweden Holding AB, the Sellers, CIMON Investment Manager AB, as Shareholder Representative and U.S. Bank International Association, as Escrow Agent.

MANNHEIMER SWARTLING

Wildunger Straße 9, -60487 Frankfurt am Main    Tel +49 69 974 01 20    Fax +49 69 741 01 43

www.mannheimerswartling.de

STOCKHOLM    GOTHENBURG    MALMÖ    HELSINGBORG    NEW YORK    FRANKFURT    BERLIN     ST. PETERSBURG    MOSCOW    BRUSSELS     SHANGHAI    HONG KONG

MANNHEIMER SWARTLING

2(8)

1.	We have examined the following.

(a)	A copy of the executed STA.

(b)	A copy of a registration certificate of Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung eingetragener Verein (“German Society”), dated 1 November 2007.

(c)	A copy of power of attorney signed by Prof. Dr. Ulrich Buller and by Prof.Dr.-Ing. Hans-Jörg Bullinger on behalf of the German Society to Thomas Doppelberger (born 13 November 1969), and to Martin Seybold (born 14 October 1971), dated 2 / 4 November 2007;

(d)	Undated copies of the following personal identification documents:

(i) German passport (German: Reisepass) of Martin Peter Dietz, born 26 June 1965;

(ii) German identity card (German: Personalausweis) of Andreas Ehret, born 7 October 1969;

(iii) German identity card (German: Personalausweis) of Oliver Kunz (née Dubielzig), born 21 May 1968;

(iv) German identity card (German: Personalausweis) of Stefan Guy Meltzer, born 11 December 1962;

(v) German identity card (German: Personalausweis) of Carsten Tegeler, born 2 March 1967.

(e)	Copies, all dated 8 November 2007, of declarations of consent from Frauke Dietz-Wellhausen, Caroline Ehret, Elke Kunz and Karin Meltzer to the sale and assignment of the shares and warrants held by their respective spouses in Coding Technologies AB;

(f)	Copy of confirmation, dated 8 November 2007, from Carsten Tegeler regarding his marital status.

Our examination has been limited to a review of the above documents and we have made no review of any other documents or certificates.

Each the German Society and the individuals residing in Germany is a “German Seller”.

MANNHEIMER SWARTLING

3(8)

2.	We have assumed the following.

(a)	All signatures (and the identity of all signatories) are genuine, all documents submitted to us are authentic and complete, and all documents submitted to us as certified, conformed, photostatic or fax copies or by e-mail or other electronic transmission conform to the authentic original documents.

(b)	All documents, resolutions, authorisations, powers and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action.

(c)	There are no provisions of the laws, including, but not limited to, public policy or mandatory rules, of any jurisdiction other than Germany, which would have any implications on the opinion we express.

(d)	There are no provisions or other aspects of any agreement or other document, other than the STA, which would have any implications on the opinion we express.

(e)	All factual representations contained in the documents produced to us, or otherwise made to us, are true, accurate and complete, other than representations as to matters upon which we express our opinion herein, and therefore we have made no independent investigations thereof.

(f)	All necessary consents, authorisations and approvals required in any relevant jurisdiction, other than Germany, for the execution of the STA by each of the parties thereto have been, or will be, obtained and all necessary notices, filings, registrations and recordings required in any applicable jurisdiction, other than Germany, in respect of the STA have been, or will be, given or effected in accordance with the laws and regulations of every such applicable jurisdiction.

(g)	Where a document has been submitted to us in draft form it has been or will be executed in the form of the draft examined by us.

(h)	The legal capacity of the persons listed in Section 1.(d) above is not impaired (German: keine Geschäftsunfähigkeit) in the meaning of Section 104 German Civil Code (BGB).

(i)	There are no facts and circumstances that would lead to the applicability of Section 13.65 German civil code (BGB).

MANNHEIMER SWARTLING

4(8)

3.	On the basis of the foregoing and subject to the qualifications and reservations hereinafter set forth, we are of the following opinion.

(a)	The German Society is duly incorporated and validly existing as a registered society (German: eingetragener Verein), with capacity to sue and be sued in its own name, with corporate power and authority, the legal right to conduct legal transactions (German: Rechtsgeschäft) and to own property.

(b)	The STA has been duly authorised by the German Society and has been duly executed by each German Seller.

(c)	Any judgement relating to the STA by the courts of New York against any of the German Sellers would be enforced in Germany, without re-examination or re-litigation of the matter, subject to (i) the New York court having jurisdiction over the case according to German procedural rules (Zivilprocessordnung – German Code of Civil Procedure), (ii) the documents initiating the procedure in New York having been validly served upon the German defendant enabling him to actually defend the claim, (iii) any such judgement of a New York court does not contravene any judgment rendered by a German court or foreign court (to the extend such foreign judgement has to be recognised in Germany) based on prior initiated legal proceedings, and (iv) any such judgement is not contrary to German public policy (German: wesentliche Grundsätze des deutschen Rechts).

(d)	Under German law, the agreement on the exclusive jurisdiction and venue of any federal or state court within County of New York, State of New York contained in section 10.9 of the STA is valid and binding on the German Sellers.

(e)

To our knowledge, there is no action, suit, proceeding or investigation, against the Target, the German Subsidiary or any of the Target’s or the German Subsidiary’s respective Senior Managers, before any Swedish governmental authority that seeks to prevent, enjoin or materially alter or delay the any of the transactions contemplated by the STA. To our knowledge, there is no judgment, decree or order of any Swedish governmental authority outstanding against any of the German Sellers, the Target, the German Subsidiary or any of the Target’s or the German Subsidiary’s respective Senior Managers that seeks to prevent, enjoin or materially alter or delay any of the transactions contemplated by the STA. In this opinion the term “to our knowledge” means the actual knowledge (German: positive Kenntnis) of the lawyers of this firm who have been

MANNHEIMER SWARTLING

5(8)

involved in the process of negotiating and finalising the STA and the other documents evidencing the transactions contemplated by the STA as at the date of this opinion, taking into account that such lawyers have not conducted any independent investigation on such issue or any issue that could indicate the risk or existence of such issue.

4.	The foregoing opinion is subject to the following qualifications and reservations.

(a)	Anything contained in this opinion is subject to all limitations resulting from bankruptcy, insolvency (including, but not limited to, the effects of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings), liquidation, reorganization (including, but not limited to, pre-emption rights and delays) and similar laws affecting the rights of creditors generally.

(b)	This opinion is limited to matters of German law as presently in force and as enacted by German legislative authorities, and no opinion is expressed as to the laws of any other jurisdiction.

(c)	German individuals and societies (German: Vereine) may not validly submit to the jurisdiction of a foreign court unless (i) they act as businessmen (German: Kaufmann) or (ii) at least one other party to the contractual agreement has forum domicilii (German: allgemeiner Gerichtsstand) in Germany.

(d)	The availability of injunction is restricted and such remedy may not always be granted by a German court.

(e)	A foreign judgment may not be enforced to the extent it orders the defendant to pay punitive damages.

(f)	In this opinion German legal concepts are described in English terms and not by their original German terms. The concepts concerned may not be exactly identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon on the express condition that any issues of interpretation or liability arising hereunder will be governed by German law and be brought before a German court.

(g)	This opinion is given on the basis that it will be governed by, and construed in accordance with, German law.

MANNHEIMER SWARTLING

6(8)

(h)	This opinion is strictly limited to matters stated herein and is not to be read as extending by implication to any other matters in connection with the STA.

This opinion is addressed to its addressee for its own use and benefit and for the use of its legal advisers (without assuming any liability in relation to such advisers) and may not be relied upon by any other person or for any purpose other than in connection with the STA and it is not to be used, circulated, quoted or otherwise referred to for any other purpose.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date set forth in the beginning of this opinion and this opinion speaks only as of that date.

Yours faithfully,

MANNHEIMER SWARTLING

Oliver Schulte	Alexander Foerster

EXHIBIT E

AGREEMENT

BY AND AMONG

DOLBY LABORATORIES INC

DOLBY SWEDEN HOLDING AB

CODING TECHNOLOGIES AB

AND

LARS LILJERYD

Dated as of              2007

THIS AGREEMENT (the “Agreement”) is made and entered into as of              2007 by and among Dolby Laboratories Inc, a California corporation (“Parent”), Dolby Sweden Holding AB, a limited liability company organized under the laws of Sweden and registered under no. 556734-9864 (“Purchaser”), Coding Technologies AB, a limited liability company organized under the laws of Sweden and registered under no. 556542-4222 (“Company”), and Lars Liljeryd, a resident of Sweden, Id. No. 510226-1095, Tulegatan 55, SE-113 53 Stockholm (“Lars Liljeryd”), jointly referred to hereunder as “Parties” and individually as “Party”.

RECITALS

A. Parent and Purchaser have on              2007 entered into a Share Transfer Agreement (the “STA”) for the acquisition of the Company.

B. Lars Liljeryd owns Shares in the Company and, as a Seller under the STA, has committed to sell and transfer his Shares to the Purchaser.

C. Lars Liljeryd has gained and will gain access to the Company’s specific knowledge and trade secrets, which may cause the Company considerable harm if used for the benefit of a competing business. Lars Liljeryd has further developed and been instrumental in the development of certain key technology and intellectual property used by the Company.

D. As an inducement to Purchaser to enter into the STA and incur the obligations set forth therein Lars Liljeryd has agreed to enter into and execute this Agreement.

E. For all purposes of and under this Agreement, capitalized terms not otherwise defined herein have the meanings set forth in the STA.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein and the STA, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereto hereby agree as follows:

ARTICLE I

NON-SOLICITATION

For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company, Lars Liljeryd undertakes that he will not, directly or indirectly, during three (3) years from the Closing Date induce or seek to induce any of the Company’s Key Employees, or any key sales managers, to become employed whether as employee, consultant or otherwise by himself, the Sellers or by any controlled portfolio company or subsidiary company of himself or the Sellers.

ARTICLE II

NON-COMPETITION

For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company, Lars Liljeryd undertakes that he will not, within the territories of the European Economic Area, the United States of America, the Peoples’ Republic of China (including Hong Kong and Taiwan), Japan, Korea, Latin America and Australia and during three (3) years from the Closing Date:

(a)	directly or indirectly carry on or be engaged in any business which is of the same or similar type to the business as now carried on by the Company and its Subsidiaries and which is likely to be in competition with the business of the Company and/or any of its Subsidiaries as now carried on (including any technologies or products currently under development) including in particular any projects or activities involving:

(i)	speech coding;

(ii)	audio coding; or

(iii)	enhancements to speech or audio coding, including enhancements achieved via pre-processing or post-processing,

for

(a)	digital radio broadcasting;

(b)	digital television broadcasting;

(c)	mobile cellular devices;

(d)	consumer electronic devices;

(e)	personal computers; or

(f)	online consumer entertainment.

For the avoidance of doubt, it is understood that Lars Liljeryd agrees to refrain from participating in research, development, and /or standards setting activities related to any of these technologies and markets during the aforementioned term to the extent that such activities compete with the Company’s business.

(b)	in competition with the abovementioned business of the Company and/or any of its Subsidiaries as now carried on canvass or solicit the custom or business of any person, firm or company who or which has within three (3) years prior to the date hereof been a regular customer of the Company and/or the Subsidiaries.

ARTICLE III

CHANGE OF CONTROL

Lars Liljeryd and the Company have entered into an employment agreement dated 19 December 2005 (the “Employment Agreement”) pursuant to which Lars Liljeryd is entitled to immediately terminate his employment and receive severance pay if more than 20 per cent of the shares in the Company is acquired by a third party.

For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company, Lars Liljeryd hereby irrevocably waives his right to immediately terminate his employment and receive severance pay pursuant to the Employment Agreement in connection with the Purchaser’s acquisition of the Company under the STA.

ARTICLE IV

IP RIGHTS

Lars Liljeryd and the Company have entered into a Purchase Agreement dated 20 September 1998 pursuant to which the Company purchased inter alia intellectual property, including know-how and patents/patent applications, (Sw. Avtalsföremålet) here defined as “Agreement Subject Matter”, from Lars Liljeryd (“Purchase Agreement”).

For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company, Lars Liljeryd and the Company hereby agree, that Section 7 of the Purchase Agreement, and any rights Lars Liljeryd may have arising from said Section 7 to have the Agreement Subject Matter assigned and transferred back to him is hereby revoked in its entirety and forever abandoned. Further and in addition to the above, Lars Liljeryd hereby undertakes never to challenge the Company’s or any of its successor’s rights to:

(i) the Agreement Subject Matter; or

(ii) the rights to subsequently developed intellectual property based on the Agreement Subject Matter; or

(iii) any intellectual property and inventions beyond the Agreement Subject Matter but developed by LL for CT; or

(iv) the rights to subsequently developed intellectual property or inventions by LL related to the Company’s business.

Lars Liljeryd finally undertakes never to claim any ownership or exploitation rights whatsoever to intellectual property and inventions set forth in (i) – (iv) above. The permanent assignment thereof is confirmed by Lars Liljeryd in Appendix 1 hereto. Lars Liljeryd herewith expressly confirms and acknowledges that no additional payment or consideration of whatever kind is due to him from the Parent, the Purchaser or the Company in connection with aforegoing and the assignment of any such past or future intellectual property or inventions.

ARTICLE V

GENERAL PROVISIONS

The general provisions set forth in the STA, shall, to the extent applicable, also apply to this Agreement.

IN WITNESS WHEREOF, each of the Parent, Purchaser, Company and Lars Liljeryd have executed, or caused this Agreement to be executed, all as of the date first written above.

DOLBY LABORATORIES INC

By:
Name:
Title:

DOLBY SWEDEN HOLDING AB

By:
Name:
Title:

CODING TECHNOLOGIES AB

By:
Name:
Title:

LARS LILJERYD

Lars Liljeryd

Appendix 1

Confirmatory Proprietary Information and Invention Assignment Agreement

I, Lars Liljeryd, Personal Id. No. 510226-1095, hereby confirm that any and all intellectual property rights - including but not limited to inventions, patents, trademarks, designs and copyrights as well as the rights to any registrations or applications for registration thereof and any right to claim priority thereto, and any know-how and proprietary information – created by me and pertaining to Coding Technologies AB’s (Reg. No. 556542-4222) past or present business activities, whether created before or during or in connection with my establishing or ownership of or employment with Coding Technologies AB, or in any other way formally or informally commissioned from me by Coding Technologies AB, including in particular the intellectual property rights contained in the Seller’s Disclosure Schedules to the Share Transfer Agreement pursuant to which Dolby Sweden Holding AB acquires Coding Technologies AB, are hereby or have been validly and with binding effect assigned to Coding Technologies AB (and/or where applicable its group companies) for its sole, exclusive and unlimited ownership.

I further agree to sign all documents necessary to pursue any patents, registrations, or other claims of right to the intellectual property as necessary so that the same may be vested in Coding Technologies AB and its successors in interest. In the event I am unavailable, unable, or for any reason fail to execute such papers, I hereby grant a power of attorney to Coding Technologies AB and its successors in interest to execute such documents on my behalf.

                    , on

Place                         date

Lars Liljeryd

OMITTED ATTACHMENTS TO THE SHARE TRANSFER AGREEMENT

The following attachments to the Share Transfer Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Dolby Laboratories, Inc. hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Dolby Laboratories, Inc. reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION

Schedule A	Schedule of Sellers
Schedule B	Schedule of Share Sellers and Allocation of Sellers’ Shares
Schedule C	Schedule of Warrant Sellers and Allocation of Seller Warrants
Schedule D	Schedule of Debenture Holders and Allocation of Company Convertible Debentures
Schedule E	Schedule of Key Employees
Schedule F	Schedule of Assignment Agreement Signer
Schedule 2.2(a)	Schedule of Per Seller Purchase Price
Schedule 2.2(b)	Schedule of Per Seller Warrant Purchase Price
Schedule 2.5	Schedule of Withholding Taxes
Schedule 6.10(a)	Schedule of Excluded Third Party Expenses
Schedule 6.10(b)	Statement of Expenses
Schedule 6.11	Allocation Certificate
Schedule 7.2(d)(i)	Schedule of Third Party Contract Consents
Schedule 7.2(d)(ii)	Schedule of Third Party Contract
Terminations and Modifications
Schedule 7.2(d)(iii)	Schedule of Third Party Contract Notice Requirements
Schedule 7.2(e)	Schedule of Individuals to Sign Proprietary Rights Agreements
Schedule 7.2(t)	Confirmation of Payment Arrangements for Certain of Service Providers Related to Third Party Expenses
Schedule 7.4(a)(x)	Schedule of Agreements Incurring Obligations in Favor of Sellers
Schedule 8.2(a)(xii)	Schedule of Specified Contractual Liabilities
Schedule 8.3(d)(iv)	Schedule of Exclusions from Indemnification
Schedule 11.1(gg)	Schedule of Certain Customers
Schedule 11.1(bbbbb)	Schedule of Minority Holders
Schedule 11.1(nnnnnnn)	Schedule of Subsidiaries of the Company
Schedule 11.1(xxxxxx)	Schedule of Senior Managers